Exhibit D

CURRENT DESCRIPTION OF THE REPUBLIC

TABLE OF CONTENTS

INTRODUCTION	D-4
MAP OF BRAZIL	D-4
SUMMARY	D-5
RECENT DEVELOPMENTS	D-8
COVID-19	D-8
THE FEDERATIVE REPUBLIC OF BRAZIL	D-8
Population Political Developments	D-8 D-8
Foreign Affairs, International Organizations, and International Economic Cooperation Employment and Labor	D-11 D-11
Social Security	D-12
Environment	D-12
THE BRAZILIAN ECONOMY	D-14
Economy in 2023	D-14
Gross Domestic Product	D-14
Principal Sectors of the Economy	D-15
FINANCIAL SYSTEM	D-15
Monetary Policy and Money Supply	D-15
Foreign Exchange Rates	D-15
Financial Institutions	D-15
Banking Supervision	D-16
Securities Market BALANCE OF PAYMENTS	D-16 D-16
PUBLIC FINANCE	D-17
Fiscal Balance Taxation and Revenue Sharing Systems	D-19 D-20
Golden Rule	D-20
PUBLIC DEBT	D-20
Public Debt Indicators	D-20
Public Debt Management	D-22
Internal Public Debt	D-22
Regional Public Debt (State and Municipal)	D-22
Rating Agencies	D-22
THE FEDERATIVE REPUBLIC OF BRAZIL	D-23
Geography and Population	D-23
Form of Government	D-24
Political Developments	D-25
Foreign Affairs, International Organizations and International Economic Cooperation	D-27
Employment and Labor	D-27
Social Security	D-28
State-Owned Enterprises	D-28
Environment	D-29
Education	D-30
Wealth and Income Distribution	D-30
Antitrust	D-31
Anticorruption Laws	D-31
Incentives for Private Investment	D-32
THE BRAZILIAN ECONOMY	D-33
COVID-19	D-33
Historical Background	D-34
Economy in 2022	D-34
Principal Sectors of the Economy	D-37
THE FINANCIAL SYSTEM	D-41

General	D-41
Monetary Policy and Money Supply	D-41
Foreign Exchange Rates and Exchange Controls	D-43
Financial Institutions	D-44
Banking Supervision	D-45
Securities Markets	D-47
BALANCE OF PAYMENTS	D-48
Current Account	D-49
Financial Account	D-55
Reserve Assets	D-56
PUBLIC FINANCE	D-58
General	D-58
Budget Process	D-60
Budget	D-61
Federal Government Programs	D-61
Taxation and Revenue Sharing Systems	D-61
Fiscal Responsibility Law	D-62
Fiscal Crime Law	D-63
PUBLIC DEBT	D-64
General	D-64
Public Debt Indicators	D-64
Public Debt Management	D-67
Internal Public Debt	D-67
External Public Debt	D-68
Regional Public Debt (State and Municipal)	D-69
External Debt Restructuring and Debt Record	D-71
Rating Agencies	D-71
TABLES AND SUPPLEMENTARY INFORMATION	D-72

Exhibit D

LIST OF TABLES

Table No. 1 Selected Brazilian Economic Indicators	D-5
Table No. 2 Primary Balance of the Central Government	D-17
Table No. 3 Expenditures of the National Treasury by Function	D-18
Table No. 4 Principal 2023 Budget Assumptions	D-19
Table No. 5 Principal 2024 Budget Assumptions	D-19
Table No. 6a Income Tax Rates for 2023	D-20
Table No. 6b Federal Public Debt Profile	D-21
Table No. 7 Annual Borrowing Plan 2023	D-21
Table No. 8 Brazilian Population Distribution by Age and Gender	D-23
Table No. 9 Social Indicators	D-24
Table No. 10 GDP at Current Prices - Demand Side	D-36
Table No. 11 GDP at Current Prices - Supply Side	D-36
Table No. 12 Real Growth (or Decline) at Current Prices by Sector	D-37
Table No. 13 Annual Changes in Industry Production	D-37
Table No. 14 Broad National Consumer Price Index (IPCA)	D-42
Table No. 15 Percentage Increases/Decreases in Monetary Base and Money Supply	D-43
Table No. 16 Foreign Exchange Transactions	D-44
Table No. 17 Commercial Exchange Rates	D-44
Table No. 18 Market Activity on B3	D-47
Table No. 19 Balance of Payments	D-48
Table No. 20 Principal Foreign Trade Indicators	D-49
Table No. 21 Exports by Region (FOB Brazil)	D-50
Table No. 22 Brazilian Exports (FOB)	D-50
Table No. 23 Exports (FOB Brazil)	D-51
Table No. 24 Imports by Region (FOB Brazil)	D-52
Table No. 25 Brazilian Imports (FOB)	D-53
Table No. 26 Imports (FOB Brazil)	D-54
Table No. 27 Foreign Direct and Portfolio Investment in Brazil	D-55
Table No. 28 External Financing Needs	D-56
Table No. 29 International Reserves (International Liquidity Metric)	D-56
Table No. 30 International Reserves (Cash Metric)	D-57
Table No. 31 Public Sector Borrowing Requirements	D-58
Table No. 32 Public Sector Debt	D-65
Table No. 33 Federal Public Debt Indicators	D-66
Table No. 34 Federal Public Debt Results and Annual Borrowing Plan 2022	D-67
Table No. 35 External Public Debt Buyback Program	D-68
Table No. 36 External Federal Public Debt	D-69
Table No. 37 External Direct Debt of the Federal Government	D-72
Table No. 38 External Debt Guaranteed by the Federal Government	D-76
Table No. 39 Internal Securities Debt of the Republic	D-77

INTRODUCTION

In this report, references to “dollars”, “U.S. Dollars”, “US$” and “$” are to United States dollars, and references to “Real”, “Reais” and “R$” are to Brazilian Reais. References herein to “nominal” data are to data expressed in Reais that have not been adjusted to inflation, and references to “real” data are to data expressed in Reais that have been adjusted to inflation. The fiscal year of the federal government of Brazil (the “Federal Government”) ends December 31 of each year. The fiscal year ended December 31, 2022, is referred to herein as “2022”, and other years are referred to in a similar manner. Tables herein may not add up due to rounding.

The information included herein reflects the most recent information available at the time of filing.

MAP OF BRAZIL

SUMMARY

The following is a summary of Brazil’s economic indicators for the period 2018–2022. The following summary does not purport to be complete and is qualified in its entirety by the more detailed information appearing elsewhere herein.

Table No. 1

Selected Brazilian Economic Indicators

	2018		2019		2020		2021		2022
Gross Domestic Product (“GDP”):
(in billions of current R$)	R$	7,004.1	R$	7,389.1	R$	7,609.6	R$	8,898.7	R$	9,915.3
(in US$ billions current prices) (1)	US$	1,916.2	US$	1,872.8	US$	1,475.5	US$	1,649.5	US$	1,919.7
Real GDP Growth (or decline) (2)		1.8%		1.2%		(3.3)%		5.0%		2.9%
Population (million)(3)		208.5		210.1		211.8		213.3		203.1
GDP Per Capita (in US$ current prices)	US$	9,190.7	US$	8,911.9	US$	6,968.1	US$	7,732.5	US$	8,936.2
Unemployment Rate(4)		12.4%		12.0%		13.8%		13.2%		9.3%
IPCA Rate (5)		3.8%		4.3%		4.5%		10.1%		5.8%
IGP-DI Rate (6)		7.1%		7.7%		23.1%		17.7%		5.0%
Nominal Exchange Rate Change (7)		17.1%		4.0%		28.9%		7.4%		(6.5)%
Domestic Real Interest Rate (8)		2.6%		1.6%		(1.7)%		(5.1)%		6.2%
Balance of Payments (in US$ billions)
Exports		239.5		225.8		210.7		284.0		340.3
Imports		196.1		199.3		178.3		247.6		296.2
Current Account		(54.8)		(68.0)		(28.2)		(46.4)		(53.6)
Capital Account		0.4		0.4		4.1		0.2		0.2
Financial Account		(55.8)		(67.3)		(16.3)		(50.2)		(55.4)
Reserve Assets		2.9		(26.1)		(14.2)		14.0		(7.3)
Total Official Reserves(15)		387.0		366.9		362.0		363.7		337.7
Public Finance (% of GDP) (9)
Central Government Primary Balance (10)		1.7%		1.2%		9.8%		0.4%		(0.6)%
Consolidated Public Sector Primary Balance (11)		1.6%		0.8%		9.2%		(0.7)%		(1.3)%
Federal Public Debt (in R$ billions)
Domestic Federal Public Debt (DFPD or DPMFi)	R$	3,728.9	R$	4,083.2	R$	4,766.2	R$	5,348.9	R$	5,699.0

External Federal Public Debt (EFPD or DPFe)	R$	148.2	R$	165.7	R$	243.5	R$	264.7	R$	252.5
Federal Public Debt as % of Nominal GDP		55.4%		57.5%		65.8%		63.1%		60.0%
Total Federal Public Debt (in R$ billions) (12)	R$	3,877.1	R$	4,248.9	R$	5,009.6	R$	5,613.7	R$	5,951.4
General Government Gross and Net
General Government Gross Debt (GGGD or DBGG) (in R$ billions) (13)	R$	5,272.0	R$	5,500.1	R$	6,615.8	R$	6,966.9	R$	7,224.9
DBGG as % of GDP		75.3%		74.4%		86.9%		78.3%		72.9%
Public Sector Net Debt (NPSD or DLSP) (in R$ billions) (14)	R$	3,695.8	R$	4,041.8	R$	4,670.0	R$	4,966.9	R$	5,658.0
DLSP as % of GDP		52.8%		54.7%		61.4%		55.8%		57.1%

Note: Numbers may not total due to rounding

(1)	Converted into U.S. dollars based on the weighted average exchange rate for each applicable year, estimated as of December of each year.
(2)	Cumulative over four quarters per year.
(3)

Except for 2022, which values are from the 2022 census, figures are estimated. Estimates for the years in which there is no census are based on the last available census (which, in this case, was the 2010 census). The 2010 census predicted an average annual population growth rate of 0.7%, although the actual annual growth rate observed in the 2022 census was 0.52%, the lowest historical value. As such, the population growth rate estimate in 2021 was based on the prediction in the 2010 census. As the actual population growth rate has been lower than predicted, actual population size, as shown in the 2022 census, is lower than projected between 2010 and 2021. Additionally, and quite importantly, the estimate in 2021 did not account for the deaths caused by the COVID-19 pandemic.

(4)	Annual average unemployment rate.
(5)

Broad National Consumer Price Index (Índice de Preços ao Consumidor Amplo or “IPCA”), as reported by the National Bureau of Geography and Statistics (Fundação Instituto Brasileiro de Geografia e Estatística or “IBGE”)

(6)

The General Price Index-Domestic Supply (Índice Geral de Preços-Disponibilidade Interna or “IGP-DI”) is one of multiple inflation indicators used in Brazil (IGP-DI being one of the most widely used). The IGP-DI is calculated by the Getúlio Vargas Foundation, an independent research organization.

(7)	Year-over-Year percentage change of the nominal exchange rate: (+) depreciation or (-) appreciation of the Real against the U.S. Dollar (sell side).
(8)	“Domestic Real Interest Rate” represents the accumulated Selic rate (Sistema Especial de Liquidação e Custódia or “Selic”), adjusted to exclude effects of IPCA.
(9)

Calculated using the “below the line” financial method, with respect to changes in the public sector’s total net debt (domestic or external). Surpluses are represented by negative numbers and deficits are represented by positive numbers.

(10)

“Central Government” includes (i) the National Treasury (Secretaria do Tesouro Nacional); (ii) the Social Security System (Sistema da Previdência Social); and (iii) the Central Bank. “Primary Balance” represents revenues minus expenditures, excluding interest expenditures on public debt.

(11)

“Consolidated Public Sector” includes (i) the Central Government, Regional Governments (including state and municipal governments); and (ii) the state-owned enterprises, with the exception of Petróleo Brasileiro S.A.—Petrobras (“Petrobras”) and Centrais Elétricas Brasileiras S.A.—Eletrobras (“Eletrobras”), which was partially privatized in 2022. “Primary Balance” represents revenues minus expenditures, excluding interest expenditures on public debt.

(12)	Total Federal Public Debt, as reported by the National Treasury.
(13)

“General Government Gross Debt” (“General Government Gross Debt” or “DBGG”) defined as private- and public-sector financial debt of the federal, state and municipal governments, with the exception of (i) state-owned company debt (at all government levels); and (ii) Central Bank liabilities.

(14)

“Public Sector Net Debt” (“Public Sector Net Debt” or “DLSP”) refers to total liabilities of the non-financial public sector as deducted from public sector financial assets held by (i) non-financial private agents; (ii) public financial agents; and (iii) private financial agents. DLSP includes Central Bank assets and liabilities including international reserves and the monetary base.

(15)	As of December 31 of the year indicated.

Source: IBGE; Getúlio Vargas Foundation; Central Bank; National Treasury.

RECENT DEVELOPMENTS

COVID-19

As of August 26, 2023, Brazil had reported 37.8 million confirmed cases of COVID-19, since the beginning of the COVID-19 pandemic, of which 705,313 were fatal (resulting in a 335.6 per 100,000 inhabitants COVID-19 mortality rate in the country). As of September 10, 2023, 84.9% of the Brazilian population had completed the first full COVID-19 vaccination cycle (two doses) and 90.9% of the population had received at least one dose of the COVID-19 vaccine. As of September 10, 2023, 55.8% of the population had also received a third dose of the COVID-19 vaccine.

The Republic began administering a bivalent COVID-19 vaccine on February 27, 2023. This vaccine improves immunity against the original strain virus and against the Omicron variant. The vaccine has a safety and efficacy profile similar to that of monovalent vaccines. The bivalent booster doses were first given to people at higher risk of developing severe forms of COVID-19, such as senior citizens over 60 years and people with disabilities and, on April 24, 2023, it was extended to citizens older than 18 years old. As of September 10, 2023, 16.04% of the population had received the bivalent COVID-19 vaccine booster.

THE FEDERATIVE REPUBLIC OF BRAZIL

Population

As of August 1, 2022, according to the 2022 census conducted by the Brazilian Institute of Geography and Statistics (IBGE, for its acronym in Portuguese), Brazil’s population was 203.1 million. Population figures for the years in which there is no census are estimates based on the last available census, which in the case of years 2011 through 2021, was the 2010 census. The 2010 census predicted an average annual population growth rate of 0.7%, although the actual annual growth rate observed in the 2022 census was 0.52%, the lowest historical value. As such, the population growth rate estimate in 2021 was based on the prediction of the 2010 census. As the actual population growth rate has been lower than predicted, actual population size, as shown in the 2022 census, is lower than projected between 2010 and 2021. Additionally, and quite importantly, the estimate in 2021 did not account for the deaths caused by the COVID-19 pandemic.

Political Developments

Lava Jato Operation

On May 30, 2023, following disciplinary complaints against, on one side, the federal judge Eduardo Appio of the 13th Federal Court of Curitiba and, on the other, judge Marcelo Malucelli of the state of Paraná regional court (TRF4, for its acronym in Portuguese), then both responsible for the remaining processes of the Lava Jato Operation, the National Council of Justice (CNJ, for its acronym in Portuguese) commenced an audit to investigate allegations of misconduct and irregularities in the performance of their official duties. The cases involve Marcelo Malucelli’s relations to former judge Sergio Moro, and judicial decisions regarding the defendant Rodrigo Tacla Duran, who claims that he was extorted by then-judge Sergio Moro during Lava Jato lawsuits. Following the CNJ decision, on July 3, 2023, the internal compliance office (Corregedoria) of the National Council of the Public Prosecutor’s Office (CNMP, for its acronym in Portuguese) also decided to carry out an extraordinary audit of the units of the Public Prosecutor’s Office of Paraná, working with the 13th Federal Court of Curitiba. On July 18, 2023, the internal compliance office (Corregedoria) of the CNJ opened a disciplinary complaint to investigate the conduct of federal judge Gabriela Hardt, who served on the 13th Federal Court of Curitiba for alleged bias in conducting lawsuits and violation of the principle of impartiality.

Investigations into Antidemocratic Acts

On January 8, 2023, demonstrators invaded the Planalto presidential palace, the National Congress and the Federal Supreme Court (Supremo Tribunal Federal or the STF, for its acronym in Portuguese) in Brasilia, the capital of Brazil. About three hours after the invasion had begun, the police were able to gain control of the riot.

As of January 9, 2023, Ibaneis Rocha, governor of the Federal District, had been removed from office for 90 days amid allegations that local forces under his control had intentionally failed to stop the invasion of key government buildings during the January 8, 2023 riot. On March 15, 2023, STF judge Alexandre de Moraes authorized Ibaneis Rocha to return to office while investigations into his behavior are ongoing.

On January 14, 2023, former Federal District Security Secretary, Anderson Torres, was arrested by the Federal Police on allegations of collaboration in the antidemocratic acts. On May 11, 2023, STF judge Alexandre de Moraes authorized Torres’ release from prison. Investigations into the allegations against him are ongoing.

On May 25, 2023, Congress opened a parliamentary probe (Comissão Parlamentar Mista de Inquérito or CPMI) to investigate malfeasance and involvement in the January 8, 2023 antidemocratic acts. The Commission has summoned to testify, among others, the following: Silvinei Vasques, former director of the Highway Patrol Police (PRF, for its acronym in Portuguese); George Washington de Oliveira Sousa, who is under investigation for an attempt to set up a bomb attack in the Brasilia airport on December 24, 2022; Jean Lawand Junior, Army colonel; and Mauro César Barbosa Cid, former assistant to former president Jair Bolsonaro. On August 17, 2023, the CPMI summoned Walter Delgatti Neto, a hacker that is alleged to have taken a series of actions oriented to cast doubt on the electoral process in response to requests made by former president Jair Bolsonaro.

On June 26, 2023, the STF initiated hearings of 232 criminal prosecutions of individuals for the antidemocratic acts of January 8, 2023. Hearings on 228 of these prosecutions were concluded on August 1, 2023. The individuals were provided five days to analyze the content of the prosecution before the case files were returned to judge Alexandre de Moraes for analysis and potential additional requests for information from the parties. Judge Alexandre de Moraes then had a 15-day deadline to assert the final allegations. On August 21, 2023, the STF accepted indictments on an additional 70 charges brought forward by the General Prosecutor of the Republic (PGR, for its acronym in Portuguese) on persons involved in the January 8 antidemocratic acts.

On June 27, 2023, the Federal Police began the thirteenth phase of investigation “Lesa Pátria” (or “crimes against the State”). This investigation seeks to identify who participated in, financed, or in some way encouraged actions that culminated in the plundering of the National Congress, the Planalto presidential palace and the Federal Supreme Court buildings on January 8, 2023. The persons suspected of these acts could be charged with crimes, such as attempting a coup d’etat, qualified damage to property (dano qualificado), criminal association, and criminal incitement.

Other Investigations

On February 10, 2023, Cármen Lúcia, an STF judge, referred five lawsuits against former president Jair Bolsonaro to the Federal Regional Court of the 1st Region in the Federal District. The lawsuits, presented by members of Congress and civil society organizations, called for the investigation of the former president for statements threatening the Judicial branch and promoting an institutional rupture in the country during Independence Day celebrations on September 7, 2022. On June 12 and 19, 2023, Dias Toffoli, an STF judge, referred two of these lawsuits to the Federal Regional Court of the 1st Region in the Federal District in which former president Jair Bolsonaro had been accused, in one suit, of insult and incitement and, in the other, of the crime of rape. The other three lawsuits against the former president were also referred to lower-level courts considering Bolsonaro is no longer president.

On May 3, 2023, STF judge Alexandre de Moraes authorized a series of measures including search and seizure warrants of former President Jair Bolsonaro’s house in Brasilia and an arrest warrant for his former assistant, Mauro Cid, who is under investigation for an alleged criminal association for falsification of official COVID-19 immunization records.

On August 11, 2023, Federal Police launched Operation Lucas 12:2, into alleged incidents of criminal embezzlement and money laundering. The individuals under investigation are suspected of having used their positions to illegally sell goods abroad, which had been delivered by foreign authorities to representatives of the Brazilian State in their official capacities. As part of the investigation, on August 18, 2023, STF judge Alexandre de Moraes authorized access to banking and other confidential information of former president Jair Bolsonaro and his wife Michele Bolsonaro.

Cabinet Changes

On April 19, 2023, Gonçalves Dias, head of the Institutional Security Bureau (GSI, for its acronym in Portuguese), resigned after footage of him in the presidential palace during the January 8, 2023 riot leaked. On May 4, 2023, Marcos Antonio Amaro dos Santos took office as the new head of the GSI.

On July 14, 2023, Celso Sabino took office as Tourism Minister, replacing former Minister Daniela Carneiro.

On August 29, 2023, President Luiz Inácio Lula da Silva announced the creation of a new Ministry for Small and Medium Enterprises, the 38th Ministry in his administration. The Ministry will have the mandate to foster and strengthen small entrepreneurship in Brazil.

2022 Federal and State Elections

On June 30, 2023, former president Jair Bolsonaro was deemed ineligible to hold office for eight years by the Superior Electoral Court (TSE, for its acronym in Portuguese). The former president was condemned for abuse of political power and misuse of media for holding, and broadcasting by government media, a meeting with foreign ambassadors on July 18, 2022, in which he made allegations raising suspicions about the reliability of the vote-counting process.

Legislative Reforms

Tax Reform

On July 7, 2023, the Lower House approved the main text of the Tax Reform legislation in a second round of voting, aiming to simplify the Brazilian tax framework. The bill was sent to the Senate, where, because it is an amendment to the federal constitution, it must also be voted on in two rounds. The main features of the reform include (i) merging five levies into two value-added tax (VAT) rates (one federal and one regional), defined by complementary law (lei complementar); and (ii) changing tax collection from a tax on production to a tax on consumption.

On July 7, 2023, the Lower House passed a bill changing tax trial rules within Brazil’s Federal Administrative Council of Tax Appeals (Carf, for its acronym in Portuguese), which hears taxpayers’ administrative cases. The bill gives back to the Ministry of Finance representative on the Carf tax appeal board final decision-making authority in cases of a tied vote between members of the initial panel hearing a case.. In April 2020, with the approval of Law No. 13.988/20, the power had been awarded to the appealing taxpayer. On August 30, 2023, the bill was approved by the Senate and sent for presidential enactment. The government expects this reversal to result in an increase of around R$59 billion in revenues in 2023.

Sanitation and Sewage Regulatory Framework

On July 12, 2023, after negotiations with Congress, President Luiz Inácio Lula da Silva issued a series of decrees revoking earlier decrees which had modified the Sanitation and Sewage Regulatory framework adopted in 2020. Among the controversial points of the earlier decrees had been the expansion of the possibility of private investment in basic sanitation projects due to the end of a 25% limit on private participation in undertakings in public sanitation projects. The July decrees reestablished the 25% limit and also allowed state-owned companies to intervene without bidding in metropolitan regions.

Public Spending Caps

The proposal for a new fiscal framework, which aims to bring the fiscal deficit to zero by 2024, was approved on May 24, 2023, by the Lower House and, later, on June 21, 2023, by the Senate. The new fiscal rule that replaces the spending cap limits the increase in expenditures to 70% of the increase in revenue over the previous 12 months. This new framework combines a spending limit that is more flexible than the spending cap with a primary result target (result of public accounts without interest on public debt). Moreover, the increase in expenditures would be limited to a range between 0.6% and 2.5% above inflation per year. On August 22, 2023, the bill was approved by Congress and on August 31, 2023, it was enacted by the President. For more information on the former spending cap, see “Public Finance”.

Gambling Regulations

On July 25, 2023, the federal government issued a provisional measure regulating online sports betting. The main feature of the regulation is the implementation of an 18% tax rate on the net revenue of online betting companies.

Federal Supreme Court

On July 5, 2023, Cristiano Zanin Martins was officially confirmed as a STF judge replacing judge Ricardo Lewandowski, who retired.

Foreign Affairs, International Organizations, and International Economic Cooperation

Brazil is currently negotiating to become a full member of the Organization for Economic Cooperation and Development (OECD). This step is expected to expand the country’s integration into the global economy by improving the domestic business environment and aligning public policies with best international practices. It may also contribute to inclusive and sustainable growth in Brazil and encourage structural reforms aimed at improving governance, increasing transparency, refining public policies, and strengthening society’s confidence in Brazilian institutions. There is also a probability that the full membership may expand opportunities for international cooperation focused on innovation and productivity, increasing Brazilian competitiveness on a global scale.

Mercosul is currently negotiating a trade agreement with the European Union.

Employment and Labor

Employment Levels

From July 1, 2023 through July 31, 2023, formal employment increased by 0.33%, with the creation of 142,702 jobs, compared to an increase of 0.54% from July 1, 2022 through July 31, 2022, with the creation of 225,016 jobs in the period.

In the second quarter of 2023, the unemployment rate in Brazil was 8.0%, a decrease of 0.8 percentage points compared to the first quarter of 2023, and a decrease of 1.3 percentage points compared to the second quarter of 2022.

Wages

From May 1, 2023, the minimum monthly wage was adjusted to R$1,320.00, an increase of 1.38% relative to the April 2023 value (R$1,302.00) and of 8.91% relative to the December 2022 value (R$1,212.00).

On August 28, 2023, Law No. 14,663, which establishes a rule for real minimum wage adjustments, was enacted. By the new rule, from January 1, 2024 on, minimum wages will be adjusted by the previous year inflation plus the GDP growth of two years ago.

On May 12, 2023, President Luiz Inácio Lula da Silva approved a law that allows the federal government to transfer R$ 7.3 billion to states and municipalities in 2023 to fund the new nursing professionals minimum wage. The funding will be provided by the capitalization of the Social Fund, created by Law No. 12.351/2010 to allocate resources from oil exploration to health and other social areas. For more information see “Federative Republic of Brazil—“Political Developments”.

Social Security

As of July 31, 2023, the monthly benefits paid by the Brazilian Social Security System accumulated in the preceding 12-month period increased by 7.9% compared to the immediately prior 12-month period (in real terms). The benefits paid by the Brazilian Social Security System in the one-month period ended July 31, 2023 increased by 41.7% when compared to the one-month period ended July 31, 2022 (in real terms).

Environment

As of June 2023, areas in the Amazon under deforestation have decreased by 33% relative to December 31, 2022. It is the first drop after a five-year period of increases.

On May 24, 2023, the provisional measure that established President Luiz Inácio Lula da Silva’s cabinet was altered by Congress. The alterations included reassigning indigenous land demarcation responsibility from the Ministry of Indigenous Affairs to the Ministry of Justice and reassigning rural land registry responsibility from the Ministry of Environment and Climate Change to the Ministry of Agriculture. The move shifts the socio-environmental administrative structure of President Luiz Inácio Lula da Silva’s administration by stripping the authority of the Ministry of Indigenous Peoples (MPI) to demarcate, or legally recognize, indigenous territories. On May 30, 2023, the Lower House approved a bill (PL 490/2007) that limits indigenous land recognition to territories proven occupied by indigenous population in 1988. This legislation still needs Senate approval to come into force. The constitutionality of this question is also being analyzed by the STF, where such trial was suspended on June 7, 2023, due to a request for review by judge André Mendonça.

On March 30, 2023, the Federal Revenue of Brazil published Normative Instruction No. 2138, which makes the issuance of an electronic receipt for gold financial assets mandatory. This document registers operations with gold as a financial asset or exchange instrument. On April 4, 2023, the STF suspended, on a precautionary basis, a section of Law No. 12844/2013 that presumed the legality of gold traded in Brazil and the good faith of gold buyers. These measures are considered major advances in the fight against financial support for illegal gold mining activities, especially in regions such as the Amazon, and are expected to curb illegal actions that harm the environment, the Brazilian people and the country’s economy.

In May 2023, the Ministry of Finance announced that a green transition plan was being discussed with President Luiz Inácio Lula da Silva and would be a priority for the government agenda in the second half of 2023. The plan includes 100 initiatives in six strategic branches for staggered implementation, including a law to create a regulated carbon emissions market.

Petrobras requested authorization from the Brazilian Institute of the Environment and Renewable National Resources (Instituto Brasileiro do Meio Ambiente e dos Recursos Naturais Renováveis or “IBAMA”) to carry out oil and gas drilling tests in an offshore area located 500km from the mouth of the Amazon River, close to the states of Amapá and Pará. IBAMA denied the request, citing, among other reasons, that the documentation presented would not ensure the protection of the region’s biological diversity or the safety of indigenous communities. On May 25, 2023, Petrobras resubmitted the request to IBAMA for a new evaluation, which is still pending.

Brazil’s Sovereign Sustainable Bond Framework

Considering Brazil’s sustainable development agenda, which mobilizes various stakeholders and federal agencies, the Federal Government established, through Decree No. 11.532, on May 16, 2023, the Sovereign Sustainable Finance Committee (CFSS, for its acronym in Portuguese), a permanent panel under the purview of the Ministry of Finance. On September 5, 2023, Brazil approved its sovereign sustainable bond framework (“Brazil’s Sovereign Sustainable Bond Framework” or “the Framework”), which contemplates that amounts at least equivalent to the net proceeds of sustainable sovereign bonds issued under the Framework may be allocated, through virtual allocation1, to eligible expenditures in one of the following categories (subcategories defined in the Framework):

Environmental:

(i)	pollution prevention and control;

(ii)	renewable energy;

(iii)	energy efficiency;

(iv)	clean transport;

(v)	sustainable management of living and natural resources and land use;

(vi)	terrestrial and aquatic biodiversity;

(vii)	sustainable management of water and effluents;

(viii)	adaptation to climate change; and

(ix)	circular economy adapted products, production technologies and processes.

Social:

(i)	social-economic development and empowerment;

(ii)	food security and sustainable food systems;

(iii)	employment generation;

(iv)	access to affordable housing;

(v)	access to basic infrastructure.

These categories have been defined in line with the International Capital Market Association’s (“ICMA”) Green Bond Principles 2021, Social Bond Principles 2023, and Sustainability Bond Guidelines 2021. The Framework also commits that any expenditure related to the following activities will be excluded from eligible categories:

(i)	government assistance and subsidies given to civil and military servants (housing assistance, pensions, retirement, medical and health plans, indemnity benefits);

(ii)	public utility advertising;

(iii)	indemnities or penalties linked to compliance with court decisions;

(iv)	alcohol for consumption, arms, tobacco or gambling industry;

(v)	weapons industry;

(vi)	planning or construction of airport infrastructure;

(vii)	planning or construction of maritime port infrastructure and maritime transport;

(viii)	highway planning or construction;

(ix)	mining;

(x)	inorganic or synthetic fertilizers, pesticides, or herbicides;

(xi)	extraction, transport, trade or generation of energy from mineral coal;

(xii)	extraction, transport, trade, generation of energy or production of fuels from oil, natural gas and derivatives;

(xiii)	construction, or generation of energy, from nuclear power plants;

(xiv)	any project or activity that directly or indirectly violates the rights of indigenous peoples, and traditional peoples and communities;

(xv)	any project or activity that is directly or indirectly linked to human rights violations, child labor and forced labor;

(xvi)	direct waste incineration;

(xvii)	production or commercialization of any product or activity considered illegal under national or international laws or regulations, conventions and agreements signed by Brazil.

[1]

The virtual allocation is carried out based on evidence that net proceeds in an amount equivalent to the bond issued have been/will be allocated to eligible expenses, without direct connection and not necessarily constituting a new budget source.

The Federal Government, through the CFSS, will publish updated information on the allocation of an amount equal to the net proceeds of any sustainable bonds issued under the Framework through full allocation and impact reports as well as continuous monitoring of the assessment of eligible projects’ adherence to the Framework, as further indicated in the Framework.

In line with international market standards for issuances of sustainable bonds, the Federal Government submitted the Framework to external review by Morningstar Sustainalytics (“Sustainalytics”) to confirm its alignment with ICMA principles and guidelines. Sustainalytics is a company specializing in providing second-party opinions (“SPO”) for issuances of green, social and/or sustainability bonds. The SPO on this Framework is available on the National Treasury website.

THE BRAZILIAN ECONOMY

Economy in 2023

Throughout 2023, the challenging global economic scenario due to inflation and elevated interest rates, which could lead to a slowdown or even a recession in the United States and/or Europe, is likely to continue to exert pressure on the Brazilian economy. The recovery of growth in the Chinese economy in 2023 is expected to only compensate partially for the downward effects on the Brazilian economy stemming from economic scenario in the United States and Europe. At the domestic level, the Federal Government has made progress with the reform agenda, such as tax reform, preserving microeconomic advances of recent years, and reinforcing the commitment to fiscal sustainability. In May 2023 the Ministry of Finance revised upward its forecast for economic growth for 2023 from 1.6% to 1.9%. In July 2023, growth expectations were once more revised upward from 1.9% to 2.5% in light of positive growth results in the first quarter of 2023 and lower expectations for future interest rates. Inflation expectations were revised downwards from 5.58% to 4.85%. There is no assurance that such forecasts will prevail, and it is likely that such outcomes will vary.

Novo PAC

On August 11, 2023, President Luiz Inácio Lula da Silva launched a new growth acceleration program (Novo Programa de Aceleração do Crescimento – or PAC, for its acronym in Portuguese) which is expected to invest R$1.7 trillion across all Brazilian states, R$1.4 trillion of which will be invested from 2023 through 2026, and the remaining R$0.3 trillion to be invested after 2026. These investments add up to: (i) R$371 billion in federal government resources; (ii) R$343 billion in state-owned companies’ resources; (iii) R$362 billion in financing; and (iv) R$612 billion in private sector resources. The program intends to foster joint and committed efforts towards ecological transition, neo-industrialization, socially inclusive growth, and environmental sustainability.

Gross Domestic Product

In the first quarter of 2023, GDP increased by 1.8%, compared to the fourth quarter of 2022. Compared to the first quarter of 2022, GDP increased by 4.0% in the first quarter of 2023, measured on a cumulative 12-month basis. The GDP results from the first quarter of 2023 were mainly influenced by the agriculture sector, which grew by 21.6%, the highest increase since the fourth quarter of 1996. Growth in the agriculture sector is partially explained by climate conditions that negatively impacted the agricultural sector performance in the fourth quarter of 2022; by a seasonal effect (for example, soybeans, which represent approximately 70% of the crops harvested in the first quarter of 2023, are usually concentrated in the first half of the year); and by a record soybean harvest (IBGE forecasts a 24% growth in soybean harvest in the first half of 2023). The services sector increased by 0.6% while the industrial sector slightly decreased (0.1%).

In the second quarter of 2023, GDP increased by 0.9%, compared to the first quarter of 2023. GDP increased by 3.7% in the two-month period ended June 30, 2023, compared to the same period of 2022. The industry sector presented the strongest quarterly growth compared to the first quarter of 2023 (0.9%), followed by services (0.6%). Agriculture declined 0.9% relative to the previous quarter.

Principal Sectors of the Economy

Public Utilities

Following the maintenance of favorable hydrological conditions, on August 25, 2023, the National Electric Energy Agency (ANEEL, for its acronym in Portuguese) maintained the green flag tariff for the month of September. Since April 2022, in light of favorable energy generation conditions, the green tariff has been in place, which means that no additional charges have been imposed on electricity bills.

For more information on the green flag tariff, see “The Brazilian Economy”.

FINANCIAL SYSTEM

Monetary Policy and Money Supply

Selic

On August 2, 2023, the Central Bank Monetary Policy Committee (Comitê de Política Monetária or “COPOM”) reduced the Selic interest rate from 13.75% to 13.25% per annum.

For more information on the Selic interest rate, see “The Financial System”.

Inflation

From June 30, 2023 to July 31, 2023, the IPCA increased by 0.12%. With respect to the 12-month period ended on July 31, 2023, the index increased 3.99%, 6.08 percentage points below the rate of 10.07% registered in the 12 previous months.

COPOM publishes a few inflation projections based on different hypothetical scenarios. In its baseline scenario, assuming an interest rate path extracted from the Focus survey (a survey of market expectations for economic indicators carried out by the Banco Central do Brasil or “BCB”) and an exchange rate that starts at R$4.75 to US$1.00 and evolves according to the purchase power parity (PPP), inflation projections stand at 4.9% for 2023, 3.4% for 2024 and 3.0% for 2025. In this scenario, inflation projections for administered prices are 9.4% for 2023, 4.6% for 2024, and 3.5% for 2025.

Central Bank Board

On July 12, 2023, Gabriel Muricca Galípolo and Ailton de Aquino Santos took office at the Central Bank of Brazil as Monetary Policy Director and Director of Supervision, respectively.

Foreign Exchange Rates

Foreign Exchange Rates

The Brazilian Real-U.S. Dollar exchange rate, as published by the Central Bank, was R$$4.8689 to US$1.00 (sell side) on September 15, 2023.

Financial Institutions

In the first half of 2023, the shutdown of certain medium-size banks in the United States and speculation about the financial health of a globally systemic bank in Europe raised concerns about financial stability in developed countries, with a consequent increase in global risk aversion and impacts on the prices of several financial assets. Despite the authorities’ efforts to restore confidence in financial systems and avoid contagion to other institutions and other jurisdictions, there is significant uncertainty about the ramifications of these events. Advanced economies maintain that their financial systems remain resilient and well capitalized, and that they have instruments to act in the face of threats to financial stability. The BCB continues to closely monitor this situation, and as of the latest assessment on May 10, 2023, the direct impact on the domestic financial system was limited, with no changes in the stability or efficiency of the system.

BNDES

In July 2023, the CMN decreased the long-term interest rate used for loans granted by the Brazilian National Development Bank (Banco Nacional do Desenvolvimento Econômico e Social or BNDES, for its acronym in Portuguese) (Taxa de Juros de Longo Prazo or TJLP, for its acronym in Portuguese) decreased from 7.28% to 7.00% per annum for the third quarter of 2023. As of September 2023, the long-term rate (Taxa de Longo Prazo or TLP, for its acronym in Portuguese) applicable for new BNDES loans was IPCA, plus 5.15% per annum.

Banking Supervision

Loan Loss Reserves

As of July 2023, the level of credit operations in arrears for over 90 days was at 3.60%, a decrease of 0.04 percentage points compared to 3.56% in June 2023. As of July 2023, the level of credit operations in arrears with respect to credits granted to households was 4.20%, a 0.01 percentage point decrease compared to 4.21% in June 2023. Arrears of credits provided to legal entities increased in July 2023, when compared to June 2023 (from 2.56% to 2.66%).

On June 5, 2023, the Federal Government launched Desenrola Brasil, a debt renegotiation program for low-income individuals aiming to reduce delinquency rates. The program will be executed in three phases. Phase 1 and 2 started on June 17, 2023, and Phase 3 should begin in September. Phase 1 is targeted at individuals whose income is no more than twice the minimum wage or people who are enrolled in social benefits programs such as Bolsa Familia. In this phase, debts will be grouped and auctioned in a platform where financial institutions who offer the highest bid will have debts paid or renegotiated with government guarantee. Phase 2 is targeted at individuals with income up to R$20,000.00 and does not count on a government guarantee. Instead, in exchange for debt discounts financial institutions will be authorized to use presumed tax credits.

Securities Market

On January 19, 2023, Americanas, a large Brazilian retail company, filed for bankruptcy. This case was followed by an increase in the cost of credit via capital markets and a more rigorous stance by financial institutions in “drawdown risk” operations. The Americanas event, combined with an ecosystem consisting of high commitment of household incomes and family indebtedness, as well as companies’ reduced payment capacity, is projected to result in limited economic growth in 2023. As of May 10, 2023 the banking system profitability declined, mainly due to the increase in provisions expenses as a result of the Americanas bankruptcy. Although the sharp increase in provisions expenses related to this event occurred in the second half of 2022, the risk materialization has resulted in a high increase in these expenses in general. However, results of various risk analyses and stress tests continue to demonstrate the resilience of the banking system’s capital base. The results of the simulations with adverse macroeconomic scenarios continue to indicate that there would be no relevant non-compliance cases. Sensitivity analyses also indicate good resistance to risk factors, simulated separately. As a result of the Americanas bankruptcy, a specific stress test was carried out considering the possible default of this company and the network of suppliers that depend on it in a material way, and the result demonstrated an immaterial impact on the solvency of the banking system.

BALANCE OF PAYMENTS

As of July 31, 2023, the current account registered a deficit of US$51.07 billion (2.52% of GDP) for the preceding 12-month period. For the same period, (i) the capital account registered a surplus of approximately US$306.7 million, (ii) the financial account registered a deficit of US$49.68 billion and (iii) foreign direct investment amounted to US$71.66 billion (3.54% of GDP).

As of September 1, 2023, the volume of international reserves amounted to US$343.702 billion.

PUBLIC FINANCE

The following table sets forth revenues and expenditures of the Federal Government from 2019 through 2022 and the budgeted amounts for 2023.

Table No. 2

Primary Balance of the Central Government (1)

(In Billions of Reais)

	2019	2020	2021	2022	2023 Budget(5)
1 – Total Revenues	2,029.1	1,763.2	2,144.2	2,352.3	2,366.3
1.1 – RFB Revenues (2)	1,175.5	1,080.7	1,328.4	1,414.7	1,474.5
1.2 – Fiscal Incentives	(0.1)	(0.2)	(0.2)	(0.1)	(0.7)
1.3 – Social Security Net Revenues	512.7	485.4	511.8	544.1	584.1
1.4 – Non-RFB Revenues	340.9	197.2	304.2	393.6	307.8
2 – Transfers by Sharing Revenue	357.7	317.0	392.3	464.8	457.1
3 – Total Net Revenue	1,671.3	1,446.2	1,751.9	1,887.5	1,909.3
4 – Total Expenditures	1,788.5	2,344.6	1,792.0	1,830.4	2,054.6
4.1 – Social Security Benefits	777.4	799.6	789.2	809.5	867.2
4.2 – Personnel and Social Charges	388.6	386.3	365.6	343.4	362.1
4.3 – Other Mandatory Expenditures	242.9	868.5	340.5	300.9	301.0
4.4 – Discretionary expenditures – Executive Branch	379.6	290.2	296.7	376.6	524.3
5 – Primary Balance (3)	(117.2)	(898.4)	(40.2)	57.1	(145.4)
6 – Methodological Adjustment	8.5	2.4	(0.4)	0.6	—
7 – Statistical Discrepancy	(0.7)	(4.7)	(0.5)	0.3	—
8 – Central Government Primary Balance (4)	(109.4)	(900.8)	(41.1)	58.0	—
9 – Nominal Interest	(385.1)	(321.2)	(449.1)	(509.3)	—
10 – Central Government Nominal Balance (4)	(494.5)	(1,222.0)	(490.2)	(451.3)	—

Note: Numbers may not total due to rounding.

(1)	Consolidated accounts of (i) the National Treasury; (ii) Social Security System; and (iii) the Central Bank.
(2)	Brazilian Federal Tax Authority (RFB).
(3)	Calculated using the “above the line” method, with respect to the difference between the revenues and expenditures of the public sector.
(4)

Calculated using the “below the line” financial method, with respect to changes in public sector’s total net debt (domestic or external). Surpluses are represented by positive numbers and deficits are represented by negative numbers.

(5)	Estimates in 2023 Budget Law and reviewed by the Primary Revenue and Expenditure Report (July 2023).

Source: National Treasury

The following table sets forth the expenditures of the Federal Government by function for 2019 through 2022 and the budgeted amounts for 2023. The figures in the table below are not directly comparable to those set forth in Table No. 2 above, entitled “Primary Balance of the Central Government”, given that the expenditures set forth in Table No. 2 were calculated in accordance with the International Monetary Fund (“IMF”) methodology, which does not include, among other things, debt service expenditures and certain financial investments (which, in turn, are accounted for in the numbers set forth in Table No. 3 below).

Table No. 3

Expenditures of the National Treasury by Function

(In Millions of Reais)

	2019	2020	2021	2022	2023 Budget (1)
Legislative	6,573.1	6,305.4	6,428.5	6,633.8	10,079.3
Judiciary	32,621.9	31,448.0	31,549.4	34,872.3	45,222.9
Essential to Justice	6,426.9	6,635.8	6,663.2	7,091.9	9,438.1
Administration and Planning	22,978.8	22,229.0	22,503.6	23,632.6	28,384.6
National Defense	78,465.7	76,588.4	78,191.7	81,277.2	89,501.8
Public Security	8,449.2	9,872.1	9,613.5	10,981.9	14,923.9
Foreign Affairs	3,093.7	3,647.0	3,652.3	3,725.9	4,380.7
Social Assistance	94,914.7	412,348.8	161,127.0	196,869.6	272,505.7
Social Security	725,885.6	764,238.7	804,532.0	894,750.2	961,421.8
Health	113,907.8	151,122.6	161,392.8	136,174.1	172,672.7
Labor	72,480.8	75,874.9	65,833.2	92,364.2	96,156.8
Education	88,224.8	82,166.2	90,093.9	104,466.7	142,741.7
Culture	715.7	581.2	584.9	591.4	5,876.1
Citizenship Rights	828.9	885.8	597.6	662.3	1,514.4
Urban Planning	1,383.2	1,270.6	1,123.5	1,407.0	8,727.3
Housing	11.7	2.0	2.1	2.6	266.7
Sanitation	454.2	825.7	445.5	316.9	1,143.7
Environmental Management	3,158.2	3,433.2	2,894.1	2,851.6	6,262.8
Science and Technology	6,278.8	6,011.3	4,728.7	8,111.6	14,573.6
Agriculture	14,355.2	12,438.8	16,036.7	21,496.4	36,905.2
Agricultural Organization	1,345.9	1,287.8	983.3	1,403.2	1,725.2
Industry	1,610.1	1,458.4	1,471.1	1,560.2	2,111.7
Commerce and Services	1,782.6	6,908.7	1,683.3	1,574.5	4,698.7
Communications	1,122.6	1,491.0	1,961.2	3,023.8	3,523.1
Energy	2,261.5	1,223.9	1,568.1	1,241.1	1,415.8
Transportation	8,530.8	7,756.9	6,432.2	7,625.9	26,261.4
Sports and Leisure	159.3	101.7	213.9	293.0	919.9
Special Charges (2)	957,429.6	1,151,227.9	1,009,336.7	1,030,754.8	3,168,916.2
Contingency Reserve (3)	—	—	—	—	69,630.5
Subtotal	2,255,451.5	2,839,381.7	2,491,644.2	2,675,756.7	5,201,902.1
Refinancing Charges	476,775.2	723,323.4	1,399,617.9	1,425,069.6	—
Total	2,732,226.7	3,562,705.1	3,891,262.1	4,100,826.2	5,201,902.1

(1)	Estimates.
(2)

Special Charges includes expenses that cannot be associated with goods or services generated in the functioning of the Federal Government, including with respect to debt service, debt refinancing, reimbursements, indemnifications, and other similar expenses.

(3)

The Contingency Reserve is outlined in the Annual Budget (Lei Orçamentária Anual) and may be used for additional lines of credit related to contingent liabilities, unexpected fiscal events, and other unexpected events or risks.

Source: Ministry of Finance/National Treasury and Federal Budget Secretariat.

2023 Budget

The 2023 Budgetary Guidelines set a nominal primary deficit of R$69.01 billion (0.66% of estimated GDP) for the consolidated public sector and R$65.9 billion for the central government in 2023. The latter does not include the following values, as of June 2023:

•

Expenditures of R$318.7 million deriving from judicial decisions payments (precatórios) as determined by Constitutional Amendment No. 113/2021, as well as an additional R$3,770.9 million of net precatórios payments that exceed federal government ICMS tax compensations to regional governments, according to Complementary Law No. 194/2022;

•	Expenditures of R$145.0 billion and R$22.9 billion as a consequence of Constitutional Amendment No. 126/2022.

It also includes R$3,604.5 million in a partial compensation for the budgets of state-owned enterprises. For more information see, “Public Finance—Ceiling on Public Spending”.

The 2023 Budgetary Guidelines were sent to Congress for approval on April 14, 2022 and were enacted on August 10, 2022. The macroeconomic parameters contemplated by the bill, as of June 2023 were:

Table No.4

Principal 2023 Budget Assumptions

As of June , 2023
Gross Domestic Product
Nominal GDP (billions of Reais) R$	10,715.24
Real GDP Growth	2.54%
Inflation
Domestic Inflation (IPCA)	4.85%

Source: Federal Budget Secretariat (SOF) and Economic Policy Secretariat (SPE).

There is no assurance that such assumptions will prevail, and it is likely that such outcomes will vary.

2024 Budget

The bill which sets forth the 2024 Budgetary Guidelines includes a nominal primary deficit of R$13.31 billion (0.12% of estimated GDP) for the consolidated public sector in 2024.The macroeconomic parameters contemplated by the bill anticipate inflation at 3.5% and a forecasted GDP growth of 2.3% for 2024. There is no assurance that such assumptions will prevail, and it is likely that such outcomes will vary.

The following table sets forth the assumptions that were included in the 2024 Budgetary Guidelines Law bill. There is no assurance that such assumptions will prevail, and it is likely that such outcomes will vary:

Table No. 5

Principal 2024 Budget Assumptions

As of April 14, 2023
Gross Domestic Product
Nominal GDP (billions of Reais)	11,502.5
Real GDP Growth	2.3%
Inflation
Domestic Inflation (IPCA)	3.5

Source: Federal Budget Secretariat (SOF) and Economic Policy Secretariat (SPE).

The 2024 Budgetary Guidelines were sent to Congress on April 14, 2023.

On August 31, 2023, the annual budget bill was sent to Congress. The bill sets a zero primary deficit target for the central government that should be pursued in accordance to the new fiscal framework.

Fiscal Balance

In July 2023, the consolidated public sector registered a primary deficit of R$35.81 billion. For the 12-month period ended July 31, 2023, the accumulated balance registered a deficit of R$80.52 billion (0.78% of GDP).In July 2023, the Brazilian Social Security System registered a deficit of R$43.1 billion, 121.4% higher (in real terms) than the deficit registered in July 2022. For the 12-month period ended July 31, 2023, the deficit of the Brazilian Social Security System totaled R$286.81 billion (in real terms). At current market prices, the deficit accumulated in the preceding 12-month period ended July 31, 2023, reached R$ 301.27 billion.

Taxation and Revenue Sharing Systems

Income Tax

On April 30, 2023, President Luiz Inácio Lula da Silva issued a provisional measure (MP 1171/2023) determining that income tax rates were to be adjusted in accordance with the following table:

Table No. 6a

Income Tax Rates for 2023

Annual Income	Tax Rate
Up to R$24,511.92	Zero
From R$24,511.93 up to R$33,919.80	7.5%
From R$33,919.81 up to R$45,012.60	15.0%
From R$45,012.61 up to R$55,976.16	22.5%
Above R$55,976.16	27.5%

To compensate the revenue loss generated by the increase of the minimum income subject to tax exemption, the provisional measure levied income tax over income held by Brazilian citizens in financial instruments abroad. These adjustments were converted into law No. 14,663 on August 28, 2023.

Golden Rule

Based on the most recent Assessment of Primary Revenues and Expenditures Report, published on July 21, 2023, the projected margin for compliance with the Golden Rule (as defined in “Public Debt—Golden Rule”) in 2023 is R$ 48.8 billion.

PUBLIC DEBT

Public Debt Indicators

Public Sector Net Debt

As of July 31, 2023, Public Sector Net Debt was R$6,186.18 billion (59.63% of GDP) compared to R$5,331.80 billion (56.42% of GDP) as of July 31, 2022.

General Government Gross Debt

As of July 31, 2023, General Government Gross Debt was R$7,685.54 billion (74.09% of GDP) compared to R$7,217.11 billion (76.37% of GDP) as of July 31, 2022.

Federal Public Debt

The following table presents Brazil’s Federal Public Debt profile as of July 31, 2023.

Table No. 6b

Federal Public Debt Profile

	Jul/23			Jun/23			Jul22
			%			%			%
Federal Public Debt (R$ bn)	R$	6,142.2	100.0%	R$	6,191.5	100.0%	R$	5,804.4	100.0%
Domestic	R$	5,913.3	96.3%	R$	5,957.4	96.2%	R$	5,558.6	95.8%
Fixed-rate	R$	1,506.2	24.5%	R$	1,665.5	26.9%	R$	1,486.5	25.6%
Inflation-linked	R$	1,855.7	30.2%	R$	1,824.1	29.5%	R$	1,856.7	32.0%
Selic rate	R$	2,530.7	41.2%	R$	2,446.6	39.5%	R$	2,192.6	37.8%
FX	R$	20.7	0.3%	R$	21.2	0.3%	R$	22.8	0.4%
Other	R$	0.0	0.0%	R$	0.0	0.0%	R$	0.0	0.0%
External (R$ bn)	R$	229.0	3.7%	R$	234.0	3.8%	R$	245.8	4.2%
Maturity Profile
Average Maturity (years)		4.1			4.0			3.9
Maturing in 12 months (R$ bn)	R$	1,118.6		R$	1,220.6		R$	1,428.3
Maturing in 12 months (%)		18.2%			19.7%			24.6%

Source: National Treasury

On January 23, 2023, the National Treasury released an Annual Borrowing Plan for 2023, the main provisions of which are set forth in the table below.

Table No. 7

Annual Borrowing Plan for 2023(1)

	Limits for 2023
	Minimum	Maximum
Stock of Federal Public Debt (R$ Billion)
Federal Public Debt	6,400.0	6,800.0
Composition—%
Fixed Rate	23.0	27.0
Inflation Linked	29.0	33.0
Floating Rate	38.0	42.0
Exchange Rate	3.0	7.0
Maturity Profile
% Maturing in 12 months	19.0	23.0
Average Maturity (years)	3.8	4.2

(1)	As published on January 23, 2023.

Source: National Treasury.

Public Debt Management

As of July 31, 2023, the budget execution is below the Golden Rule margin, in the amount of -R$ 58.61 billion. For additional information on the Golden Rule, please refer to “Public Debt—Golden Rule”.

Internal Public Debt

Internal Public Debt Levels

In accordance with the fiscal consolidation program promoted by the Federal Government, new BNDES Early Repayments were settled in 2023, totaling R$3.55 billion, as of August 18, 2023. The proceeds of BNDES Early Repayments will be used by the National Treasury exclusively for public debt relief and compliance with the Golden Rule.

Regional Public Debt (State and Municipal)

Federal Government Guarantees

As of June 30, 2023, the Federal Government had paid a total of R$58.61 billion in liabilities incurred by states and municipalities. The largest payments were attributed to (i) the State of Rio de Janeiro (R$32.88 billion), pursuant to the Special Recovery Regime (as defined in “Special Recovery Regime” in the “Public Debt” section), (ii) the State of Minas Gerais (R$14.25 billion), (iii) the State of Goiás (R$4.41 billion), (iv) the State of Rio Grande do Sul (R$1.57 billion), (v) the State of Pernambuco (R$1.44 billion), and (vi) the State of Maranhão (R$1.24 billion). The Federal Government is currently prevented by the STF from recovering on any guarantees granted pursuant to the Special Recovery Regime. For more information on Federal Government guarantees, please refer to “Special Recovery Regime” in the “Public Debt” section.

On July 26, 2023, the Ministry of Finance launched the New Federative Cooperation Cycle (Novo Ciclo de Cooperação Federativa), a set of measures oriented to strengthen the relationship between federal and local governments. The initiative includes, among other measures: (i) adjustments to the CAPAG, the credit rating methodology, which is used to assess subnational governments that seek to qualify to obtain a National Treasury guarantee to new borrowings; (ii) reduction of the minimum population requirement for adhesion to the Plan of Fiscal Balance Progress (Plano de Promoção do Equilíbrio Fiscal or PEF, for its acronym in Portuguese) from 1 million inhabitants to 200 thousand inhabitants, so that smaller municipalities can benefit from PEF which grants National Treasury guarantees in exchange for the municipality’s commitment to and compliance with fiscal consolidation measures; (iii) reduction of the minimum limit to guaranteed credit operations from R$30 million to R$20 million or R$10 million in the case of public-private partnerships; (iv) incentives to financial institutions that provide credit guaranteed by the federal government to subnational governments; (v) improvements in the Fiscal Recovery Regime including incentives for early exit of the regime, waiver for real growth of expenditures in case of compliance with the fiscal targets of the previous year, increasing of credit operations limits aimed at liability management, granting of federal government guarantees for public-private partnerships that reduce existing costs and the possibility of extending the regime from 9 to 12 years; (vi) altering Fiscal Responsibility Law article 35 to allow public banks to grant full guarantees to public-private partnership financial commitments instead of only to the investment amortization; and (vii) improvements in the Fiscal Responsibility Law to adopt prudential measures in case of cash mismatch by subnational governments.

Rating Agencies

In June 2023, S&P changed Brazil’s long-term foreign currency sovereign credit rating outlook from stable to positive and reaffirmed the credit rating at BB-. On July 26, 2023, the credit rating agency Fitch upgraded Brazil’s long-term foreign currency sovereign credit rating from BB- to BB, with a stable outlook. On July 28, 2023, DBRS Inc. (DBRS Morningstar) upgraded Brazil’s long-term foreign currency sovereign credit rating to BB from BB (low) with a stable trend.

THE FEDERATIVE REPUBLIC OF BRAZIL

Geography and Population

Brazil is the fifth largest country in the world and occupies nearly half of the land area of South America, sharing borders with every country in South America except for Chile and Ecuador. Brazil is divided into 26 states and the Federal District, where the country’s capital, Brasília, is located. Brazil’s official language is Portuguese.

As of December 31, 2022, according to the 2022 demographic census, Brazil’s estimated population was 203.1 million.

According to the demographic census conducted from August to October 2010, the average age of the Brazilian population was 32.1 years. The most recent census, which was scheduled to be held from August through October 2020, was postponed due to the COVID-19 pandemic, and was held from August 2022 through May 2023. Census 2022 results for population distribution by age, gender and average age of the population were expected to be released on September 6, 2023, but the publication date was postponed, and a new publication date has not yet been defined. The following table sets forth the age distribution of the Brazilian population as of 2010.

Table No. 8

Brazilian Population Distribution by Age and Gender

Age	Number of Men	Percentage of Men	Number of Women	Percentage of Women
0-4 years	7,016,987	3.7%	6,779,172	3.6%
5-9 years	7,624,144	4.0%	7,345,231	3.9%
10-14 years	8,725,413	4.6%	8,441,348	4.4%
15-19 years	8,558,868	4.5%	8,432,002	4.4%
20-24 years	8,630,227	4.5%	8,614,963	4.5%
25-29 years	8,460,995	4.4%	8,643,418	4.5%
30-34 years	7,717,657	4.0%	8,026,855	4.2%
35-39 years	6,766,665	3.5%	7,121,916	3.7%
40-44 years	6,320,570	3.3%	6,688,797	3.5%
45-49 years	5,692,013	3.0%	6,141,338	3.2%
50-54 years	4,834,995	2.5%	5,305,407	2.8%
55-59 years	3,902,344	2.0%	4,373,875	2.3%
60-64 years	3,041,034	1.6%	3,468,085	1.8%
65-69 years	2,224,065	1.2%	2,616,745	1.4%
70-74 years	1,667,373	0.9%	2,074,264	1.1%
75-79 years	1,090,518	0.6%	1,472,930	0.8%
80-84 years	668,623	0.4%	998,349	0.5%
85-89 years	310,759	0.2%	508,724	0.3%
90-94 years	114,964	0.1%	211,595	0.1%
95-99 years	31,529	0.0%	66,806	0.0%
Over 100 years	7,247	0.0%	16,989	0.0%
Total Brazil	190,755,799

Source: IBGE.

According to the United Nations’ Human Development Report, published by the United Nations Development Programme, over the past three decades, Brazil has made significant progress in improving social welfare, measured by the Human Development Index (HDI). From 1990 to 2021, (i) life expectancy increased by 10.3% from 66.0 years in 1990 to 72.8 years in 2021; (ii) expected years of schooling and mean years of schooling increased, respectively, by 28.9% and 120.6%, from, respectively, 12.1 years and 3.7 in 1990 to 15.6 and 8.1 in 2021; and (iii) Gross National Income (GNI) per capita increased by 40.1%, from $10,254 in 1990 to $14,370 (both measured in 2017 purchasing power parity dollars).

According to the World Bank, real GDP per capita adjusted for purchasing power parity rose by approximately 169% from US$6,617.94 in 1990 to an estimated US$17,821.74 in 2022. Infant mortality decreased by more than 75% from 52.7 per 1,000 live births in 1990 to 12.9 per 1,000 live births in 2021. In addition, the reduction in inflation under the Federal Government’s stabilization program, the Plano Real, and the consequent reduction in the rate of erosion of purchasing power have improved the social welfare of many lower-income Brazilians, despite slight deterioration since 2015.

The following table sets forth comparative GDP per capita figures and other selected comparative social indicators.

Table No. 9

Social Indicators

	Brazil	Chile	Colombia	Mexico	U.S.
Real GDP per capita (1)	$17,821.7	$30,208.8	$20,287.4	$21,512.3	$76,398.6
Life Expectancy at Birth (Years) (2)	72.8	78.9	72.8	70.2	76.3
Infant Mortality Rate (Per 1,000 Births) (2)	12.9	5.6	11.1	11.4	5.4
Adult literacy rate (3)	94.3%	97.0%	95.6%	95.2%	n.a.

(1)

GDP per capita estimates here are derived from purchasing power parity (PPP) calculations with current international dollars. PPP GDP is gross domestic product converted to international dollars using purchasing power parity rates. An international dollar has the same purchasing power over GDP as the U.S. dollar has in the United States in current values. Data refers to 2022.

(2)	Data refers to the most recent year available: 2021
(3)	Data refers to the most recent year available (2021 for Brazil and Chile, 2020 for Colombia and Mexico).

Source: World Bank

Form of Government

Brazil is a democratic federative republic. Its Constitution, enacted in 1988, grants broad powers to the Federal Government. Brazil’s 26 states and the federal district are designated as autonomous entities within the federative union and have all powers that the Constitution does not preempt. The Constitution reserves to the Federal Government the exclusive power to legislate in certain areas, such as monetary systems, foreign affairs and trade, social security, and national defense.

The Government

The Constitution provides for three independent branches of government: an executive branch, a bicameral legislative branch, and a judicial branch.

The executive branch is headed by the president, who is elected by direct vote for a term of four years and may only be re-elected for one subsequent term. Section II, Article 84, of the Constitution confers the President powers to appoint ministers and key executives in selected administrative positions. According to Articles 62 and 84 of the Constitution, the president may also issue provisional measures subject to National Congress confirmation (medidas provisórias) for a period of 60 days, extendable for a single period of 60 days, with the same scope and effect as legislation enacted by the National Congress. If confirmed by the National Congress, such decrees are enacted as law. Decrees subject to National Congress confirmation may not be used for certain matters, such as implementation of multi-year plans and budgets, the seizure of financial or other assets, and any matters that the Constitution specifically requires National Congress to regulate through law.

The legislative branch of the Federal Government consists of a bicameral National Congress composed of the Senate and the Chamber of Deputies. The Senate is composed of 81 senators, elected for staggered eight-year terms. Each state and the Federal District may elect three senators. The Chamber of Deputies has 513 deputies, elected for concurrent four-year terms. The number of deputies from each state is proportional to the size of its population, with each state (including the Federal District) entitled to a minimum of eight deputies and a maximum of 70 deputies, regardless of population size.

Judicial power is exercised by the STF, the federal regional courts, military courts, labor courts, electoral courts and several lower-level courts. The STF has ultimate appellate jurisdiction over decisions rendered by lower federal and state courts on constitutional matters. The Superior Court of Justice (Superior Tribunal de Justiça or STJ, for its acronym in Portuguese) is responsible for standardizing the interpretation of federal law. The members of both the STF and the STJ are appointed by the president and ratified by the Senate.

At the state level, executive power is exercised by governors elected for four-year terms, legislative power is exercised by state deputies also elected for four-year terms, and judicial power is vested in state courts, with the possibility of appeals being filed with the STJ and STF. At the local level, municipalities also hold certain autonomy and hold elections for four-year terms for both executive and legislative powers. Legislative power is exercised by local councils mostly in relation to matters of local interest.

Political Developments

2022 Federal and State Elections

On July 18, 2022, during the election campaign period, former president Jair Bolsonaro held and broadcast through government media, a meeting with foreign ambassadors in which he made allegations raising suspicions about the reliability of the vote-counting process. For more information on this topic refer to the “Recent Developments” section.

On September 7, 2022, during the election campaign period, former president Jair Bolsonaro took part in the Brazilian Independence Day events in Brasilia. On September 9, 2022, the Superior Electoral Court (TSE, for its acronym in Portuguese) judge Benedito Gonçalves accepted an indictment by the Democratic Workers’ Party (PDT, for its acronym in Portuguese) that the former president’s participation in these events characterized abuse of political and economic power. For more information on this topic, refer to the “Recent Developments” section.

On October 30, 2022, in a second round of voting, Luiz Inácio Lula da Silva of the Workers’ Party (PT, for its acronym in Portuguese) was elected for a third term as president of the Republic of Brazil, an office he last held in 2010. In the Lower House, the Liberal Party (PL, for its acronym in Portuguese) elected the largest number of deputies winning 99 seats, followed by the coalition between PT, Green Party (PV, for its acronym in Portuguese) and Brazilian Communist Party (PC do B, for its acronym in Portuguese) with 81 deputies. In the Senate, the Social Democrat Party (PSD, acronym in Portuguese) elected the largest number of senators (15), followed by PL (13), and the Brazilian Democratic Movement party (MDB, for its acronym in Portuguese) (10). Next, both the PT coalition and União Brasil elected 9 senators.

On October 31, 2022, in the aftermath of the elections, supporters of former president Jair Bolsonaro protested against the election results with roadblocks and vandalism. On that same day, STF judge Alexandre de Moraes ordered the Highway Police to clear roadways and public streets under roadblocks. On November 3, 2022, the Highway Police stated that all the federal roadways had been unblocked.

On November 22, 2022, Bolsonaro’s party PL challenged the election results alleging problems in electronic voting machines. The superior electoral court (TSE, for its acronym in Portuguese) refused the lawsuit, characterizing the allegations as fraudulent, and fined the party R$22.9 million.

Antidemocratic Acts

On October 23, 2022, former congressman Roberto Jefferson shot at federal police agents that were serving an arrest warrant against him for disobeying precautionary measures imposed on him during home arrest, including granting interviews without prior authorization and using social media. He had been under arrest since August 13, 2021, for violating, through social media public communications, the constitutional provisions that forbid the dissemination of ideas attacking the constitutional order and democracy, as well as inciting against the rule of law and defending the extinction of core constitutional clauses such as the independence of the three branches of democratic power (Legislative, Executive and Judiciary).

Corruption Investigations

Multiple investigations into public corruption have been ongoing since 2014. The investigations, which initially targeted an alleged bribery, money laundering and embezzlement scheme involving the provision of goods and services to Petrobras, a majority state-owned company, grew in scope to encompass wide-reaching anti-corruption investigations in many stages and later extended to other investigations involving the construction of sports arenas and other public contracts. Those investigations are still ongoing and could result in further developments.

On January 27, 2022, the Federal Court of the Federal District (Brasília) granted a motion to close pending criminal proceedings against then former President Luiz Inácio Lula da Silva relating to an apartment located in Guarujá, São Paulo (the “Triplex Case”), under which then former President Luiz Inácio Lula da Silva was accused of the charges of money laundering and active and passive corruption within the scope of the Car Wash Operation (Operação Lava Jato). The Triplex Case was dismissed by the Federal Court of the Federal District as a consequence of the annulment by the STF of all acts taken by then federal judge Sérgio Moro in the Lava Jato Operation.

On March 28, 2022, then-Minister of Education, Milton Ribeiro, asked for exoneration after the Federal Police (Policia Federal — PF, for its acronym in Portuguese) initiated an inquiry into alleged favoritism in the release of funds from the National Fund for the Development of Education (FNDE, for its acronym in Portuguese). On June 22, 2022, the Federal Police initiated Operation Paid Access (Operação Acesso Pago), which culminated in an investigation against former Minister Ribeiro. A separate probe on this case, including alleged interference in Federal Police by former President Jair Bolsonaro, is ongoing in the STF (Inquérito 4896).

Legislative Reforms

On January 7, 2022, a law establishing a new regulatory framework for fluvial transportation in Brazil went into effect. This new law seeks to (i) diversify Brazil’s transportation services through increased incentives, (ii) encourage further competition in transportation services, (iii) expand Brazil’s fleet for navigation, (iv) stimulate the development of the national naval industry, and (v) provide incentives for investments from operations in port facilities.

On June 23, 2022, then President Jair Bolsonaro sanctioned Complementary Law 194, limiting ICMS tax rates to (17% or 18%) for essential products and services, namely goods and services related to fuel, natural gas, electric energy, communications and public transportation. The law determined that states are entitled to financial compensation of tax collection losses deriving from these measures through (i) discount on their refinanced debt (owed to the Federal Government) installments and (ii) resources from the Federal Government share of the Financial Compensation for the Exploitation of Mineral Resources (Compensação Financeira pela Exploração de Recursos Minerais or CFEM, for its acronym in Portuguese). The latter is valid only for states that are paying regularly their debts towards the National Treasury, as well as any debts guaranteed by the National Treasury.

On July 14, 2022, Congress enacted Constitutional Amendment No. 123 which granted the federal government a R$41.25 billion waiver on the 2022 spending ceiling to increase social benefits (mainly Auxílio Brasil and Gas Aid), implement an aid to truck and taxi drivers, increase spending on food provided for low-income people, and reduce ethanol taxes.

In July 2022, Congress enacted Constitutional Amendment No. 124, establishing provisions for regulation of nursing professionals’ minimum wage level. In August 2022, Law No. 14,434 established minimum monthly wages of R$4,750 for nurses, R$3,325 for nursing technicians and R$2,375 for nursing assistants and midwives. In September 2022, STF suspended the law alleging that the source of funds for the expenditures was not properly determined by Law No. 14,434 as required by the Fiscal Responsibility Law. In December 2022, Congress enacted Constitutional Amendment No. 127 determining that the Federal government would transfer Social Fund resources to regional governments to provide funding to comply with minimum wage payments to nursing professionals. The STF considered that this specification of the resources’ origin was still not sufficient. For more information on this topic refer to “Recent Developments—Political Developments”.

On December 19, 2022, the Supreme Court declared the ‘secret budget’, a mechanism that authorized the budget rapporteur to allocate budget resources for unidentified lawmakers at their discretion, unconstitutional.

On December 21, 2022, Congress approved Constitutional Amendment No. 126, known as ‘Transition PEC’. The law authorized the elected government to a R$145 billion increase in the spending ceiling limit to fund expenses such as Bolsa Família, Gas Aid, Popular Pharmacy, and other public policies. This amount was also excluded from the golden rule compliance (which requires approval by Congress) and from the primary balance target. Three other expenditures were also exempted from the spending ceiling: (i) expenses with socio-environmental projects or related to climate change, such as those of the Amazon Fund, to be funded with donations from Norway and Germany, and with projects funded by resources obtained due to judicial or extrajudicial agreements related to environmental disasters (for example, the Brumadinho case); (ii) expenses of federal educational institutions and Scientific, Technological and Innovation Institutions (ICTs) funded by such institutions’ revenues, donations or agreements and contracts signed with states and municipalities or private entities; (iii) federal government expenses related to engineering works and services funded with resources provided by states and municipalities, such as works carried out by the Army engineering battalion on highways administered by regional governments.

The Transition PEC also exempted Bolsa Família and Gas Aid from the Fiscal Responsibility Law in 2023. The Fiscal Responsibility Law requires that the President, when proposing to increase government expenses, submit to Congress an estimate of the budgetary-financial impact of the suggested increase, as well as a proposed reduction in other expenses, or increase in other revenue streams, in order to guarantee macroeconomic stability and create the proper conditions for socioeconomic growth.

During this session, party leaders also agreed on the allocation of funds from the 2023 “Secret Budget”, which was deemed unconstitutional by the STF on December 19, 2022. The law determined that the funds, totaling R$19.4 billion, would be distributed as follows: R$9.85 billion (50.77%) of the budget, to be applied exclusively to public policy spending, and the remaining R$9.55 billion (49.23%) to be applied to individual amendments. The law also increased the total volume of parliamentary amendments from 1.2% to 2% of the federal government net current revenue beginning with the 2024 budget.

Foreign Affairs, International Organizations and International Economic Cooperation

Brazil maintains diplomatic and trade relations with almost every nation in the world. It has been a member of the United Nations since 1945 and is an original member of the IMF, the World Bank, the World Trade Organization, the Inter-American Development Bank, the Inter-American Investment Corporation, the African Development Bank Group, the New Development Bank and the International Fund for Agricultural Development.

In addition, Brazil is a member of several other organizations including, but not limited to, the Group of Twenty (G-20), Mercosul and the BRICS. In 2016, Brazil joined the Paris Club and signed the Paris Climate Change Agreement. Brazil also has several international bilateral agreements in place that promote economic cooperation.

Employment and Labor

Employment Levels

The Secretariat of Labor (Secretaria do Trabalho) reports Brazilian employment statistics in terms of formal employment. Formal employment comprises employment that is registered with the Secretariat of Labor and subject to social security contributions by employers. According to the Secretariat of Labor statistics report, formal employment in Brazil increased by 5.01% in 2022 (equivalent to approximately 2,037,982 jobs).

In the fourth quarter of 2022, the unemployment rate in Brazil was 7.9%, a decrease of 3.2% compared to the fourth quarter of 2021. The average unemployment rate for 2022 was 9.3%.

Wages

Federal guidelines for minimum wage adjustments applicable in 2022 were based on maintaining purchasing power by the inflation measured by the INPC (Índice Nacional de Preços ao Consumidor). The minimum monthly wage for 2022 was set at R$1,212.00, an increase of 10.2% compared to 2021.

Real average income (on a monthly basis) for the fourth quarter of 2022 was R$2,808, an increase in relation to the third quarter of 2022 (R$2,757) and in relation to the fourth quarter of 2021 (R$2,594).

Social Security

Under Brazil’s state-operated social security and pension system, employers are generally required to contribute 20% of each employee’s wages to the system on a monthly basis. In 2022, monthly benefits paid by Brazil’s state-operated social security and pension system increased by 2.6% in relation to 2021.

As of January 1, 2022, the monthly lower and upper limits of social security pensions paid to private sector retirees were R$1,212.00 and R$ 7,087.00, respectively.

The law providing for reform of the Brazilian Social Security System went into effect on November 12, 2019. The law established new minimum age requirements for retirement, a new minimum contribution period and transition rules.

State-Owned Enterprises

Corporate Enterprises

Brazil has two types of state-owned enterprises: public enterprises and mixed-ownership companies. Public enterprises, which can exist in any legally permissible corporate form, are wholly owned by the states or the Federal Government and are created by specific laws to carry out economic activities. Examples of federal public enterprises are BNDES and the Federal Savings Bank (Caixa Economica Federal or “CEF”). Mixed-ownership companies are corporations majority-owned by the Federal Government or state governments. Petrobras and Banco do Brasil are examples of mixed-ownership companies.

Autonomous Institutions and Public Foundations

Brazil has autonomous institutions and public foundations. Autonomous institutions, such as the Central Bank and the Brazilian Securities Commission (Comissão de Valores Mobiliarios or CVM, for its acronym in Portuguese), carry out public functions that require decentralized financial and operational management. Public foundations are public non-profit entities with administrative autonomy that manage their own assets. Their expenses are financed by the Federal Government and other sources.

Privatizations

On July 12, 2021, the law authorizing the privatization of the state-owned electricity holding company Eletrobras (the “Eletrobras Privatization Law”) went into effect. Eletrobras is considered the largest electricity company in Latin America. The privatization aims to enable the company to improve its capacity to invest in the generation and transmission of electricity and contribute to the development of the Brazilian energy sector. On February 15, 2022, the privatization was approved by the Federal Audit Court (Tribunal de Contas da União or TCU, for its acronym in Portuguese) and on February 22, 2022, the shareholders of Eletrobras approved the privatization model proposed by the company’s management, which involved a public offering of the company’s shares in Brazil and abroad to reduce the Federal Government’s participation in the voting capital to a percentage equal or lower than 45%. On May 18, 2022, the Federal Audit Court also approved, by 7 votes to 1, the privatization model of Eletrobras. This was the last pending step for the government to be able to carry out the privatization process of the company.

On June 9, 2022, Eletrobras priced its public offering of 697,476,856 common shares, including 9,783,100 American Depositary Shares (“ADSs”), without taking into consideration the overallotment option. The price per share to the public was set at R$42.00. The ADSs were offered and sold to the public at a price of U.S.$8.58 per ADS (including an ADS issuance fee of U.S.$0.05 per ADS). In addition, BNDES Participações S.A. – BNDESPAR, as shareholder of Eletrobras, conducted a secondary offering of 69,801,516 shares owned by BNDESPAR at the same price as the primary offering. Settlement of the offerings occurred on June 14, 2022. As a result of these offerings, the Federal Government’s share in Eletrobras’ voting capital declined from 72% to 43% (considering direct control and other forms of participation).

Private Parties

Under Brazilian law, private parties may only engage in public activities with authorization of the Federal Government. Through public concessions, the Federal Government has authorized private parties to participate in areas formerly reserved to the Federal Government under the Constitution, including broadcasting and telecommunications, electric power service and facilities and hydroelectric power generation. Nuclear energy, as well as mining and processing of radioactive ores, minerals and their by-products, remain under the Federal Government’s monopoly. However, on December 29, 2022, then President Jair Bolsonaro approved Law No. 14,514, which introduced changes in the circumstances in which private companies may conduct activities involving nuclear minerals in association with the state-owned company Indústrias Nucleares do Brasil.

Environment

The Constitution grants citizens the right to a clean environment and imposes duties on the Federal Government, the states, the Federal District and municipalities to protect the environment, take measures against pollution and protect fauna and flora. At the federal level, the Ministry of the Environment (Ministério do Meio Ambiente) formulates and implements environmental policies, the National Council on the Environment (Conselho Nacional do Meio Ambiente) prepares environmental regulations and IBAMA supervises and oversees the application of environmental regulations.

Over the past four decades, Brazil has increased its efforts to improve the environment and ensure long-term sustainable economic development. The Federal Government’s efforts have focused on combating deforestation, promoting the recovery and reasonable use of biological diversity and expanding protected areas. The Brazilian Forest Code (Código Florestal Brasileiro), enacted in 2012, establishes rules designed to restore lands damaged due to non-compliance with preservation rules, in addition to legal reserves (portions of privately-owned land preserved for natural resources) and permanent preservation areas, which are subject to certain preservation requirements.

Sustainable development is also at the core of Brazilian foreign policy. In 2015, Brazil presented its Nationally Determined Contribution related to the Paris Climate Change Agreement, in which the Republic committed to reduce its greenhouse gas emissions by 37%, in comparison to 2005, by 2025 and by 43%, in comparison to 2005, by 2030. In 2021, the Republic added the commitment to reduce its greenhouse emissions by 50%, relative to 2005, by 2030, figuring among the few countries that has committed to target reduction for 2025 and 2030. In the 2021 NDC update Brazil also committed to achieving neutral net emissions by 2050, which involves compensating total issuances with carbon capture sources, such as reforestation, biome recovery and other technologies. The baseline indicator will be quantified based on total net emissions of greenhouse effect in the 2005 base years reported in the ‘National Inventory of Anthropogenic Emissions by Sources and Removal by Sinks of Greenhouse Gases not Controlled by the Montreal Protocol’. The Republic will adopt the most recent national greenhouse gas inventory available when assessing compliance with the NDC.

Brazil has one of the world’s largest reserves of tropical rainforest and freshwater biodiversity, and, according to the Ministry of Mines and Energy (Ministério de Minas e Energia), one of the cleanest energy consumption profiles in the industrialized world, with 87% of all energy capacity production derived from renewable sources in December 2022.

Brazil is also the world’s second-leading producer of ethanol fuel.

On November 3, 2022, the Federal Supreme Court determined that the Federal Government should reactivate the Amazon Fund, originally created to raise funds and finance measures to protect the environment in the region. By decision of the Court, the Federal Government was granted a period of 60 days to comply with the measure. The fund was created in 2008 and receives donations from international institutions and governments to finance actions to prevent and combat deforestation in the Amazon. In 2019, Germany and Norway suspended transfers to new projects after the Brazilian government presented suggestions for changing the application of resources and extinguishing board fund management.

Education

The Federal Government provides centralized guidelines for public and private education at all levels and coordinates the National Board of Education, which evaluates and sets general rules on education. State and municipal governments are responsible for funding free public education for all children up to the completion of secondary education.

Primary and Secondary Education

Primary education has become almost universal for children in Brazil, according to the Ministry of Education (Ministério da Educação), and it continues to improve in terms of both quality and access. In primary schools, students have access to a range of support programs to ensure student retention, including the Family Grant (Bolsa Família), a conditional cash allowance program linked in part to school attendance. Public schools also provide free meals, textbooks, healthcare and transportation. As of December 31, 2022, (i) 26.5 million students attended the primary school system; and (ii) 7.9 million students attended the secondary school system.

Higher Education

The University for All Program (Programa Universidade para Todos or PROUNI, for its acronym in Portuguese) awards full and partial scholarships to low-income students to attend institutions of higher education. Since its inception in 2004, PROUNI has granted 4.82 million scholarships.

Wealth and Income Distribution

The stabilization of Brazil’s economy and lower inflation levels in recent decades have contributed to an increase in the purchasing power of the lower-income population in Brazil, despite a slight deterioration since 2014.

Brazil’s main social welfare program to address poverty is Bolsa Família. Until April 2022, the program focused on families with a monthly income per capita between R$89 and R$178 and included income transfer mechanisms, access to public services and initiatives for job placement. From 2003 to 2021, this conditional allowance program provided a monthly cash income to approximately 14.7 million families, subject to compliance with certain statutory requirements. In August 2021, the Federal Government launched Auxílio Brasil, a new flagship program for social transfers that replaced Bolsa Família from November 2021 through December 2022. Auxílio Brasil covered around 18 million households and provided basic monthly income of at least R$400.0 to each family included in the program, compared to an average of R$217.0 per family as of November 2021 under the former Bolsa Família program. Cash transfers under Auxílio Brasil totaled R$69.5 billion in 2022. For more information on Bolsa Família, refer to “Recent Developments—Wealth and Income Distribution”.

On December 21, 2022, the National Congress enacted the Transition PEC (proposal to amend the Constitution). Following Constitutional Amendment 126/2022, the new government added R$145 billion to the spending ceiling, R$70 billion of which was to be used as funding for the Auxílio Brasil (renamed Bolsa Família in 2023), a monthly allowance of R$600 per family with an additional R$150 per child under six years of age. The remaining R$75 billion could be allocated to expenses such as health policies (R$16.6 billion), including the Popular Pharmacy program and the real increase in the minimum wage (R$6.8 billion). The PEC also opened fiscal space for another R$23 billion in investments for a period of one year. For more information, refer to “Public Finance—Ceiling on Public Spending”.

In August 2020, the Federal Government began a new housing initiative for low-income families called Casa Verde e Amarela, in substitution of the previous Minha Casa Minha Vida initiative, which generated contracts of 6.1 million houses and delivered approximately 5.1 million houses at a total cost of R$552.8 billion between 2009 and September 2020. From 2019 to October 2022, about 1 million houses were delivered under the Casa Verde e Amarela initiative. In February 2023, the Federal Government published an Act resuming the Minha Casa, Minha Vida program.

In addition, as of December 31, 2021, the Luz Para Todos Program had provided 3.5 million free electricity connections to rural residences since 2004. In June 2022, the Luz Para Todos program was extended to 2026.

Antitrust

Under Brazil’s antitrust legislation (the “Antitrust Law”), anticompetitive-conduct investigations, merger and acquisition controls and final antitrust regulatory approval are centralized in a single independent agency, the Administrative Council of Economic Defense (Conselho Administrativo de Defesa Econômica or CADE, for its acronym in Portuguese). The Antitrust Law sets forth general criteria for determining anti-competitive behavior, such as price fixing, predatory pricing, exclusive dealing arrangements and resale price maintenance.

All acts or transactions (regardless of form) are required to be submitted for antitrust approval if the act or transaction involves an entity or group with more than R$750 million in revenues in Brazil in the preceding fiscal year and a second entity or group with more than R$75 million in revenues in Brazil in the preceding fiscal year.

Anticompetitive practices may subject an entity to fines between 0.1% and 20% of the entity’s gross revenue for the fiscal year preceding the start of an antitrust investigation. If a company’s gross revenue cannot be assessed, it may be subject to a fine between R$50,000 and R$2.0 billion.

Anticorruption Laws

The Anticorruption Law, also known as the Clean Company Act, was enacted in 2013 to provide civil and administrative accountability of companies engaging in fraud, bribery and other corrupt practices. The principal innovations of the Anticorruption Law were: (i) companies can be held liable in cases of corruption, regardless of intent; (ii) significant administrative and judicial penalties may be imposed; (iii) fines may be reduced if companies cooperate in relevant investigations; and (iv) the law may be enforced by all levels of government and covers Brazilian companies acting abroad.

National Strategy to Combat Corruption and Money Laundering – ENCCLA

The ENCCLA program, coordinated by the Ministry of Justice and Public Security (Ministério da Justiça e Segurança Pública), seeks to prevent money laundering and corruption in general. The ENCCLA is made up of over 90 agencies, members of the three branches of government, public prosecutors and civilians acting directly and indirectly to prevent corruption and money laundering. The ENCCLA encourages joint action, collaboration and expertise-sharing among entities through its yearly plenary session and the creation of working groups to implement specific goals and targets. The program has led to several developments in the fight against money laundering and corrupt practices, including the modernization of money laundering legislation, the creation of various registries such as the Registry of the Financial System Clients managed by the Central Bank, the institution of nationwide training programs, the optimization of technology networks and the improvement of publicly available resources for combating money-laundering and corruption.

Financial Action Task Force

Brazil is a member of the Financial Action Task Force (“FATF”), a global body that sets international standards for fighting money laundering and the financing of drug trafficking, terrorism, arms trading, and cyber frauds, among other crimes. In February 2019, to comply with FATF recommendations, Brazil passed Law No. 13.810 (complemented by Decree No. 9825 in June 2019) which altered the framework for freezing assets belonging to individuals and legal entities under United Nations Security Council sanctions, which includes, among other criminals, terrorist defendants (or their financial supporters) and persons involved in financing the proliferation of weapons of mass destruction. In November 2019, the Supreme Court confirmed the legitimacy of financial intelligence sharing of information in criminal investigations, suspending a previous provisional injunction that limited the use to judicially authorized lawsuits.

The Anti-Crime Law

In December 2019, a law with the aim of improving Brazil’s criminal, procedural and legislative framework (the “Anti-Crime Law”) was passed by the National Congress and approved by the President. The Anti-Crime Law went into effect on January 23, 2020.

Incentives for Private Investment

Technology

The Innovation Act (enacted in 2004 and updated in January 2016) encourages economic efficiency and the development and diffusion of technologies that have the potential to induce economic activity and improve competitiveness in international trade.

Intellectual Property

The Intellectual Property Law (enacted in 1996) regulates rights and obligations related to intellectual property and provides for the protection of these rights while counterbalancing social interest and technological and economic development. The statute protects inventions and utility models, industrial designs and trademarks.

Public-Private Partnerships

Brazilian law provides for two types of public-private partnerships: (i) contracts for concessions of public works or utility services and (ii) contracts for rendering services under which a public sector entity is the end-user. Public-private partnership contracts must be valued at a minimum of R$10 million, and their terms vary between five and thirty-five years, including any term extension. All contracts are awarded through a public bidding process.

National Policy for Regional Development

The National Policy for Regional Development (Política Nacional de Desenvolvimento Regional or “PNDR”) addresses regional inequalities. PNDR’s main source of financing comes from regional development funds, and the Federal Government. PNDR is monitored by the National Information System for Regional Development (Sistema Nacional de Informações do Desenvolvimento Regional) and is coordinated by the Ministry for Regional Development (Ministério da Integração e do Desenvolvimento Regional).

THE BRAZILIAN ECONOMY

COVID-19

Since COVID-19 infections were reported in December 2019, the COVID-19 pandemic had a significant adverse impact on the global and Brazilian economy. For more information on the COVID-19 pandemic and on the key measures taken by the Federal Government in reaction to the COVID-19 pandemic, see “Recent Developments—COVID-19.”

As of December 31, 2022, Brazil had a total of 36,331,281 confirmed cases of COVID-19, of which 693,853 were fatal (since the beginning of the pandemic). During the COVID-19 pandemic, Brazil adopted several measures in response to the COVID-19 outbreak aimed at preventing mass contagion and overcrowding of Brazilian health service facilities, including, among others, granting decision-making authority to local governmental entities (i.e., states and municipalities) with respect to measures to be taken in response to the outbreak and the coordination of repatriation flights for Brazilian residents abroad. Brazilian states and municipalities have taken extensive measures to limit the spread of the outbreak, including severe restrictions on business and economic activity. In April 2022, the Ministry of Health declared the end of the state of Public Health Emergency on National Level due to COVID-19, which had been in force since February 2020.

The Republic adopted several economic stimulus measures in reaction to the COVID-19 crisis. The expenditures related to such measures amounted to R$20.8 billion in 2022, R$121.4 billion in 2021 and R$524.0 billion in 2020. These measures included, among other things, (i) financial assistance to individuals and companies; (ii) the allocation of resources for medical treatment for Brazilian citizens and investments in appropriate protective equipment; (iii) the implementation of a plan for the purchase and administration of COVID-19 vaccines; (iv) adopting measures to support cash flows of Brazilian companies; (iv) granting support to local governments; and (v) strengthening and increasing credit lines to individuals and companies.

Specific measures with respect to supporting vulnerable populations and workers included, among other things:

•

financial grants of R$600 per month, for a period of 5 months, from April to August 2020, and additional financial grants of R$300 per month, for a period of 4 months, from September to December 2020, to informal workers, individual micro-entrepreneurs (microempreendedor individual) and low-income families;

•	expansion of the Bolsa Família program;

•	payment of electricity bills for low-income families; and

•	a mandatory pause in medication price increases.

On March 15, 2021, a new fiscal regime became effective that provided funds for the extension of emergency aid in an amount of up to R$44 billion through direct payments to vulnerable populations to address the impact of the COVID-19 crisis. On July 5, 2021, the Federal Government extended the emergency aid through October 2021 in an additional amount of up to R$20 billion. Specific measures with respect to funding of medical treatment and investment in adequate protection of Brazilian citizens included support to Brazilian nationals that were abroad and, among other things, the opening of new credit lines or the increase of existing credit lines:

•	to governmental institutions and organizations specifically for purposes of carrying out COVID-19 measures; and

•	for research and development of COVID-19-related vaccines.

In addition, imported medical products were subject to zero tax rates.

Specific measures with respect to supporting cash flow positions of Brazilian companies included, among other things:

•	grace periods or delayed timelines on the payment of social security contributions and tax obligations; and

•	enacting temporary administrative regimes aimed at increasing flexibility in the labor market, including with regard to hiring and debt negotiations.

Specific measures with respect to granting support to local governments included, among other things:

•	direct transfers (R$60.1 billion);

•	suspension of debt payments owed to the Federal Government (R$38.1 billion);

•	rescheduling of debt payments owed to public sector financial institutions (R$27.1 billion); and

•	compensation for revenue losses (R$15.1 billion).

The Brazilian Central Bank has also put in place a liquidity package of R$2.6 trillion with the aim of supporting the liquidity of the Brazilian financial system through the COVID-19 crisis. The liquidity package included, among other things, (i) the reduction of the capital requirements imposed by the Central Bank for small financial institutions, and (ii) the granting of working capital loans to Brazilian financial institutions.

On April 17, 2020, the Senate approved a proposal for a constitutional amendment referred to as the War Budget (Orçamento de Guerra). The aim of the War Budget was to simplify budget execution rules during the COVID-19 pandemic, allowing for expedited authorizations of (i) government purchases; (ii) construction projects; (iii) hiring of personnel; and (iv) contracting with temporary service providers. The War Budget law was enacted by Congress on May 7, 2020, and remained in effect until December 31, 2020. As of December 31, 2020, the War Budget amounted to R$635.5 billion, of which R$540.2 billion had been utilized.

Historical Background

In December 1993, with the aim of addressing the high inflation levels of the late 80s and early 90s, the Federal Government enacted the Plano Real economic program, which was highly successful in curtailing inflation, building a foundation for sustained economic growth and adopting fiscal austerity. The Plano Real was also designed to address persistent deficits in the Federal Government’s accounts, expansive credit policies and widespread, backward-looking indexation.

The Federal Government formally adopted inflation targeting as its monetary policy framework in 1999 in an environment shaped by the uncertainty of the impact of the devaluation of the Real in the Brazilian economy. Under the inflation-targeting regime, achievement of inflation targets is the main objective of the Central Bank’s monetary policy decisions.

In 2016, aiming to restore fiscal balance, a public spending cap was also adopted. For more information, please refer to “Monetary Policy and Money Supply” in the “Financial System” section, “Ceiling on Public Spending” in the “Public Finance” section and “Political Developments” in the “Recent Developments” section.

Economy in 2022

In 2022, the Brazilian economy continued to be adversely affected by COVID-19 but showed signs of recovery. See “Recent Developments—COVID-19.” After a rebound in economic activity, Brazil experienced supply shocks that affected adversely the entire economy, which can be explained mostly by external supply chain challenges due to the pandemic and the military conflict between Russia and Ukraine, new waves of infection by COVID-19 and the rise in local and global inflation.

Domestic economic activity growth experienced a slight deceleration in 2022 (a 2.9% increase in GDP compared to 2021), after recording a strong rebound in 2021 (a 5.0% increase in GDP compared to 2020) from the downturn in 2020 (a 3.3% decrease in GDP compared to 2019). The 2020 downturn was caused primarily by the economic and social impact of COVID-19. Previously, the Brazilian economy had recorded three consecutive years of moderate GDP growth (1.2% in 2019, 1.8% in 2018 and 1.3% in 2017), after recording a 3.3% contraction in GDP in 2016.

In the first quarter of 2022, Brazil’s GDP increased at a rate of 1.3%, as compared to the fourth quarter of 2021. In the second and third quarters of 2022, GDP increased by 0.9% and 0.3% respectively, as compared to the corresponding previous quarter. In the fourth quarter of 2022, GDP contracted at a rate of 0.2%, as compared to the previous quarter.

Gross Domestic Product

GDP is an aggregate measure of production equal to the sum of the market values of all final goods and services in a determined period of time.

The 2.9% GDP growth in 2022 was primarily due, on the supply side, to an increase in services (4.2%) and industrial activity (1.6%) — which together account for 90% of the GDP — and a contraction in agriculture and livestock (-1.7%). All services activities grew in 2022, with the most growth by ‘other activities’ (11.1%) followed by ‘transportation, warehousing and post services’ (8.4%) continuing the recovery experienced in 2021 after the COVID-19 pandemic. In the industrial sector, the highlight was the performance of the public utilities sector (10.1%), which had lower utility rates during 2022.

On the demand side, household consumption (4.3% growth) was the main driver of GDP growth. Gross fixed capital formation (0.9%), and government consumption (1.5%) also grew.

The following table sets forth Brazil’s GDP at current prices and expenditures for each of the years indicated.

Table No. 10

GDP at Current Prices – Demand Side

(In Billions of Reais (R$), Except Percentages(1))

	2018		2019		2020		2021		2022
	R$	%	R$	%	R$	%	R$	%	R$	%
Final Consumption	5,919.3	84.5%	6,290.2	85.1%	6,337.2	83.3%	7,086.3	79.6%	8,041.9	81.1%
Gross Capital Formation	1,057,3	15.1%	1,146.6	15.5%	1,226.3	16.1%	1,728.6	19.4%	1,728.6	17.4%
Gross Fixed Capital Formation	1,057,4	15.1%	1,143.2	15.5%	1,260.2	16.6%	1,681.5	18.9%	1,866.3	18.8%
Changes in Inventories	(0.1)	0.0%	3.4	0.0%	(33.9)	(0.4%)	47.1	0.5%	(67.3)	(0.7)%
Exports of Goods and Services	1,025.1	14.6%	1,043.6	14.1%	1,252.0	16.5%	1,740.7	19.6%	1,987.6	20.0%
Imports of Goods and Services	997.5	14.2%	1,091.2	14.8%	1,206.0	15.8%	1,656.9	18.6%	1,913.1	19.3%
Gross Domestic Product	7,004.1	100%	7,389.1	100%	7,609.6	100%	8,898.7	100%	9,915.3	100%

Note: Numbers may not total due to rounding.

(1)	Percentages of total GDP.

Source: IBGE.

The following tables set forth the share of GDP by sector at current prices and real growth at current prices by sector for each of the years indicated.

Table No. 11

GDP at Current Prices – Supply Side

(In Billions of Reais (R$), Except Percentages(1))

	2018		2019		2020		2021		2022
	R$	%	R$	%	R$	%	R$	%	R$	%
Agriculture	309.6	4.4	310.7	4.2	434.6	5.7	666.2	7.5	675.5	6.8
Industry	1,313.2	18.7	1,385.8	18.8	1,484.3	19.5	1,793.1	20.2	2,052.2	20.7
Mining, Oil and Gas	161.1	2.3	182.8	2.5	193.6	2.5	416.3	4.7	462.7	4.7
Manufacturing	737.4	10.5	763.5	10.3	813.7	10.7	909.7	10.2	1,102.8	11.1
Construction	243.3	3.5	248.6	3.4	267.9	3.5	250.3	2.8	271.6	2.7
Public Utilities	171.4	2.4	190.9	2.6	209.1	2.7	216.8	2.4	215.2	2.2
Services	4,388.3	62.7	4,660.2	63.1	4,676.0	61.4	5,139.5	57.8	5,841.1	58.9
Retail Services	783.0	11.2	822.6	11.1	825.3	10.8	1,057.0	11.9	1,215.7	12.3
Transportation	264.7	3.8	284.5	3.8	273.2	3.6	283.8	3.2	261.6	2.6
Communications	206.1	2.9	218.9	3.0	237.6	3.1	264.4	3.0	288.9	2.9
Financial Services (1)	422.7	6.0	460.3	6.2	454.5	6.0	447.3	5.0	645.7	6.5
Other Services	1,078.4	15.4	1,148.3	15.5	1,082.4	14.2	1,166.1	13.1	1,334.2	13.5
Rental Services	588.0	8.4	619.6	8.4	656.0	8.6	697.8	7.8	771.9	7.8
Government (2)	1,045.4	14.9	1,106.1	15.0	1,146.9	15.1	1,223.0	13.7	1,323.0	13.3
Value Added at Basic Prices	6,011.1	85.8	6,356.7	86.0	6,594.9	86.7	7,598.9	85.4	8,568.9	86.4
Taxes	993.0	14.2	1,032.4	14.0	1,014.7	13.3	1,299.9	14.6	1,346.4	13.6
GDP	7,004.1	100.0	7,389.1	100.0	7,609.6	100.0	8,898.7	100.0	9,915.3	100.0

Note: Numbers may not total due to rounding.

(1)	Percentages of total GDP.
(2)	“Financial Services” includes financial intermediation, complementary social security and related services.
(3)	“Government Services” includes public education, health and administration services.

Source: IBGE.

Table No. 12

Real Growth (or Decline) at Current Prices by Sector

	2018	2019	2020	2021	2022
Real GDP	1.8%	1.2%	(3.3%)	5.0%	2.9%
Agriculture and Livestock	1.3%	0,4%	4.2%	0.3%	(1.7%)
Industry	0.7%	(0.7%)	(3.0%)	4.8%	1.6%
Mining, Oil and Gas	0.4%	(9,1%)	0.9%	2.9%	(1.7%)
Manufacturing	1.4%	(0,4%)	(4.7%)	4.5%	(0.3%
Construction	(3.0%)	1.9%	(2.1%)	10.0%	6.9%
Public Utilities	3.7%	2.6%	(1.0%)	1.0%	10.1%
Services	2.1%	1.5%	(3.7%)	5.2%	4.2%
Retail Services	2.6%	1.6%	(1.5%)	5.0%	0.8%
Transport	2.1%	0.1%	(12.7%)	12.9%	8.4%
Communications	1.8%	4.5%	2.1%	12.6%	5.4%
Financial Intermediation	1.0%	1.1%	3.3%	0.0%	0,4%
Other Services	3.5%	2.8%	(9.3%)	9.1%	11.1%
Rental Services	3.3%	2.4%	1.7%	2.1%	2.5%
Government	0.1%	(0.4%)	(4.5%)	2.3%	1.5%

Source: IBGE.

Principal Sectors of the Economy

The principal sectors of the Brazilian economy are industry, services, and agriculture and livestock.

Industry

The industrial sector includes the mining, oil and gas, manufacturing, construction, and public utilities subsectors. The industrial sector expanded 1.6% in 2022, as compared to 2021.

As of December 31, 2022, the industrial sector represented 20.7% of Brazil’s GDP, an increase of 2.7% as compared to 2021, when it represented 20.2% of Brazil’s GDP.

Table No. 13

Annual Changes in Industry Production

(By Category of Use)

	2018	2019	2020	2021	2022
Capital Goods	7.1	(0.6)	(9.6)	28.0	(0.3)
Intermediate Goods	0.1	(2.2)	(1.0)	3.2	(0.7)
Consumer Goods	1.3	1.3	(9.0)	0.0	(0.8)
Durable Goods	7.9	2.1	(19.8)	1.9	(3.3)
Nondurable Goods	2.7	(2.4)	(3.0)	(0.6)	(0.4)

Source: IBGE.

Mining, Oil and Gas

The mining, oil and gas subsector shrank 1.7% in 2022, after recording a 2.9% growth in 2021. This subsector represented 4.7% of GDP in 2022.

I. Oil and Gas

The National Oil and Gas Agency (Agência Nacional do Petróleo, Gás Natural e Biocombustíveis or ANP, for its acronym in Portuguese) is an independent regulatory agency linked to the Ministry of Mines and Energy, which regulates the oil and gas industries in Brazil. The ANP is responsible for conducting public tender offers for drilling, oil and gas concessions in defined areas or blocks. The concession regime covers roughly 98% of the Brazilian sedimentary basin.

In 2010, the Federal Government implemented a mixed regime for Brazilian oil and gas production, regulating concessions and production sharing agreements. The Federal Government (i) granted Petrobras the right to explore up to five billion barrels of oil equivalent (“BOE”) in certain areas of the pre-salt fields not subject to concession; and (ii) established a production-sharing regime for oil and gas exploration and production in pre-salt fields not under concession and other areas designated as strategic areas by the Federal Government (the “Production Sharing Regime”). Prior to 2016, Petrobras was required to be the exclusive operator of any pre-salt deep-water field, subject to a minimum 30% Petrobras participation interest. Under the Production Sharing Regime, the National Energy Policy Council (Conselho Nacional de Política Energética or CNPE, for its acronym in Portuguese), prior to conducting a public bid, gives Petrobras a preference right to act as the operator of any pre-salt deep-water field at a minimum consortium interest of 30%. If Petrobras opts to not exercise its preference right, exploration and production rights for the blocks are subsequently offered under public bids. Winning bids are determined based on which bidder offers the Federal Government the highest share of excess oil, also known as “profit oil.”

On April 9, 2021, the new regulatory framework for natural gas, which establishes a competitive market for natural gas with the aim of attracting new investments to the sector, reducing costs, and reducing the consumption of natural gas, became effective.

Brazilian production reached approximately 1,102 million barrels of oil and 50.34 billion cubic meters of natural gas in 2022, which represents an increase of 4.01% in oil production and an increase of 3.10% in natural gas production compared to 2021.

Between 2009 and 2022, oil production grew by 55%, while natural gas production grew by 138%. The significant increase in oil and gas production can be attributed to the discovery of new production areas, which led to an increase in proven reserves.

The average annual daily oil and gas production from the pre-salt layer reached an average of 2.9 million BOE per day in 2022, a 7.8% increase in comparison to 2021. Pre-salt layer production represents approximately 75.2% of total oil production in Brazil.

In 2022, there was a 56.3% increase in revenues from oil and gas royalties, when compared to 2021. Revenues from exploration and production of oil and gas increased 189.4% compared to 2021.

II. Ethanol and Biodiesel.

As the world’s largest producer of sugarcane ethanol, and with the largest fleet of flexible-fuel vehicles, Brazil stands out as a world reference in bioenergy. The Federal Government has continuously supported the development, production, and distribution of ethanol fuel as an alternative to petroleum. In 2017, a law was approved launching a National Biofuel Policy (RenovaBio) to promote biofuels and contribute to commitments undertaken by Brazil as part of the Paris Agreement.

The ANP also regulates ethanol production and distribution in Brazil. Ethanol production requires several activities such as development of special sugarcane varieties, crop techniques, flexible-fuel engine technology, processing, storage, and distribution. Recently, research has been focused on the development of sugarcane varieties, second-generation ethanol, and optimization of agricultural and industrial production processes. In 2022, national production of anhydrous and hydrated ethanol reached 30.7 cubic meters, an increase of 2.1% compared to production in 2021.

The Federal Government also promotes biodiesel production and its use as a sustainable energy source through the National Program for the Production and Use of Biodiesel (Programa Nacional de Produção e Uso do Biodiesel). Biodiesel production reached 6.3 million cubic meters in 2022, a decrease of 7.6% when compared to production in 2021.

Manufacturing

The manufacturing subsector contracted by 0.3% in 2022, after recording a 4.5% expansion in 2021. The negative performance was mainly caused by a decrease in the manufacture of: metallurgy products, furniture, wood, rubber and plastic products. The manufacturing subsector represented 11.1% of GDP in 2022, implying a 0.9% expansion when compared to 2021.

Public Utilities

Electricity prices are regulated by the Brazilian Electricity Regulatory Agency (Agência Nacional de Energia Elétrica or ANEEL, for its acronym in Portuguese) following a tariff flag system for electricity generation. The green, yellow, red flags (levels 1 and 2) indicate whether the energy will cost more or less depending on the generation conditions. The green flag corresponds to regular tariff price charged under regular hydrological conditions, and the yellow and red flags result in additional charges on top of regular tariffs, in case of moderate or severe water scarcity conditions.

Following favorable hydrological conditions, on April 15, 2022, ANEEL replaced the red flag tariff with the green flag tariff, which prevailed through the whole year.

The public utilities subsector (electricity and gas, water, sewage, and urban cleaning) experienced a very strong growth of 10.1% in 2022 after expanding by 1.0% in 2021, corresponding to 2.2% of GDP in 2022.

Construction

The construction subsector experienced 6.9% growth in 2022, following 10.0% growth in 2021. The construction subsector represented 2.7% of GDP in 2022.

Services

Services, which includes retail, transportation, communications, financial services, rental services, and government subsectors such as public education, public health and public services in general, represented 59% of Brazil’s GDP in 2022. The services sector expanded by 4.2% in 2022, after growing by 5.2% in 2021.

I. Transportation.

i. Roads

Brazil has a road network of approximately 1.7 million kilometers, of which approximately 12.4% is paved, according to the National Confederation of Transportation (Confederação Nacional do Transporte). Most paved roads are maintained by federal and state authorities, while the vast majority of unpaved roads are under the responsibility of municipal authorities.

ii. Railroad

Between 2009 and 2022, freight traffic on railways in Brazil increased from 245.5 billion paid metric tons times kilometers travelled (Revenue Tonne Kilometres or RTK, for its acronym in Portuguese) to 371.1 billion RTKs, an increase of 51.2%. Brazil’s railway system currently consists of approximately 32 thousand kilometers.

On December 23, 2021, Law No. 14,273 establishing a new regulatory framework for rail transportation went into effect. This law was designed to facilitate private investments in the construction of railways, in the use of idle railway networks and in the provision of rail transport services. The main modification was the provision for authorization contracts in railway concessions.

iii. Air

Major Brazilian cities are served by both domestic and international airlines, and many smaller communities benefit from scheduled service by domestic airlines. Infraero is the state-owned enterprise that manages airports in Brazil. In 2022, there were 36.2 million airline passengers in the 12 airports managed by Infraero, a decrease of 4% compared to 2021.

The National Civil Aviation Agency (Agência Nacional de Aviação Civil) is responsible for monitoring the airports and managing airport concession contracts. In 2011, a government program was designed to improve and revamp the airport infrastructure of the country. Through that program, the Federal Government has granted concessions to private companies to run the major airports in the country.

iv. Water

In 2022, around 1216.5 billion tons of products passed through Brazilian ports, a 0.2% reduction in comparison to 2021. Brazil’s main ports are located in the cities of Rio de Janeiro, Santos, Paranaguá, Rio Grande and São Sebastião. Of the 36 maritime public ports managed by the Ministry of Infrastructure (Ministério da Infraestrutura), 18 are supervised by, granted to or operated by state and municipal governments. The other 17 are administered directly by companies that are majority-owned by the Federal Government plus the port of Ladário, which is in the process of being granted to the state of Mato Grosso.

II. Telecommunications.

The Brazilian Telecommunication Regulatory Agency (Agência Nacional de Telecomunicações or ANATEL, for its acronym in Portuguese) is the agency responsible for regulating the telecommunications sector. The telecommunications sector includes telecommunications services (including fixed-line and mobile telephony and internet access providers), computer services (including software development and data processing), audiovisual services (including cable TV programming and advertising and merchandising for TV and radio) and other services.

As of December 31, 2022, an aggregate amount of 338.5 million in telecommunications service contracts were active, representing a decrease of 0.3% as compared to 2021. Mobile telephony service contracts represented the majority (74.4%) of such telecommunications service contracts.

Agriculture and Livestock

Brazil’s agriculture and livestock sector is among the most productive and competitive in the world, according to the United States Department of Agriculture (“USDA”). According to data from the Food and Agriculture Organization of the United Nations (“FAO”), in 2021 Brazil was the world’s largest producer and exporter of coffee, soybeans and raw sugarcane. It is also the leading exporter of boneless cattle and chicken meat.

The agriculture and livestock sector, which represented approximately 6.8% of Brazil’s GDP in 2022, contracted by 1.7% in 2022, after an expansion of 0.3% in 2021. This contraction can be attributed mainly to adverse climate conditions which resulted in a decrease in production in agriculture, offsetting the positive contributions of livestock and fishing activities.

In 2022, agricultural exports accounted for approximately US$158.9 billion, accounting for 47.6% of Brazil’s total exports, when compared to US$120.5 billion or 42.9% of Brazil’s total exports in 2021. Among the main products exported in 2022, soybeans accounted for 18.0% of Brazil’s total exports; meats accounted for 7.6% and forest products accounted for 4.9%.

THE FINANCIAL SYSTEM

General

Brazil’s financial system consists of public- and private-sector financial institutions. As of December 31, 2022, the Brazilian financial system included 161 private multi-service banks, 17 commercial banks, 9 investment banks, and numerous savings and loan, brokerage and leasing financial institutions. A significant portion of the activities of federal and state banks involves lending Federal Government funds to industrial, agricultural and building development companies.

The main authorities that regulate Brazilian financial institutions are: (i) the CMN, the highest-level federal agency responsible for Brazil’s monetary policy; (ii) the Central Bank, responsible for the implementation, regulation and supervision of the financial system; and (iii) the CVM, responsible for the development and regulation of the Brazilian capital markets.

In 2022, the average leverage of the Brazilian banking system was approximately 4.4 times shareholders’ equity, and Brazilian private sector financial institutions were generally well capitalized. Public sector banks, which play an important role in the Brazilian banking industry, accounted for 38.8% of the banking system’s total demand deposits and 38% of total assets as of December 2022.

Institutional Framework

Brazilian monetary and credit policies are formulated by the CMN with the principal objective of promoting Brazilian monetary stability, in addition to economic and social development. The CMN issues general guidelines for the operation of the national financial system and is responsible for (i) adapting the volume of money supply to the conditions of the economy; (ii) regulating the internal and external value of currency and the equilibrium of the balance of payments; (iii) guiding investments of funds of financial institutions; (iv) promoting the improvement of institutions and financial instruments; (v) ensuring liquidity and solvency of financial institutions; (vi) coordinating monetary, credit, budgetary and internal and external public debts; and (viii) setting inflation targets and tolerance intervals. The CMN is managed by its three members: the Minister of Economy, the Secretary of Finance and the Central Bank Governor.

The Central Bank is responsible for ensuring the stability of the Brazilian Real’s purchasing power and a solid and efficient financial system, and it implements the monetary, currency and credit policies established by the CMN. Within the Central Bank, the Monetary Policy Committee (COPOM, for its acronym in Portuguese) establishes the guidelines for monetary policy and sets the short-term interest rate target. The Central Bank is managed by a board of directors. The Central Bank governor and directors are appointed by the president of the Republic, subject to confirmation by the Senate. On February 24, 2021, Law No. 179, known as the Central Bank Independence Law, which was intended to limit political interference over the Central Bank, became effective. Law No. 179 established four-year terms for the Central Bank governor and directors in cycles that do not coincide with the President of the Republic’s term. Thus, the Central Bank governor appointed by the President will take office on January 1st of the third year in office of the President of the Republic, after approval by the Senate. The eight directors appointed by the President, subject to Senate approval, will take office in staggered terms, with two appointments per year, starting on the first year of the President of the Republic’s term.

Monetary Policy and Money Supply

Selic

The federal funds rate in Brazil is the Selic interest rate, which is the average interest rate on overnight inter-bank loans backed by government securities registered in the Special System of Clearance and Custody (Selic).

The Selic interest rate is the main monetary policy instrument available to the Central Bank. The monetary policy transmission mechanisms are the channels through which changes in the Selic affect the behavior of other economic variables, mainly prices and output. Monetary policy affects prices in the economy by influencing (i) the decision between consumption and investment by families and companies, (ii) the exchange rate, (iii) the price of assets, and (iv) credit availability, among others.

When the Selic rate rises, real interest rates also tend to rise. The increase in the real interest rate, in turn, can lead to a decrease in investments by companies and a decrease in consumption by families—which, in turn, tends to reduce the demand for goods and services in the economy, contributing to the reduction of inflation.

The COPOM sets the target for the Selic rate, and it is up to the Central Bank’s open market desk to keep the daily Selic rate at the target level. In December 2022, the Selic rate was maintained at 13.75% per year, the same level set since August 2022. At the end of 2021, the Selic rate was 9.25% per year.

Inflation

Brazil adopted an inflation-targeting monetary policy framework in 1999. The CMN sets annual inflation targets and tolerance intervals based on the IPCA, Brazil’s principal inflation index, while the Central Bank uses monetary policy instruments, mainly the Selic rate, to achieve the inflation targets.

The following table sets forth the IPCA for the periods indicated.

Table No. 14

Broad National Consumer Price Index (IPCA)

(Trailing Twelve Months)

December 2018	3.75
December 2019	4.31
December 2020	4.52
December 2021	10.06
December 2022	5.79

Source: IBGE.

As of December 31, 2022, accumulated IPCA for the previous 12 months was 5.79%, which is 427 basis points below the accumulated IPCA of 10.06% registered in 2021. Food and beverages (11.64%) and Healthcare and personal spending (11.43%) were the main drivers pressuring prices upward, while Transportation contributed to slowing down the inflation index by registering a 1.29% deflation relative to a 21.03% inflation in 2021.

As a result, official inflation was above the target set by the CMN for 2022, which was 3.50% with a tolerance range between 2.00%-5.00%. From 2006 to 2018, the CMN established an inflation target of 4.50%, with a tolerance range of plus or minus 2.00 percentage points, which was narrowed in 2017 to plus or minus 1.50 percentage points. From 2018 to 2024, inflation targets were set to be reduced by 0.25 percentage points, annually, from 4.50% in 2018 to 3.00% in 2024. The inflation target for 2025 was set at 3.00%. Historically, the Central Bank met its inflation targets, except for the years of 2001, 2002, 2003, 2015, 2017, 2021 and 2022.

Open Market Operations

The Central Bank periodically intervenes in the overnight funds market to provide liquidity and maintain the Selic rate near the target rate. Among other strategies to control liquidity levels, the Central Bank performs open market transactions, including definitive or resale and repurchase agreements (operações compromissadas), which are indexed to the Selic rate.

Open market operations totaled R$919,583 billion (9.3% of GDP) in 2022, compared to R$981,436 billion (11.0% of GDP) in 2021.

Swap Transactions

As part of its mandate to preserve the floating exchange rate regime and financial stability, the Central Bank may intervene occasionally to ensure the smooth functioning of the foreign exchange market by conducting foreign exchange swaps auctions. Since 2002, these auctions are all cleared or registered with the B3 S.A for transparency. For more information on B3 S.A. refer to “Brazilian Stock Exchange” in subsection “Securities Markets”. The Central Bank generally enters into two types of swap contracts: (i) exchange swaps with periodic adjustments (Swap Cambial com Ajuste Periódico), which are based on the difference between the effective interest rate of interbank deposits and the Brazilian Real-U.S. Dollar exchange rate; and (ii) exchange swaps with periodic adjustments based on one-day repurchase agreements, which are based on the difference between the Selic rate and the Brazilian Real-U.S. Dollar exchange rate. B3 assumes all credit risk arising from these swap transactions.

The volume of swaps increased to R$513.9 billion in December 2022 from R$446.2 billion in December 2021.

Reserve Requirements and Money Supply

The Central Bank sets mandatory reserve requirements for all depositary institutions, commercial banks, multi-service banks, investment banks, development banks and savings and loan financial institutions. These reserve requirements are applied to a wide range of banking activities and transactions, such as demand deposits, savings deposits, time deposits, debt assumption transactions, automatic reinvestment deposits, funding transactions, repurchase agreements and export notes. For example, financial institutions are generally required to deposit 21% of their average daily balance of demand deposits in excess of R$500 million in a non-interest-bearing account with the Central Bank.

The following table sets forth selected information regarding changes in the monetary base and money supply for the periods indicated.

Table No. 15

Percentage Increases/Decreases in Monetary Base and Money Supply

	2018	2019	2020	2021	2022
Monetary Base (1)	1.8%	4.8%	36.3%	(5.2%)	2.6%
M1 (2)	6.9%	9.1%	43.2%	1.9%	(2.4%)
M2 (3)	10.4%	8.7%	29.0%	8.1%	17.9%

(1)	“Monetary Base” represents Central Bank liabilities including, but not limited to, currency and deposits held by commercial banks.
(2)	“M1” represents currency plus demand deposits.
(3)	Preliminary data. “M2” represents M1 plus special interest-bearing deposits, savings deposits and securities issued by custodian institutions.

Source: Central Bank.

Foreign Exchange Rates and Exchange Controls

Foreign Exchange Policy

In Brazil, the CMN sets the foreign exchange policy to be implemented by the BCB. The CMN establishes the guidelines for the financial relationships between Brazil and the rest of the world, the foreign exchange market operations, the rules for the flow of international capital to the country, and the management of international reserves.

On December 30, 2021, a new legal framework for the Foreign Exchange Market went into effect, aiming to improve the business environment in Brazil, to expand the use of Brazilian currency in international transactions and to open space for Brazilian banks and financial institutions to invest in funds in Brazil or abroad.

One of the mechanisms through which the Federal Government influences inflows of foreign capital is the Financial Transactions Tax (Imposto sobre Operações Financeiras or IOF, for its acronym in Portuguese). The IOF is levied on credit transactions, foreign exchange transactions, insurance transactions and transactions involving securities at varying rates.

The following table sets forth certain information regarding Brazil’s foreign exchange transactions.

Table No. 16

Foreign Exchange Transactions

(In Millions of U.S. Dollars)

	2018	2019	2020	2021	2022
Commercial	47,740	17,475	23,250	8,092	21,481
Financial	(48,735)	(62,244)	(51,173)	(3,669)	(24,714)
Total	(995)	(44,768)	(27,923)	4,423	(3,233)

Note: Numbers may not total due to rounding.

Source: Central Bank.

Foreign Exchange Rates

In 1999, the Federal Government adopted a floating exchange rate for the Real. The following table sets forth certain exchange rate information reported by the Central Bank for the sale of U.S. Dollars, expressed in nominal Reais, for the periods indicated. The Federal Reserve Bank of New York reports an average noon buying rate for the Real. The Federal Reserve has indicated that Brazil’s average exchange rates for 2022 and 2021 were R$5.1605 per US$1.00 and R$5.3958 per US$1.00, respectively. Further, the 2020 and 2019 rates were R$5.1587 per US$1.00 and R$3.9440 per US$1.00, respectively.

Table No. 17

Commercial Exchange Rates

(R$/US$1.00 (Sell Side))

	2018	2019	2020	2021	2022
Average for Period (1)	3.66	3.95	5.16	5.40	5.17
End of Period	3.87	4.03	5.20	5.58	5.22
% Change (End of Period)	17.1%	4.0%	28.9%	7.4%	(6.5%)

Note: Numbers may not total due to rounding.

(1)	Weighted average of the exchange rates on business days during the period.

Source: Central Bank

Financial Institutions

Public Sector Financial Institutions

Brazil’s main public sector financial institutions are Banco do Brasil, BNDES and CEF.

Banco do Brasil. Banco do Brasil, one of Brazil’s largest multi-service banks, is a mixed-ownership company, with the Federal Government holding a majority of its voting shares. It primarily functions as a private multi-service bank, but also has some lending programs that implement certain public policies. It is also the principal mechanism through which the Federal Government implements its rural credit policy. On December 31, 2022, Banco do Brasil (i) had assets of R$1.9 trillion; (ii) had shareholders’ equity of R$153.5 billion; and (iii) as of April 2023, was the second largest bank in Latin America as measured by total assets.

BNDES. BNDES, a development bank wholly owned by the Federal Government, is primarily engaged in providing long-term financing to the Brazilian private sector. BNDES is the main recipient of loans from the National Treasury and federal agencies. As of December 31, 2022, BNDES and entities under its control had assets of approximately R$681.2 billion and shareholders’ equity of approximately R$131.3 billion. In 2022, BNDES repaid R$83.25 billion of its outstanding loans to the National Treasury.

CEF. CEF is a savings bank, wholly owned by the Federal Government. It is primarily involved in deposit-taking and financing for housing and related infrastructure and may be used by the Federal Government to provide social services. Its main activities relate to raising funds through savings accounts, escrow and time deposits and investment in loans substantially linked to housing. CEF’s assets as of December 31, 2022, were approximately R$1.6 trillion and its shareholders’ equity was approximately R$84.8 billion.

Other Financial Institutions.

Other federal financial institutions include the Bank of the Amazon (Banco da Amazônia), with the mission of promoting development in the Amazon region, and the Bank of the Northeast of Brazil (Banco do Nordeste do Brasil), which is almost wholly owned by the Federal Government and has the mission of promoting sustainable development in northeastern Brazil.

Private Sector Financial Institutions

Brazil permits the establishment of multi-service banks, which are licensed to provide a full range of commercial banking, investment banking (including securities underwriting and trading), consumer financing and other services, including fund management and real estate finance.

Brazil’s private sector financial institutions include commercial banks, investment banks, multi-service banks and other financial institutions. Brazil’s 17 private sector commercial banks and 98 private multi-service banks with commercial portfolios are engaged in wholesale and retail banking. They are particularly active in taking demand deposits and lending for short-term working capital purposes. Brazil’s 9 private investment banks are engaged primarily in collecting time deposits, specialized lending and underwriting securities. As of December 31, 2022, the combined shareholders’ equity of the private sector banking institutions in Brazil was R$667.3 billion.

Banking Supervision

The Central Bank implements the CMN’s currency and credit policies and supervises financial institutions according to the following objectives: (i) evaluate risks assumed by, and management capacity of, financial institutions; (ii) verify compliance with applicable norms and laws; (iii) stimulate the dissemination of information by financial institutions; and (iv) supervise conduct with the objective of combating financing of terrorists and preventing money laundering.

Along with public and private banking institutions, the Central Bank supervises credit, finance, and investment companies; savings banks and credit unions, including stock exchanges; insurance and capitalization companies; and individuals or entities who carry out activities performed by financial institutions, among others. The Central Bank also oversees the operations of the national rural credit system and of the housing finance system, monitors the registration of foreign capital and exchange transactions and monitors the granting of credit to the public sector.

In addition, the Central Bank is responsible for maintaining financial stability in Brazilian markets. In 2011, the Central Bank created the Financial Stability Committee (Comitê de Estabilidade Financeira) with the main objective of monitoring financial stability and establishing guidelines and strategies to mitigate risks to the financial system.

Financial System Solvency

Since 2010, the Central Bank has issued several resolutions and guidelines to implement the most recent recommendations of the Basel Committee on Banking Supervision regarding the capital structure of financial institutions (“Basel III”). Implementation of the new capital structure in Brazil commenced on October 1, 2013, and has been following the agreed international schedule for the process.

Results through 2022 of the Central Bank’s periodic stress tests of the Brazilian financial system indicate that it maintains adequate shock absorbing capacity as a result of its present capital levels.

Derivatives and Investment Securities

Derivatives and investment securities are subject to various financial reporting requirements issued by the Central Bank. Securities held by financial institutions are required to be classified into certain categories, with such classifications determining mark to market requirements and accounting treatment. Financial institutions are also subject to specific hedge accounting rules regarding derivatives transactions, including monthly mark-to-market (“OTC”) requirements, classification requirements, and requirements to disclose certain information, including strategy. The CMN authorizes financial institutions to enter a wide range of non-standard options in the over-the-counter market as long as the derivative is registered in the OTC market or in a system organized by authorized institutions.

Deposit Insurance

Since 1995, Brazil has maintained a deposit insurance system through the Credit Guarantee Fund (Fundo Garantidor de Crédito or FGC, for its acronym in Portuguese), a non-profit civil association that provides guaranties. The deposit insurance system protects creditors in the event of intervention, non-judicial liquidation, bankruptcy, or other insolvency of an institution. Except for credit cooperatives, the participants in the FGC are all financial institutions and savings and loan associations.

The FGC, whose guaranties cover up to R$250,000 per person of covered claims, guarantees demand deposits, savings deposits, time deposits (in both book entry and certificated form), bills of exchange, real estate bonds, mortgage bonds and agribusiness credit bills, among other liabilities.

The CMN also allows financial institutions to issue Time Deposits with Special Guarantee (Depósitos a Prazo com Garantia Especial or DPGE, for its acronym in Portuguese), which are guaranteed by the FGC by up to R$40 million. The DPGEs serve as a key source of funds used by small- and medium-sized banks in Brazil.

As of December 31, 2022, the total equity of the FGC was R$107.9 billion.

Loan Loss Reserves

The CMN has a nine-category classification system for loans and other extensions of credit, which are assigned ratings ranging from AA to H based on perceived credit risk of the borrower or guarantor and the nature of the credit transaction. The ratings are initially assigned when the extension of credit is made and thereafter are re-evaluated on a monthly basis.

Credit operations classified between E and H increased to 7.3% (December 2022) from 6.2% (December 2021) of the outstanding credit. The delinquency rate (percentage of operations in arrears for over 90 days) increased to 3.01% in December 2022 from 2.30% in December 2021.

Foreign Currency Loans

Financial institutions in Brazil are permitted to borrow foreign currency-denominated funds in the international markets either through direct loans or through the issuance of debt securities. BCB Resolution No. 278, dated December 31, 2022, regulates the entry of foreign capital into Brazil, which must be registered with the Central Bank. Pursuant to the BCB resolution, financial institutions may borrow foreign currency-denominated funds in the international markets for the purpose of investment in the domestic market, without regard to minimum periods of amortization and retention of the funds in Brazil. Instead, other measures, such as changing the IOF tax rates, may also be used by the Federal Government to influence short-term capital flows.

Payment Settlement System

Payment orders in the Reserves Transfer System (Sistema de Transferência de Reservas) cannot be processed unless there is a sufficient balance in the paying institution’s reserve account. To avoid payment interruptions, the Central Bank introduced an intra-day credit line backed by National Treasury securities. There is no financial cost for this line, as long as repayment is made the same day; payments not made on the same day are treated as overnight loans for which a penalty rate is charged to the institution with the overdraft. This real-time gross settlement system is intended to prevent intra-day overdrafts from being created in the payment system.

Foreign Banks

Currently, foreign banks may only operate in Brazil with prior authorization by the Central Bank. Foreign banks are subject to the same rules, regulations, and requirements applicable to Brazilian financial institutions.

As of December 31, 2022, there were 73 foreign-controlled or foreign-affiliated banks operating in Brazil and 20 banks in Brazil with significant foreign participation. As of December 2022, foreign bank participation reached 15.8% in total assets and 15.5% in shareholders’ equity of the Brazilian financial system.

Securities Markets

Securities Regulation

The CVM, an autonomous, independent and decentralized agency linked to the Federal Government, implements the policies of the CMN relating to the organization and operation of the Brazilian securities market. It is responsible for regulating Brazil’s stock exchanges, protecting investors and shareholders against fraud or manipulation with respect to securities traded on Brazilian stock exchanges and promulgating accounting and reporting rules to ensure public access to information on issuers and their traded securities. The CVM’s main objectives are to: (i) promote the development of the stock market; (ii) promote the efficiency and regular operation of the stock and over-the-counter markets; (iii) protect the holders of securities and market investors against irregularities in the issuance of securities; (iv) ensure public access to information on traded securities and issuers; and (v) continuously monitor the activities and services of the securities market.

Brazilian Stock Exchange

B3 S.A. – The Brasil, Bolsa, Balcão (formerly BM&FBOVESPA) stock exchange is one of the world’s largest financial market infrastructure providers by market value. B3 was established in March 2017 when the securities, commodities and futures exchange activities of BM&FBOVESPA were combined with the activities of Cetip, a provider of financial services for the organized OTC market.

The table below sets forth certain indicators of market activity on B3.

Table No. 18

Market Activity on B3

	2018		2019		2020		2021		2022
Number of Listed Companies		406		391		407		463		448
Market Capitalization (in billions of U.S. Dollars)	US$	866.2	US$	844.8	US$	811.6	US$	906.0	US$	854.7
Market Volume (1)(2) (in billions of U.S. Dollars)			US$	821.5	US$	1,325.2	US$	1,583.1	US$	1,429.9

(1)	Exchange rate (sell side) at the last business day of December 31 of each year.
(2)	B3 introduced a new methodology to calculate market volume. Only data from 2019 onwards is available.

Source: B3.

BALANCE OF PAYMENTS

The balance of payments records a country’s economic transactions with the rest of the world over a one-year period. The following table sets forth information regarding Brazil’s balance of payments for each of the periods indicated.

Table No. 19

Balance of Payments (1)

(In Millions of U.S. Dollars)

	2018	2019	2020	2021	2022
Current Account	(54,794)	(68,022)	(28,208)	(46,358)	(56,068)
Balance on Goods	43,376	26,547	32,370	36,363	44,153
Exports	239,520	225,800	210,707	284,012	340,328
Imports	196,147	199,253	178,337	247,648	296,175
Services	(39,328)	(38,481)	(24,657)	(26,957)	(40,018)
Primary Income Balance	(58,824)	(57,272)	(38,264	(58,971)	(4,001)
Secondary Income Balance	(15)	1,184	2,344	3,207	3,798
Capital Account (2)	440	369	4,141	225	245
Financial Account	(55,784)	(67,347)	(16,260)	(50,168)	(57,350)
Direct Investment	(76,138)	(46,355)	(41,254)	(30,200)	(59,878)
Net acquisition of financial assets	2,025	22,820	(3,467)	16,239	30,694
Net incurrence of liabilities	78,163	69,174	37,786	46,439	90,573
Portfolio Investments	6,735	19,216	12,882	(7,881)	4,091
Net acquisition of financial assets	458	8,995	11,002	15,382	(251)
Net incurrence of liabilities	(6,277)	(10,221)	(1,881)	23,263	(4,342)
Financial derivatives and employee stock options	2,754	1,673	5,397	(960)	(2,031)
Other Investments	7,939	(15,827)	20,946	(25,094)	7,752
Net acquisition of financial assets	6,263	(5,552)	120	10,797	44,419
Net incurrence of liabilities	(1,676)	10,275	(20,826)	35,891	36,667
Reserve Assets	2,928	(26,056)	(14,232)	13,967	(7,284)
Net Errors and Omissions	(1,322)	304	7,878	(4,035)	(1,527)

Note: Numbers may not total due to rounding.

(1)	Figures calculated in accordance with methodology set forth in the International Monetary Fund - Balance of Payments and International Investment Position Manual - Sixth Edition (IMF BPM6).
(2)	Includes migrant remittances.

Source: Central Bank.

Current Account

Brazil has had current account deficits since 2007. In 2022, the current account deficit represented 2.97% of GDP, an increase from the 2.81% of GDP deficit registered in 2021, mainly driven by increases in the deficits on services and primary income, partially offset by an increase in the commercial surplus.

Balance of Goods

The following table provides information on the principal foreign trade indicators for the periods specified.

Table No. 20

Principal Foreign Trade Indicators

	2018	2019	2020	2021	2022
Exports
$ in millions	239,522	225,800	210,707	284,012	340,328
% change (1)	9.9%	(5.7%)	(6.7%)	34.8%	19.8%
% of GDP	12.5%	12,0%	14.6%	17.7%	17.7%
1,000 tons	705,550	678,108	697,447	700,387	740,648
% change (3)	2.0%	(3.9%)	2.9%	0.4%	5.7%
Imports
$ in millions	196,147	199,253	178,337	247,648	296,175
% change (1)	22.1%	1.6%	(10.5%)	38.9%	19.6%
% of GDP	10.2%	10.6%	12.3%	15.4%	15.4%
1,000 tons	151,392	153,405	143,980	178,411	173485
% change (3)	2.7%	1.3%	(6.1%)	23.9%	(2.8%)
Exports/Imports (2)	(1.2)	(1.1)	(1.2)	1.1	1.1
Trade Balance
$ in millions	43,376	26,547	32,370	36,364	44,153
% change (1)	(24.3%)	(38.8%)	21.9%	12.3%	21.4%
% of GDP	2.3%	1.4%	2.2%	2.3%	2.3%
GDP ($ in millions )	1,916,213	1,872,800	1,475,529	1,649,470	1,919,750

Note: Numbers may not total due to rounding.

(1)	Percentage change from previous year.
(2)	Percentage change in volume, by weight.
(3)	Exports divided by imports.

Source: Central Bank and Ministry of the Economy.

Exports

Since 2009, the largest market for Brazilian products has been Asia, followed by the European Union. The following table sets forth certain information regarding the destination of Brazil’s exports for the periods indicated.

Table No. 21

Exports by Region (FOB Brazil) (1)

(In Millions of U.S. Dollars, Except for Percentages(2))

	2018		2019		2020			2021		2022
Asia (ex-Middle Eastern)	91,931	39.6%	93,231	42.2%	99,253	47.4%	130,336	46.4%	139,616	41.8%
China, Hong Kong and Macau	66,680	28.8%	65,840	29.8%	70,121	33.5%	89,944	32.0%	90,771	27.2%
ASEAN (1)	10,361	4.5%	11,848	5.4%	14,183	6.8%	19,330	6.9%	23,903	7.2%
Others	7,129	3.1%	6,662	3.0%	7,060	3.4%	9,852	3.5%	12,116	3.6%
Japan	3,439	1.5%	3,450	1.6%	3,762	1.8%	5,671	2.0%	6,206	1.9%
South Korea	4,321	1.9%	5,432	2.5%	4,127	2.0%	5,539	2.0%	6,620	2.0%
Europe	43,469	18.7%	39,533	17.9%	37,317	17.8%	48,295	17.2%	63,307	18.9%
European Union	34,292	14.8%	29,968	13.6%	27,642	13.2%	36,533	13.0%	50,893	15.2%
Others	7,522	3.2%	7,947	3.6%	8,152	3.9%	10,175	3.6%	10,455	3.1%
Russia	1,655	0.7%	1,619	0.7%	1,524	0.7%	1,587	0.6%	1,959	0.6%
South America	35,167	15.2%	27,952	12.6%	22,659	10.8%	34,052	12.1%	43,951	13.2%
Mercosur	20,833	9.0%	14,749	6.7%	12,403	5.9%	16,990	6.1%	21,764	6.5%
Andean Community of Nations	7,315	3.2%	7,560	3.4%	5,575	2.7%	8,839	3.1%	11,494	3.4%
Others	7,019	3.0%	5,642	2.6%	4,681	2.2%	8,224	2.9%	10,693	3.2%
North America	36,555	15.8%	37,996	17.2%	29,530	14.1%	41,628	14.8%	49,886	14.9%
United States of America	28,697	12.4%	29,716	13.4%	21,471	10.3%	31,145	11.1%	37,438	11.2%
Mexico	4,505	1.9%	4,898	2.2%	3,829	1.8%	5,560	2.0%	7,051	2.1%
Canada	3,353	1.4%	3,382	1.5%	4,230	2.0%	4,922	1.8%	5,397	1.6%
Middle Eastern	9,769	4.2%	10,812	4.9%	8,797	4.2%	12,074	4.3%	17,147	5,1%
Africa	8,101	3.5%	7,536	3.4%	7,865	3.8%	9,479	3.4%	12,758	3.8%
Central America and Caribbean	4,366	1.9%	3,282	1.5%	2,937	1.4%	3.979	1.4%	6,012	1.8%
Non- declared	1,839	0.8%	15	0.0%	10	0.0%	2	0.0%	144	0.0%
Oceania	694	0.3%	770	0.3%	812	0.4%	969	0.3%	1,314	0.4%
Total	231,890	100.0%	221,127	100.0%	209.180	100.0%	280.815	100.0%	334,136	100.0%

Note: Numbers may not total due to rounding.

(1)	According to the MERCOSUL Common Nomenclature (Nomenclatura Comum do MERCOSUL or NCM, for its acronym in Portuguese).
(2)	Percentages of total exports.
(3)	Association of Southeast Asian Nations.

Source: Ministry of the Economy.

The following table sets forth certain information regarding exports by product categories.

Table No. 22

Brazilian Exports (FOB) (1)

(In Millions of U.S. Dollars, except for percentages(2))

	2018		2019		2020			2021	2022
Agriculture	45,697	19.7%	43,047	19.5%	45,155	21.6%	55,141	19.6%	74,787	22.4%
Mining and quarrying	49,598	21.4%	50,585	22.9%	49,052	23.4%	80,046	28.5%	76,199	22.8%
Manufacturing	133,327	57.5%	126,361	57.1%	114,073	54.5%	144,127	51.3%	181,401	54.3%
Other Products	3,268	1.4%	1,134	0.5%	901	0.4%	1,501	0.5%	1,748	0.5%
Total	231,890	100.0%	221,127	100.0%	209,180	100.0%	280,815	100.0%	334,136	100.0%

Note: Numbers may not total due to rounding.

(1)	According to the Brazilian adoption of the International Standard Industrial Classification of All Economic Activities (ISIC)
(2)	Percentages of total exports.

Source: Ministry of the Economy.

The following table sets forth certain information regarding exports by major commodity groups for the periods indicated.

Table No. 23

Exports (FOB Brazil)(1)

(In Millions of U.S. Dollars, Except for Percentages(2))

	2018		2019		2020		2021			2022
Livestock and animal products	15,010	6.5%	16,889	7.6%	17,198	8.2%	19,734	7.0%	25,663	7.7%
Vegetable products	43,851	18.9%	40,437	18.3%	42,307	20.2%	51,999	18.5%	71,337	21.3%
Oils, fat and waxes of animals and plants	1,403	0.6%	1,031	0.5%	1,215	0.6%	2,753	1.0%	4,972	1.5%
Food, beverage and tobacco	21,899	9.4%	19,903	9.0%	22,767	10.9%	25,335	9.0%	32,977	9.9%
Mineral products	53,981	23.3%	56,723	25.7%	54,339	26.0%	87,802	31.3%	90,312	27.0%
Chemical products and derivatives	10,803	4.7%	10,174	4.6%	8,943	4.3%	11,433	4.1%	14,012	4.2%
Plastic and rubber, and derivatives	5,065	2.2%	4,705	2.1%	3,858	1.8%	5,233	1.9%	5,856	1.8%
Fur, leather and derivatives	1,523	0.7%	1,232	0.6%	1,040	0.5%	1,497	0.5%	1,301	0.4%
Wood, wood charcoal and derivatives	3,145	1.4%	2,905	1.3%	3,140	1.5%	4,496	1.6%	4,727	1.4%
Paste of wood, paper and derivatives	10,342	4.5%	9,535	4.3%	7,773	3.7%	8,698	3.1%	11,194	3.4%
Textile materials and derivatives	2,624	1.1%	3,556	1.6%	4,039	1.9%	4,477	1.6%	4,833	1.4%
Shoes, hats, etc	1,140	0.5%	1,097	0,. %	746	0.4%	1,054	0.4%	1,484	0.4%
Articles of stone, ceramic, glass, etc	1,870	0.8%	1,722	0.8%	1,586	0.8%	2,170	0.8%	2,207	0.7%
Natural pearls, precious stones, etc	3,346	1.4%	4,245	1.9%	5,469	2.6%	6,265	2.2%	5,637	1.7%
Common metals and derivatives	16,514	7.1%	15,362	6.9%	12,189	5.8%	19,018	6.8%	22,443	6.7%
Machineries and equipments, electric materials, etc	17,787	7.7%	15,649	7.1%	11,299	5.4%	14,440	5.1%	16,740	5.0%
Transport materials	16,707	7.2%	13,180	6.0%	9,286	4.4%	11,671	4.2%	15,527	4.6%
Scientific instruments and equipments	1,009	0.4%	1,044	0.5%	675	0.3%	863	0.3%	986	0.3%

Weapons and ammunition	343	0.1%	368	0.2%	314	0.2%	377	0.1%	443	0.1%
Goods and diverse products	979	0.4%	973	0.4%	937	0.4%	1,324	0.5%	1,277	0.4%
Objects of art, collection and antiques	326	0.1%	389	0.2%	60	0.0%	175	0.1%	207	0.1%
Special transactions	2,222	1.0%	8	0.0%	0	0.0%	0	0.0%	0	0.0%
Total	231,890	100.0%	221,127	100.0%	209,180	100.0%	280,815	100.0%	334,136	100.0%

Note: Numbers may not total due to rounding.

(1)	According to the NCM.
(2)	Percentages of total exports.

Source: Ministry of the Economy.

In 2022, soy product exports represented 13.9% of all Brazilian exports, and petroleum and bituminous minerals and crude oils represented 12.7% of all Brazilian exports. These items are exported to a wide range of commercial partners, with China being the most significant in value.

To provide export financing under the terms and conditions prevailing in the international market, the Federal Government established the Export Financing Program (Programa de Financiamento às Exportações or PROEX, for its acronym in Portuguese). There are two forms of credit assistance available under the program: direct financing and interest rate equalization. Direct financing can be provided to Brazilian exporters (supplier’s credit) or to foreign importers (buyer’s credit); direct financing may also be provided for the production of goods and services for export. Interest rate equalization is a form of credit assistance through which PROEX pays for part of the charges associated with a loan granted by another financial institution through equalization payments, making the net financial burden of the loan compatible with those available on the international market. The financing period of the program ranges from 180 days to 15 years.

The PROEX budget for 2023 is R$3.25 billion, compared to R$3.46 billion in 2022.

Imports

The following table sets forth certain information regarding the sources of Brazil’s imports for the periods indicated.

Table No. 24

Imports by Region (FOB Brazil)(1)

(In Millions of U.S. Dollars, Except for Percentages(2))

	2018		2019		2020		2021		2022
Asia (ex-Middle Eastern)	60,726	32,8%	62,552	33.6%	57,930	36,5%	78,158	35.6%	94,501	34.7%
China, Hong Kong and Macau	35,887	19.4%	36,640	19.7%	35,371	22.3%	48,341	22.0%	61,572	22.6%
ASEAN (1)	6,507	3.5%	7,180	3.9%	6,595	4.2%	10,027	4.6%	12,209	4.5%
Others	8,007	4.3%	8,943	4.8%	7,276	4.6%	9,536	4.3%	9,957	3.7%
Japan	5,475	3.0%	5,050	2.7%	4,497	2.8%	5,108	2.3%	5,463	2.0%
South Korea	4,849	2.6%	4,740	2.5%	4,191	2.6%	5,146	2.3%	5,300	1.9%

Europe	45,728	24.7%	45,981	24.7%	39,342	24.8%	51,483	23.5%	60,330	22.1%
European Union	35,638	19.2%	34,943	18.8%	30,318	19.1%	38,262	17.4%	44,263	16.2%
Others	6,687	3.6%	7,323	3.9%	6,276	4.0%	7,522	3.4%	8,214	3.0%
Russia	3,403	1.8%	3,716	2.0%	2,747	1.7%	5,699	2.6%	7,853	2.9%
South America	23,923	12.9%	22,258	12.0%	18,180	11.,4%	26,617	12.1%	29,844	10.9%
Mercosur	15,088	8.1%	14,568	7.8%	11,980	7.5%	17,363	7.9%	18,572	6.8%
Andean Community of Nations	3,554	1.9%	3,258	1.8%	2,989	1.9%	4,591	2.1%	5,550	2.0%
Others	5,281	2.8%	4,432	2.4%	3,211	2.0%	4,664	2.1%	5,721	2.1%
North America	40,488	21.8%	42,318	22.8%	33,662	21.2%	46,521	21.2%	61,753	22.7%
United States of America	32,831	17.7%	34,774	18.7%	27,876	17.6%	39,385	18.0%	51,304	18.8%
Mexico	5,281	2.8%	5,106	2.7%	3,862	2.4%	4,561	2.1%	5,283	1.9%
Canada	2,376	1.3%	2,437	1.3%	1,923	1.2%	2,575	1.2%	5,165	1.9%
Middle Eastern	6,624	3.6%	5,596	3.0%	3,664	2.3%	6,432	2.9%	8,523	3.1%
Africa	5,190	2.8%	5,101	2.7%	4,337	2.7%	7,330	3.3%	13,236	4.9%
Central America and Caribbean	1,189	0.6%	1,026	0.6%	636	0.4%	1,229	0.6%	2,745	1.0%
Non- declared	346	0.2%	346	0.2%	249	0.2%	346	0.2%	305	0.1%
Oceania	1,108	0.6%	751	0.4%	787	0.5%	1,293	0.6%	1,375	0.5%
Total	185,322	100.0%	185,928	100.0%	158,787	100.0%	219,408	100.0%	272,611	100.0%

Note: Numbers may not total due to rounding.

(1)	According to the NCM.
(2)	Percentages of total imports.
(3)	Association of Southeast Asian Nations.

Source: Ministry of the Economy

By virtue of being a member country of the Mercosul, Brazil imposes a tariff that can vary 2 percentage points from 0% up to 20% on imported goods from non-Mercosul countries (“Mercosul Common Customs Tariff”, Tarifa Externa Comum or TEC, for its acronym in Portuguese). However, member countries are entitled to a list of products that, at their discretion, will temporarily not be subject to the TEC. The list of exceptions allowed to each member country are as follows: Argentina, up to 100 products until December 31, 2028; Brazil, up to 100 products until December 31, 2028; Paraguay, up to 649 products until December 31, 2030; and Uruguay, up to 225 products until December 31, 2029. For such products included on the list of exceptions, each member country may impose higher or lower tariffs, as compared to the TEC. The maximum import tariff imposed by Brazil on products included on the list of exceptions was 55%. Up to 20% of the products on the list can be changed every six months. Venezuela has been suspended from Mercosul since August 5, 2017.

The following table sets forth certain information regarding imports by end-use category.

Table No. 25

Brazilian Imports (FOB)(1)

(In Millions of U.S. Dollars, Except for Percentages(2))

	2018		2019		2020		2021		2022
Capital goods	23,846	12.9%	25,653	13.8%	24,174	15.2%	24,368	11.1%	26,358	9.7%
Consumption goods	25,635	13.8%	24,838	13.4%	21,201	13.4%	24,017	10.9%	28,338	10.4%
Oil and Fuel	23,674	12.8%	22,170	11.9%	13,935	8.8%	26,093	11.9%	45,023	16.5%
Intermediate goods	111,997	60.4%	113,138	60.9%	99,416	62.6%	144,851	66.0%	172,741	63.4%
Others	169	0.1%	129	0.1%	61	0.0%	80	0.0%	150	0.1%
Total	185,322	100.0%	185,928	100.0%	158,787	100.0%	219,408	100.0%	272,611	100.0%

Note: Numbers may not total due to rounding.

(1)	According to the NCM.
(2)	Percentages of total imports.

Source: Central Bank, with underlying information provided by Ministry of the Economy.

The following table sets forth certain information regarding imports by major commodity groups for the periods indicated.

Table No. 26

Imports (FOB Brazil)(1)

(In Millions of U.S. Dollars, Except for Percentages(2))

	2018		2019		2020		2021		2022
Livestock and animal products	2,335	1.3%	2,252	1.2%	1,929	1.2%	2,244	1.0%	2,801	1.0%
Vegetable products	4,227	2.3%	4,564	2.5%	4,649	2.9%	5,610	2.6%	6,110	2.2%
Oils, fat and waxes of animals and plants	1,069	0.6%	915	0.5%	1,226	0.8%	1,591	0.7%	1,781	0.7%
Food, beverage and tobacco	3,416	1.8%	3,223	1.7%	2,966	1.9%	3,124	1.4%	3,256	1.2%
Mineral products	29,809	16.1%	27,344	14.7%	16,839	10.6%	32,305	14.7%	51,595	18.9%
Chemical products and derivatives	36,732	19.8%	37,904	20.4%	35,635	22.4%	51,627	23.5%	70,612	25.9%
Plastic and rubber, and derivatives	10,576	5.7%	10,399	5.6%	9,288	5.8%	13,859	6.3%	14,733	5.4%
Fur, leather and derivatives	488	0.3%	498	0.3%	307	0.2%	401	0.2%	575	0.2%
Wood, wood charcoal and derivatives	117	0.1%	125	0.1%	120	0.1%	151	0.1%	139	0.1%
Paste of wood, paper and derivatives	1,230	0.7%	1,187	0.6%	968	0.6%	1,153	0.5%	1,229	0.5%
Textile materials and derivatives	5,600	3.0%	5,407	2.9%	4,345	2.7%	5,178	2.4%	5,952	2.2%
Shoes, hats, etc	528	0.3%	550	0.3%	427	0.3%	451	0.2%	566	0.2%
Articles of stone, ceramic, glass, etc	1,251	0.7%	1,322	0.7%	1,237	0.8%	1,647	0.8%	1,753	0.6%
Natural pearls, precious stones, etc	588	0.3%	759	0.4%	731	0.5%	1,032	0.5%	972	0.4%
Common metals and derivatives	10,993	5.9%	10,826	5.8%	9,811	6.2%	16,067	7.3%	15,773	5.8%
Machineries and equipment, electric materials, etc	46,733	25.2%	49,521	26.6%	45,253	28.5%	56,962	26.0%	65,475	24.0%
Transport materials	21,342	11.5%	20,799	11.2%	15,883	10.0%	17,419	7.9%	19,693	7.2%
Scientific instruments and equipment	6,186	3.3%	6,235	3.4%	5,397	3.4%	6,385	2.9%	7,140	2.6%
Weapons and ammunition	77	0.0%	57	0.0%	132	0.1%	159	0.1%	208	0.1%
Goods and diverse products	1,998	1.1%	2,014	1.1%	1,636	1.0%	2,037	0.9%	2,236	0.8%
Objects of art, collection and antiques	27	0.0%	26	0.0%	8	0.0%	7	0.0%	13	0.0%
Total	185,322	100.0%	185,928	100.0%	158,787	100.0%	219,408	100.0%	272,611	100.0%

Note: Numbers may not total due to rounding.

(1)	According to the NCM.
(2)	Percentages of total imports.

Source: Ministry of the Economy.

Financial Account

Foreign Investment

In 2022, direct investment inflows in Brazil were widely spread among the various economic activity sectors and the volume of inflows was the highest since 2012. Foreign direct investment in 2022 totaled US$90.6 billion (4.8% of the GDP).

The following table sets forth information regarding foreign direct and portfolio investment in Brazil for each of the years indicated.

Table No. 27

Foreign Direct and Portfolio Investment in Brazil(1)

(In Millions of U.S. Dollars)

	2018	2019	2020	2021	2022
Portfolio (1)
Net acquisition of financial assets	458	8,995	11,002	15,382	(251)
Net incurrence of liabilities	(6,277)	(10,221)	(1,881)	23,263	(4,342)
Total	6,735	19,216	12,882	(7,881)	4,091
Direct (2)
Net acquisition of financial assets	2,025	22,820	(3,467)	16,239	30,694
Net incurrence of liabilities	78,163	69,174	37,786	46,439	90,573
Total	(76,138)	(46,355)	(41,254)	(30,200)	(59,878)

Note: Numbers may not total due to rounding.

(1)	Figures calculated in accordance with methodology set forth in the IMF BPM6.

Source: Central Bank.

Other than in 2010, and from 2012 through 2014, external financing needs (which are defined as the difference between the current account deficit and net foreign direct investment) have generally been negative since January 2002, as rising foreign direct investments have been greater than the current account deficit.

The following table sets forth the external financing needs of Brazil for each of the years indicated.

Table No. 28

External Financing Needs

(In Millions of U.S. Dollars)

	2018	2019	2020	2021	2022
Current Account Deficit	54,794	68,022	28,208	46,358	56,068
Foreign Direct Investment	78,163	69,174	37,786	46,439	90,573
External Financial Needs	(23,369)	(1,153)	(9,579)	(81)	(34,505)

Note: Numbers may not total due to rounding.

Source: Central Bank.

Reserve Assets

International Reserves

The Central Bank publishes the volume of international reserves using two metrics: cash (the most widely used metric) and international liquidity. The international liquidity metric includes, in addition to the assets considered in the cash metric: (i) securities repurchase agreements (introduced in January 2002); and (ii) U.S. Dollars receivable by the Central Bank from banks as a result of loans that the Central Bank issued in foreign currency to provide liquidity.

The following table sets forth Brazil’s international reserves, according to the international liquidity metric for calculating international reserves.

Table No. 29

International Reserves (International Liquidity Metric)

(In Millions of U.S. Dollars)

	2018	2019	2020	2021	2022
Total Official Reserves	386,965	366,884	362,020	363,704	337,703

Source: Central Bank.

Brazil’s total official reserves declined from US$363.7 billion in 2021 to US$337.7 billion in 2022, mainly due to a lower return on investment from international reserves as a result of market factors such as higher interest rates and the appreciation of the US dollar against other currencies that make up the international reserves (approximately 8%).The following table sets forth certain information regarding Brazil’s international reserves, according to the cash metric for calculating international reserves, for each of the years indicated below.

Table No. 30

International Reserves (Cash Metric)

(In Millions of U.S. Dollars)

	As of December 31, 2022
	2018	2019	2020	2021	2022
Convertible Currency Reserves	361,360	339,345	332,000	309,370	271,893
Bills/Bonds	350,531	331,869	313,463	294,405	263,905
Money and deposits	10,828	7,476	18,537	14,965	7,988
Balance of Reserves at the IMF	2,344	3,048	4,578	4,474	4,413
Gold(1)	2,781	3,296	4,101	7,581	7,585
Special Drawing Rights	4,046	4,050	4,234	19,284	18,853
Other reserve assets(2)	4,184	7,145	10,706	21,495	21,959
Total Official Reserves(3)	374,715	356,884	355,620	362,204	324,703

Note: Numbers may not total due to rounding.

(1)	Includes available financial gold inventory plus time deposits.
(2)	Includes financial derivatives, loans to nonbank nonresidents (includes export credit), reverse repo (securities borrowed with other securities used as collateral) and others.
(3)	Calculated according to cash metric. Figures may not sum to total due to rounding.

Source: Central Bank.

PUBLIC FINANCE

General

Brazil’s consolidated public sector account includes the accounts of the three tiers of government (federal, state, and municipal), the Central Bank and the public Social Security System.

Consolidated Public Sector Fiscal Performance

The primary goals of the Federal Government’s fiscal policy are to promote the balanced management of public resources, to ensure the maintenance of economic stability and sustained growth and to be socially equitable. To fulfill its goals, acting in accordance with its monetary, credit and exchange policies, the Federal Government seeks to create the necessary conditions for the gradual decline of Brazil’s Public Sector Net Debt to GDP ratio, the reduction of Brazil’s interest rates, and the improvement of Brazil’s public debt profile. Accordingly, every year, a primary balance target is established with the goal of ensuring the economic conditions necessary for the maintenance of sustained growth, which includes the long-term sustainability of public debt. The primary balance targets are fixed in nominal terms.

The budgetary law for 2022 (the “2022 Budgetary Guidelines”) established a negative primary balance target of R$177.5 billion for the consolidated public sector in 2022.

Fiscal Balance

Brazil measures both an overall balance and a primary balance, calculated according to the official statistical guidelines of the IMF. The overall balance is the difference between Brazil’s aggregate revenue (including investments) and total expenditures (including interest costs) in a given period (“Public Sector Borrowing Requirements”). The primary balance is the overall balance excluding nominal interest payments levied on net debt.

The following table sets forth the Public Sector Borrowing Requirements for the five-year period ending on December 31, 2022.

Table No. 31

Public Sector Borrowing Requirements(1)

(In Billions of Reais (R$), Except Percentages(2))

	2018		2019		2020		2021		2022
	R$	% of GDP	R$	% of GDP	R$	% of GDP	R$	% of GDP	R$	% of GDP
Overall	487.4	7.0%	429.2	5.8%	1,015.4	13.3%	383.7	4.3%	460.4	5.2%
Central Government	426.5	6.1%	399.0	5.4%	1,011.9	13.3%	443.2	5.0%	448.3	5.0%
Federal Government (2)	500.9	7.2%	413.0	5.6%	1,029.9	13.5%	428.3	4.8%	431.0	4.8%
Central Bank	(74.4)	(1.1%)	(14.0)	(0.2%)	(17.9)	(0.2%)	14.9	0.2%	17.3	0.2%
Regional Governments	59.4	0.8%	36.0	0.5%	1.1	0.0%	(61.8)	(0.7%)	13.6	0.2%
Public Enterprises (3)	1.6	0.0%	(5.9)	(0.1%)	2.4	0.0%	2.3	0.0%	(1.5)	0.0%
Nominal interest	379.2	5.4%	367.3	5.0%	312.4	4.1%	448.4	5.0%	586.4	6.6%
Central Government	310.3	4.4%	310.1	4.2%	266.7	3.5%	407.3	4.6%	503.2	5.7%
Federal Government (2)	385.4	5.5%	324.7	4.4%	285.2	3.7%	393.0	4.4%	486.4	5.5%
Central Bank	(75.1)	(1.1%)	(14.6)	(0.2%)	(18.5)	(0.2%)	14.3	0.2%	16.8	0.2%
Regional Governments	62.9	0.9%	51.2	0.7%	39.8	0.5%	35.9	0.4%	78.6	0.9%
Public enterprises (3)	6.0	0.1%	6.0	0.1%	6.0	0.1%	5.2	0.1%	4.6	0.1%
Primary	108.3	1.5%	61.9	0.8%	703.0	9.2%	(64.7)	(0.7%)	(126.0)	(1.4%)

Central Government	116.2	1.7%	88.9	1.2%	745.3	9.8%	35.9	0.4%	(54.9	(0.6%)
Federal Government	(79.7)	(1.1%)	(124.9)	(1.7%)	485.6	6.4%	(212.1)	(2.4%)	(316.7	(3.6%
Central Bank	0.7	0.0%	0.6	0.0%	0.5	0.0%	0.6	0.0%	0.5	0.0%
Social Security	195.2	2.8%	213.2	2.9%	259.1	3.4%	247.3	2,8%	261.3	2.9%
Regional Governments	(3.5)	0.0%	(15.2)	(0.2%)	(38.7)	(0.5%)	(97.7)	(1.1%)	(64.9)	(0.7%)
Public Enterprises (3)	(4.4)	(0.1%)	(11.8)	(0.2%)	(3.6)	0.0%	(2.9)	0.0%	(6.1)	(0.1%)
GDP ($)	7,004.1	—	7,389.1	—	7,609.6	—	8,898.7	—	9,915.3	—

Note: Numbers may not total due to rounding.

(1)

Calculated using the “below the line” financial method, with respect to changes in public sector’s total net debt (domestic or external). Surpluses are represented by negative numbers and deficits are represented by positive numbers.

(2)	Percentages of GDP.
(3)	Includes Social Security System.
(4)	Excludes Petrobras and Eletrobras.

Source: Central Bank.

Ceiling on Public Spending

In December 2016, the Federal Government established a ceiling on public spending for twenty fiscal years, starting in 2017. This ceiling limits spending to the expenses incurred the prior year, adjusted for inflation. Noncompliance with the ceiling triggers limitations on government spending, including staff promotions, hiring, or contracting additional debt.

On September 26, 2019, a constitutional amendment excluded transfers of part of the revenues from the Petrobras transfer of rights surplus to subnational governments from the spending ceiling.

In May 2020, a constitutional amendment referred to as the War Budget (Orçamento de Guerra) was approved. Among other matters, it provided a waiver for the government to exclude part of the COVID-19 pandemic related expenditures from the spending ceiling. For more information, see the COVID-19 section.

On March 15, 2021, a constitutional amendment became effective authorizing payments of up to R$44 billion in emergency aid to vulnerable populations to address the impact of the COVID-19 crisis, notwithstanding the spending ceiling. On July 5, 2021, the Federal Government extended the emergency aid through October 2021 in an additional amount of up to R$20 billion. For more information, see the COVID-19 section.

On December 8, 2021, the National Congress approved Constitutional Amendment No. 113/21 altering some of the rules governing fiscal responsibility and the payment of precatórios (the “Constitutional Amendment”). Precatórios are public treasury obligations that result from judicial rulings. The Constitutional Amendment allowed the payment of precatórios in installments and established an annual limit for precatórios payments for the period of 2022 through 2026. Once the cap is reached, precatórios payments are rolled over to the following fiscal years. All precatórios issued continue to be due. The amendments aim to allow the Republic to fulfil its payment obligations, while complying with the annual ceiling on public spending. The Constitutional Amendments also modified the window of time used as the index of inflation for the calculation of the public spending ceiling – which is now January to December of each year (instead of from July to June under the previous approach).

On December 21, 2022, the National Congress enacted the Transition PEC (proposal to amend the Constitution).

For more information on the Transition PEC, see “Federative Republic of Brazil—Political Developments.”

Budget Process

The Constitution guarantees the funding of three types of government expenditures: revenue-sharing with states and municipalities; salaries and pensions for government employees; and repayment of public debt.

The Constitution requires that three laws be passed as part of the budget process: the Multi-Year Plan (Plano Plurianual), the Budgetary Guidelines (Lei de Diretrizes Orçamentárias) and the Annual Budget. The budget processes at the state and municipal levels are substantially similar.

Multi-Year Plan

The Multi-Year Plan sets government priorities for a four-year period and must contain the Federal Government’s expenditure goals. The Multi-Year Plan is initiated by the executive branch. The Multi-Year Plan proposal must be submitted to the National Congress by August 31 of the first year of a presidential term. It becomes effective in the second year of the presidential term and expires in the first year of the next presidential term.

The Multi-Year Plan for the years 2020 through 2023 suggested an investment of over R$6.8 trillion. The financing of this investment would come from the Annual Budget, the state-owned enterprises investment budget and other sources of funds such as tax waivers, global expenditure plans, government credit agencies and public-private partnerships.

Budgetary Guidelines

The Budgetary Guidelines set the macroeconomic and fiscal targets for the Federal Government and non-financial enterprises. Additionally, the Budgetary Guidelines include historical data about how the budget was executed in the preceding two fiscal years and projections for the following two years.

The Budgetary Guidelines are initiated by the Federal Budget Secretariat (SOF, for its acronym in Portuguese) in the Ministry of Planning and Budget, and then sent to the President for potential revisions. The proposal must be submitted to the National Congress by April 15 of each year. The National Congress may approve the proposal or alter any item before the Budgetary Guidelines must be submitted to the President by July 17 of each year. The President may veto any provision, but the National Congress may override the Presidential veto by a two-thirds majority vote.

Annual Budget

The Budgetary Guidelines provide a basis for preparing the Annual Budget. After conferral with each ministry, the SOF finalizes a federal budget proposal and submits it to the President, who may revise the proposal. The President must submit the Annual Budget proposal to the National Congress by August 31 of each year. By December 22 of each year, the National Congress must submit to the President its approved budget. It may propose revisions but may not alter items relating to the payment of external debt incurred by the Federal Government. The President is granted fifteen days to review and sign the budget, and the approved Annual Budget becomes effective as of January 1st of the following year. The presidential veto process mirrors the veto process for the Budgetary Guidelines.

The President must implement a budget implementation decree (Decreto de Programação Orçamentário-Financeiro) within 30 days of National Congress’ enactment of the annual budget. The implementation decree provides a monthly schedule of revenues and expenditures, which can be subsequently revised every two months in light of actual revenues. Within 30 days after the end of each two-month period, the Federal Government publishes a summary report of the budget execution and an evaluation report on revenues and expenditures. If the Federal Government finds that certain budgeted amounts may prevent achievement of the primary balance target, it will limit expenditures accordingly.

Petrobras and Eletrobras

Petrobras, the state-controlled oil company was removed from the calculation of the primary balance beginning in 2009. Eletrobras, the state-controlled electricity holding company (partially privatized in 2022), was also removed from the calculation of the primary balance in 2010. Petrobras and Eletrobras were removed since they follow corporate governance rules similar to private publicly listed companies, with autonomy to rise capital in foreign and domestic markets.

Budget

For information on the budgets for 2023 and 2024, please refer to “2023 and 2024 Budgets” in the “Recent Developments” section.

Federal Government Programs

Investment Partnership Program

The Investment Partnership Program (Programa de Parcerias de Investimentos or PPI, for its acronym in Portuguese) was created by Law No. 13,334 in 2016 and executes high priority infrastructure projects, whereby partnerships between the Federal Government and private investors and operators are fostered.

In 2022, 48 PPI projects were awarded to private operators, totaling R$101.0 billion in investments in the infrastructure sector.

Taxation and Revenue Sharing Systems

The Federal Government collects taxes on personal and corporate income, industrial products (through the Imposto sobre Produtos Industrializados or IPI, for its acronym in Portuguese), rural property (through the Imposto sobre a Propriedade Territorial Rural or ITR, for its acronym in Portuguese), financial transactions (through the IOF), Social Security and import and export tariffs. States and the Federal District collect taxes on motor vehicles, circulation of goods and services and transfers of property rights, while municipalities collect taxes on urban property, services and transfers of property rights.

The gross tax burden in 2022 was 33.71% of GDP, as compared to 33.05% of GDP in 2021. The total amount of tax revenue collected in 2022 was R$3,342.1 billion. Of this amount, 67.58% was collected by the Federal Government, 25.48% was collected by the states and 6.95% was collected by municipalities. Taxes in 2022 were derived mainly from the Tax on the Circulation of Goods and Transportation and Communication Services (Imposto sobre Operações relativas à Circulação de Mercadorias e sobre Prestações de Serviços de Transporte Interestadual e Intermunicipal e de Comunicação or ICMS, for its acronym in Portuguese) (20.7%); the Federal Income Tax (Imposto de Renda or “Income Tax”) (22.6); Pension Contributions (Contribuição para o RGPS and Contribuição para o RPPS) (19.2%); and the Contribution for the Financing of Social Security (Contribuição para Financiamento da Seguridade Social or COFINS, for its acronym in Portuguese) (8.1%).

Income Tax

Brazil’s individual Income Tax rates for 2022 are progressive and are at the following rates: 0%, 7.5%, 15%, 22.5% and 27.5%. The minimum taxable annual income as of December 2022 was R$22,874.76. Brazil offers only a limited number of tax deductions. For more information on this topic refer to the “Recent Developments” section.

For corporate and other legal entities, the basic tax rate is 15%. The surtax on taxable net income exceeding R$20,000 is 10%. The tax related to social welfare (Contribuição Social Sobre o Lucro Líquido or CSLL, for its acronym in Portuguese) levied on net profit is 9% with respect to business entities in general. For financial institutions, CSLL levied on net profit is 15%.

For financial transactions on the fixed and variable income market, the income tax rates for Brazilian citizens are progressive at the following rates: 15% for investments with terms longer than 720 days; 17.5% for investments with terms of up to 720 days; 20% for investments with terms of up to 360 days and 22.5% for investments with terms of up to 180 days.

Tax treatment of non-resident investors in Brazilian financial and capital investments differs depending on the origin of the funds. Investors from countries that do not have “favored taxation” status will have the right to Brazilian tax benefits, provided they fulfill the conditions established by the regulations of the CMN. Income tax in these cases follows specific rules and income tax rates range from 0% to 15%. In the case of investments from countries that are not subject to an income tax of 20% or more, the above-mentioned tax benefits do not apply. Instead, such investments are subject to the same rules governing domestic investors.

Simples Nacional

Small companies are eligible to participate in Simples Nacional, which enables them to pay a single unified tax based on their level of gross revenues, rather than paying several different taxes. The Simples Nacional became effective on July 1, 2007, and it merged six different Federal taxes (Corporate Income Tax, IPI, CSLL, COFINS, PIS and Social Security), one state tax (ICMS) and one municipal tax (Imposto Sobre Serviço or ISS, for its acronym in Portuguese).

Revenue Sharing

The Federal Government is required by the Constitution to transfer 50% of the proceeds from the IPI and Corporate Income Tax as follows: (i) 21.5% to the states and Federal District Participation Funds; (ii) 25.5% to the municipalities participation funds; and (iii) 3% to the financing programs for the productive sectors in the North, Northeast and Central West Regions. The Federal Government must also transfer 10% of the proceeds of the IPI to the states and Federal District, pro rata, according to their respective exports of manufactured products.

The Constitution also mandates the sharing with states and municipalities of certain other types of taxes collected by the Federal Government, such as the income tax or the ITR. Likewise, states must share revenue from certain taxes with municipalities, such as automobile and property taxes. In addition, all of the revenues derived from IOF levied on transactions in gold as a financial asset are allocated among municipalities (70%) and the state, Federal District or federal territory of origin (30%).

Required Investment in Education and Health

The Federal Government must dedicate at least 18% of annual tax revenues to education. States, municipalities, and the Federal District must invest at least 25% of their annual tax revenues in education.

The Federal Government must allocate at least the same amount to public health investments and services as it did in the previous fiscal year. It is also required to increase funding for public health by an amount corresponding to the difference between the GDP in the prior year and the projected GDP for the new fiscal year. States and the Federal District must contribute at least 12% of their annual revenues to health investments. Municipalities must contribute at least 15% of their annual revenues to health investments. For as long as the current ceiling on public spending is in place, the minimum limits of investment in education and health will be increased by the inflation of the previous year.

Fiscal Responsibility Law

The Fiscal Responsibility Law (enacted in 2000) establishes a comprehensive framework intended to prevent fiscal imbalances. The law applies to each level of government, as well as to government-controlled funds, quasi-sovereign entities, and state-owned enterprises.

The Fiscal Responsibility Law requires bi-monthly evaluations of fiscal targets, with non-compliance triggering cuts in expenditure authorizations. Increases in expenditures must be accompanied by estimates of their budgetary and financial impact, a declaration of compliance with the multi-year plan, budgetary guidelines and annual budget, and a description of the means through which the expenditures will be financed. Tax exemptions must also be accompanied by estimates of their budgetary and financial impact. Personnel expenditures are limited as a percentage of net current revenues to 50% for the Federal Government, 60% for the states and 60% for municipalities.

Exceptions to the Fiscal Responsibility Law are severely limited. Limits on public sector debt and on borrowing are subject to review by the President in the case of economic instability or monetary and foreign exchange shocks. Deadlines to re-establish equilibrium will be extended in the case of shortfalls in economic growth. In case of an officially recognized state of emergency, the limits will be temporarily suspended.

A Senate resolution passed in 2001 defined the global limits for the consolidated net indebtedness of states and municipalities. Specifically, a state’s debt cannot be higher than 200% of its net current revenue and a municipality’s debt cannot exceed 120% of its net current revenue.

Fiscal Crime Law

The Fiscal Crime Law (Lei de Crimes Fiscais), also enacted in 2000 to complement the Fiscal Responsibility Law, amended Brazil’s Penal Code and certain other laws to provide penalties for borrowing in excess of authorized limits, ordering expenditures not authorized by law and administrative infractions concerning public finance laws.

PUBLIC DEBT

General

Public debt in Brazil is regulated by the Fiscal Responsibility Law and other laws issued by the Federal Government, which provide the structural framework for public finance and debt management in Brazil. The Annual Budget, adopted in accordance with the Budgetary Guidelines, provides additional regulations for the applicable fiscal year.

The Constitution grants the Senate broad powers to regulate public debt. All external financial transactions of the Federal Government, the states, the Federal District and municipalities are required to be authorized by the Senate, which also sets global limits for the amount of consolidated public debt and debt securities of the Federal District, the states and municipalities, in addition to limits for domestic and external loans and guarantees by the Republic. The Constitution also empowers the Senate to provide terms and conditions of internal and external financial transactions of the Federal Government, among others. State constitutions and municipal constitutions (lei orgânica municipal) set public debt limits at the regional level and authorize legislative branches at various levels of government to further limit public debt.

The Ministry of Finance has overall responsibility to manage the Federal Government’s domestic and external public debt through the National Treasury, which manages securities operations and issues rules governing the auction of public securities. Pursuant to the Fiscal Responsibility Law, the Ministry of Finance is required to verify compliance of all public loan facilities with their terms and conditions.

The National Treasury is the sole issuer of public bonds in Brazil and is authorized, under a program issued by the Senate, to issue an aggregate of US$75.0 billion in foreign debt securities or liability management transactions, such as repurchases, exchanges and financial derivatives, the proceeds of which are used solely for payment of the National Treasury’s federal public debt. In addition, the Central Bank, which is prohibited from issuing public bonds under the terms of the Fiscal Responsibility Law, buys and sells federal public debt securities on the secondary market using National Treasury bonds as collateral, exclusively for the purpose of conducting monetary policy.

Public Debt Indicators

There are three principal indicators of public debt reported in Brazil: (i) General Government Gross Debt, published by the Central Bank; (ii) Public Sector Net Debt, also published by the Central Bank; and (iii) Federal Public Debt, published by the National Treasury.

The overall public sector account balance reached 4.6% of GDP in 2022, with interest on debt corresponding to 5.9% of GDP.

Public Sector Net Debt

Public Sector Net Debt includes domestic and external debt incurred by (i) the Federal Government (including the Central Bank); (ii) state and municipal governments; and (iii) non-financial state-owned enterprises (excluding Petrobras and Eletrobras, which was partially privatized in 2022), each net of international reserves. The Brazilian government relies on Public Sector Net Debt as the principal measure of indebtedness used to make economic policy decisions, as it most closely reflects the status of public sector indebtedness and the Federal Government’s fiscal policies.

General Government Gross Debt

General Government Gross Debt (GGGD), the majority of which is comprised of domestic debt, includes debt incurred by the Federal Government and state and municipal governments, whether owed to the private sector or to the financial public sector. This category excludes debt incurred by state-owned enterprises and the Central Bank (other than open-market transactions in the financial sector). General Government Gross Debt also excludes liabilities owed by any governmental entity to another entity whose liabilities are otherwise included in GGGD. As a result, debt represented by public securities held by agencies, federal public funds and other federal entities are disregarded.

In 2022, domestic debt constituted 87.5% of General Government Gross Debt.

In 2022, net external assets were R$680.6 billion (6.9% of GDP), as compared to R$931.4 billion (10.5% of GDP) in 2021.

The following table sets forth Public Sector Net Debt and General Government Gross Debt for each of the periods indicated below.

Table No. 32

Public Sector Debt

(In Billions of Reais (R$), Except Percentages (1))

	2018		2019		2020		2021		2022
Net public sector debt (A= B+K+L)	3,695.8	52.8%	4,041.8	54.7%	4,670.0	62.5%	4,966.9	55.8%	5,658.0	57.1%
Net general government debt (B=C+F+I+J) (1)	3,833.0	54.7%	4,231.8	57.3%	4,973.1	66.6%	5,359.7	60.2%	5,691.8	57.4%
Gross general government debt (C=D+E) (2)	5,272.0	75.3%	5,500.1	74.4%	6,615.8	88.6%	6,966.9	78.3%	7,224.9	72.9%
Domestic debt (D)	4,599.9	65.7%	4,802.7	65.0%	5,793.3	77.6%	5,998.9	67.4%	6,320.0	63.7%
Securities debt market (3)	3,281.9	46.9%	3,644.1	49.3%	4,325.5	57.9%	4,774.8	53.7%	5,154.0	52.0%
Central Bank repo operations (4)	1,128.3	16.1%	951.5	12.9%	1,235.8	16.5%	981.4	11.0%	919.6	9.3%
Other debts	189.7	2.7%	207.0	2.8%	232.1	3.1%	242.7	2.7%	246.4	2.5%
External debt (E)	672.1	9.6%	697.5	9.4%	822.4	11.0%	968.0	10.9%	904.9	9.1%
Federal government	539.5	7.7%	563.3	7.6%	654.4	8.8%	795.9	8.9%	749.6	7.6%
States government	119.2	1.7%	119.7	1.6%	147.8	2.0%	149.6	1.7%	133.7	1.3%
Local governments	13.4	0.2%	14.4	0.2%	20.3	0.3%	22.5	0.3%	21.6	0.2%
Asset of general government (F=G+H)	(2,157.7)	(30.8%)	(2,234.1)	(30.2%)	(2,332.6)	(31.2%)	(2,655.2)	(29.8%)	(2,768.9)	(27.9%)
Domestic assets (G)	(2,157.5)	(30.8%)	(2,233.9)	(30.2%)	(2,332.4)	(31.2%)	(2,654.8)	(29.8%)	(2,768.7)	(27.9%)
Of federal government in Central Bank	(1,274.9)	(18.2%)	(1,438.8)	(19.5%)	(1,452.6)	(19.5%)	(1,736.5)	(19.5%)	(1,830.7)	(18.5%)
Credits with official financial institutions (5)	(344.8)	(4.9%)	(222.3)	(3.0%)	(217.2)	(2.9%)	(146.0)	(1.6%)	(70.7)	(0.7%)
Worker assistance fund (FAT)	(273.5)	(3.9%)	(292.8)	(4.0%)	(316.9)	(4.2%)	(348.1)	(3.9%)	(372.9)	(3.8%)
Other assets	(264.4)	(3.8%)	(280.0)	(3.8%)	(345.7)	(4.6%)	(424.2)	(4.8%)	(494.5)	(5.0%)
External assets (H)	(0.1)	0.0%	(0.2)	0.0%	(0.2)	0.0%	(0.4)	0.0%	(0.2)	0.0%
Available Central Bank portfolio (I) (6)	665.9	9.5%	937.2	12.7%	690.0	9.2%	1,048.0	11.8%	1,235.9	12.5%
Exchange Equalization (J) (7)	52.7	0.8%	28.7	0.4%	0.0	0.0%	0.0	0.0%	0.0	0.0%
Central Bank net debt (K)	(198.1)	(2.8%)	(245.9)	(3.3%)	(367.2)	(4.9%)	(449.5)	(5.1%)	(88.7)	(0.9%)
Debt	3,112.6	44.4%	3,121.2	42.2%	3,478.8	46.6%	3,534.6	39.7%	3,715.6	37.5%
Monetary Base	302.0	4.3%	316.6	4.3%	410.2	5.5%	409.2	4.6%	419.7	4.2%
Repo operations	1,128.3	16.1%	951.5	12.9%	1,235.8	16.5%	981.4	11.0%	919.6	9.3%
Commercial bank deposits	407.3	5.8%	414.4	5.6%	380.1	5.1%	407.5	4.6%	545.7	5.5%
National Treasury operating account	1,274.9	18.2%	1,438.8	19.5%	1,452.6	19.5%	1,736.5	19.5%	1,830.7	18.5%
Assets	(3,310.7)	(47.3%)	(3,367.1)	(45.6%)	(3,845.9)	(51.5%)	(3,984.1)	(44.8%)	(3,804.3)	(38.4%)
Federal securities in Bacen	(1,794.3)	(25.6%)	(1,888.7)	(25.6%)	(1,925.8)	(25.8%)	(2,029.4)	(22.8%)	(2,155.5)	(21.7%)
External assets	(1,435.8)	(20.5%)	(1,422.0)	(19.2%)	(1,826.1)	(24.5%)	(1,915.8)	(21.5%)	(1,600.4)	(16.1%)
Other assets	(80.7)	(1.2%)	(56.4)	(0.8%)	(94.0)	(1.3%)	(39.0)	(0.4%)	(48.5)	(0.5%)
Public enterprises net debt (L) (8)	61.0	0.9%	55.8	0.8%	64.1	0.9%	56.7	0.6%	54.9	0.6%
Domestic debt	59.3	0.8%	63.8	0.9%	67.9	0.9%	69.3	0.8%	79.0	0.8%
Domestic assets	(13.4)	(0.2%)	(23.6)	(0.3%)	(23.0)	(0.3%)	(29.3)	(0.3%)	(39.3)	(0.4%)
Net external debt	15.1	0.2%	15.6	0.2%	19.1	0.3%	16.7	0.2%	15.2	0.2%
GDP (9)	7,004.1	—	7,389.1	—	7,467.6	—	8,898.7	—	9,915.3	—

Note: Numbers may not total due to rounding.

(1)	Percentages of GDP.

(2)	Excludes Federal Public Debt (“FPD”) securities in the Central Bank and includes Central Bank repo operations.
(3)	Includes FPD held by the National Treasury as well as other securitized credits. Excludes investments within and among government levels and any securities under the Exports Guarantee.
(4)	Includes repo operations carried out in the extra-market segment.
(5)	Includes credits granted to BNDES.
(6)	Share of FPD securities available for sale equals the difference between the FPD securities held by the Central Bank and outstanding repo operations.
(7)	Equalization of the financial result of exchange reserves operations and foreign exchange derivatives operations carried out by the Central Bank.
(8)	Excludes Petrobras and Eletrobras (partially privatized in 2022).
(9)	Accumulated GDP in the previous twelve months, in current prices.

Source: Central Bank.

Federal Public Debt

Federal Public Debt measures domestic and external debt incurred by the Federal Government only. It is comprised of (i) domestic federal public debt (Dívida Pública Federal Doméstica or DFPD, for its acronym in Portuguese), issued in local currency; and (ii) external federal public debt (Dívida Pública Federal Externa or EFPD, for its acronym in Portuguese), issued in foreign markets, mainly in foreign currency.

The following table sets forth Federal Public Debt for each of the periods indicated below.

Table No. 33

Federal Public Debt Indicators (1)

	2018	2019	2020	2021	2022
Stock of FPD Held By Public (R$ Billion)	3,877.1	4,248.9	5,009.6	5,613.7	5,951.4
Domestic	3,728.9	4,083.2	4,766.2	5,348.9	5,699.0
External	148.2	165.7	243.5	264.7	252.5
Stock of FPD Held By Public (% of GDP)
Domestic	53.2%	55.3%	62.6%	60.1%	57.5%
External	2.1%	2.2%	3.2%	3.0%	2.5%
FPD Profile (%)
Fixed Rate	33.0%	31.0%	34.8%	28.9%	27.0%
Inflation Linked	27.5%	26.0%	25.3%	29.3%	30.3%
Floating Rate	35.5%	38.9%	34.8%	36.8%	38.3%
Exchange Rate	4.0%	4.1%	5.1%	5.0%	4.5%
FPD Maturity Structure
Average Maturity (Years)	4.1	4.0	3.6	3.8	3.9
Average Life (Years)	5.7	5.4	4.8	5.2	5.2
Percentage Maturing in 12 Months (%)	16.3%	18.7%	27.6%	21.0%	22.1%
GDP (R$ Billion)	7,004	7,389	7,609.6	8,898.7	9,915.3

Note: Numbers may not total due to rounding.

(1)	Includes National Treasury’s domestic and external debt.

Source: Ministry of the Economy/National Treasury.

Public Debt Management

In managing the Federal Public Debt, the National Treasury seeks to meet the Public Sector Borrowing Requirements at the lowest possible long-term financing cost, while maintaining adequate risk levels. Since 2001, it has published an Annual Borrowing Plan, including guidelines for managing Federal Public Debt, such as (i) gradually replacing floating rate bonds with fixed rate or inflation-linked instruments; (ii) consolidating the share of exchange rate-linked instruments of outstanding debt, in accordance with long-term limits; (iii) relaxing the maturity structure, with special attention to short-term debt; (iv) increasing the average maturity of the outstanding debt; (v) developing the yield curve in both domestic and external markets (i.e. to issue benchmark bonds in the internal and external markets to provide price references to markets and enhance liquidity in the primary and secondary markets); (vi) increasing the liquidity of federal public securities on the secondary market; (vii) broadening the investor base; and (viii) improving the External Federal Public Debt profile through issuances of benchmark securities, buybacks and structured operations.

The 2022 Annual Borrowing Plan (“2022 Annual Borrowing Plan”), like the 2021 and 2020 Annual Borrowing Plans, focused on the replacement of floating-rate securities with fixed-rate and inflation-linked securities.

Table No. 34

Federal Public Debt Results and Annual Borrowing Plan 2022

	As of December 31, 2021	As of December 31, 2022	Reference Limits for 2022
			Minimum	Maximum
Stock of FPD (R$ Billion)
FPD	5,613.7	5,951.4	6,000.0	6,400.0
Composition - %
Fixed Rate	28.9%	27.0%	24.0%	28.0%
Inflation Linked	29.3%	30.3%	27.0%	31.0%
Floating Rate	36.8%	38.3%	38.0%	42.0%
Exchange Rate	5.0%	4.5%	3.0%	7.0%
Maturity Profile
Average Maturity (years)	3.8	3.9	3.8	4.2
% Maturing in 12 months	21.0%	22.1%	19.0%	23.0%

Note: Numbers may not total due to rounding.

Source: National Treasury.

Golden Rule

The Golden Rule is a fiscal rule used widely in the public finance context that only allows debt issuances to finance capital spending, and not current expenses (“Golden Rule”). The purpose of this rule is to prevent future generations from carrying the financial burden of current ones.

The Golden Rule is provided for in the Constitution (Article 167, item III), including the prerogative of the Federal Government to request the opening of additional or special credits in exceptional circumstances, in each case to be approved by an absolute majority in National Congress. In addition, noncompliance with the Golden Rule may be considered a crime of responsibility by the President. Compliance with the Golden Rule is verified at the end of the fiscal year.

In 2022, the federal government complied with the Golden Rule with a surplus of R$63.8 billion.

Internal Public Debt

Internal Public Debt Policy

The National Treasury monitors market conditions with the goal of ensuring the proper functioning of the Federal Government bond market. During periods of high volatility in the financial markets, the National Treasury may conduct offerings to purchase government debt securities in order to stabilize the market, including through auction processes.

Internal Public Debt Levels

In 2022, issuances were at R$1,052.6 billion and redemptions were at R$1,279.1 billion, leading to net redemptions of R$ 210.2 billion. As a result, the outstanding domestic debt increased 6.5% to R$5,699.0 billion in December 2022 from R$5,348.9 billion in December 2021, primarily due to net redemptions of R$218.2 billion and a positive interest earned through appropriations in the amount of R$556.0 billion.

The aggregate amount of federal domestic securities debt held by the Central Bank increased from R$2,029.4 billion (22.8% of GDP) in 2021 to R$2,155.5 billion (21.7% of GDP) in 2022. A significant portion of this portfolio was used as collateral in Central Bank repurchase operations, amounting to R$919.6 billion (9.3% of GDP) in 2022. For more information, refer to “Monetary Policy and Money Supply” in the “The Financial System” section.

External Public Debt

External Public Debt Policy

The current macroeconomic fundamentals and a comfortable volume of external reserves have allowed the National Treasury to adopt a qualitative approach to the external debt strategy, which translates into actively seeking to improve the external debt yield curve by issuing and consolidating ten- and thirty-years benchmark bonds in the USD global market, with increasing liquidity and lower costs for the Republic. The National Treasury has an early buyback program for external debt securities (“Early Buyback Program”), pursuant to which bonds that do not adequately reflect current borrowing costs are taken out of circulation. This strategy also mitigates the refinancing risk of such debt.

The table set forth below describes the buyback volume of securities taken out of circulation pursuant to the Early Buyback Program. The decrease in repurchases in recent years (compared to repurchases between 2007 and 2014 averaging US$2.3 billion in face value annually) is primarily related to the reduction in the outstanding amount of these securities over the past several years and the reduced frequency of external issuances by the National Treasury, which are natural consequences of the maintenance of a qualitative external debt strategy.

Table No. 35

External Public Debt Buyback Program

(In Millions of U.S. Dollars)

	2018	2019	2020	2021	2022
Face Value	123.7	0.0	0.0	0.0	0.0
Financial Value	148.5	0.0	0.0	0.0	0.0

Source: Ministry of the Economy; National Treasury.

Through issuances in international markets and advanced purchases of foreign currency, the National Treasury has sufficient cash to cover all external debt maturities in 2023.

External Public Debt Levels

In 2022, the outstanding amount of external federal public debt reached R$252.5 billion (US$48.4 billion), of which R$212.2 billion (US$40.7 billion) was debt securities and R$40.3 billion (US$7.7 billion) was contractual debt. The variation was mainly due to the depreciation of the Real against the basket of currencies that make up the stock of external debt.

The following table sets forth a summary of external federal debt for the periods indicated:

Table No. 36

External Federal Public Debt

(In Billions of Reais (R$), Except Percentages)

	2018	2019	2020	2021	2022
External Federal Public Debt (1)	148.2	165.7	243.5	264.7	252.5
EFPD (% of GDP)	2.1%	2.2%	3.3%	3.0%	2.5%
Securities	133.8	150.4	222.7	228.6	212.2
Global US$	118.5	135.0	205.4	217.8	203.8
Euro	4.5	4.6	6.5	—	—
Global BRL	10.8	10.8	10.8	10.8	8.4
Contractual	14.4	15.3	20.8	36.1	40.3
Multilateral Organizations	3.7	3.5	4.0	18.5	23.0
Private Financial Institutions/Gov. Agencies	10.7	11.9	16.7	17.6	17.3

Note: Numbers may not total due to rounding.

(1)	Values first converted to US$ and then converted to R$ at the spot foreign exchange rate as of the last day of the relevant month.

Source: National Treasury.

Securities Offerings in 2022

Although the 2022 Annual Borrowing Plan (Plano Annual de Financiamento or PAF, for its acronym in Portuguese) contemplated the possibility of the issuance of global bonds, the Treasury refrained from any such issuances due to adverse conditions prevailing in the internal and external market.

Regional Public Debt (State and Municipal)

Management

In 1997, after the deterioration of the financial situation of the states and state banks in the aftermath of the launch of the Plano Real, the Federal Government established a fiscal consolidation program for subnational governments. The fiscal consolidation program provided criteria for the consolidation, refinancing and bailout of subnational debt (state or municipal) and established targets that regional governments are required to follow with regards to financial debt, primary result, personnel expenses, investments, revenues and privatizations. Payments for renegotiated debt are guaranteed by the tax revenues of regional governments collected by the Federal Government and voluntary transfers from the Federal Government to regional governments. Upon a default by a subnational entity to the Federal Government, the Federal Government can enforce guarantees by withholding transfers of tax revenues or voluntary transfers.

The CMN has taken various measures to limit expansion of credit in the public sector, including by limiting the ability of state-level public sector financial entities to access additional indebtedness.

Complementary Law No. 156, enacted on December 28, 2016 authorized restructuring of debt owed by states to the Federal Government under the following circumstances: (i) extension of the maturity of the relevant state debt for up to 20 years; (ii) granting a six-month grace period for the payment of interest; and (iii) gradually increasing the total amount for each installment due after the grace period. The impact in revenue loss for the Federal Government until 2022 amounts to R$339.6 billion, in constant prices, adjusted by the December 2022 CPI.

Special Recovery Regime

In May 2017, regulation aimed at helping states facing serious fiscal imbalances was enacted (the “Special Recovery Regime”). The Special Recovery Regime contemplates the creation of a plan for each such state that (i) identifies the fiscal situation of the state; (ii) details relevant adjustment measures to be implemented; (iii) assesses the impact of the relevant measures; and (iv) sets forth deadlines for the adoption of such plan. Each plan has a maximum term of three years and may only be extended once.

The main benefit provided to the states by the Special Recovery Regime is a grace period and favorable conditions for the payment of their financial debt for a period of up to 9 years. Relevant adjustment measures may include limiting primary expenses, conducting a privatization program, reduction of tax benefits and increase in social security contributions.

In January 2021, the rules of the Special Recovery Regime were updated, by Complementary Law No. 178, which included changing the rules of eligibility for obtaining debt waiver, the benefits received, and the fiscal adjustment measures required. Under Complementary Law No. 178 eligibility rules, the program is available to states that cumulatively present (i) consolidated debt above net current revenue; (ii) current expenses greater than 95% of its current revenue; and (iii) liability stock larger than cash position.

As a result of the innovations implemented by Complementary Law No. 178, of 2021, the States of Rio de Janeiro, Goiás and Rio Grande do Sul completed the process of joining the Special Recovery Regime and are executing the respective Tax Recovery Plans. As of December 31, 2022, the State of Minas Gerais was in the process of preparing to join the Special Recovery Regime. See “Recent Developments” for updates with respect to the Special Recovery Regime.

Federal Government Guarantees

The Federal Government also guarantees certain loans to Brazilian sub-national governments. These loans are counter-guaranteed by collateral, including permitted transfers and the sub-national government’s revenues. The outstanding balance of guarantees granted by the Federal Government under sub-national loans decreased to R$276.9 billion in 2022 from R$303.4 billion in 2021. Factors such as loan agreement disbursements, price indexes (for domestic debt) as well as exchange rate variation have an impact on the outstanding balance of guarantees.

The Federal Government has paid liabilities incurred by the states and municipalities in the approximate amount of R$51.7 billion, of which (i) R$2.4 billion was paid in 2016; (ii) R$4.1 billion was paid in 2017; (iii) R$4.8 billion was paid in 2018; (iv) R$8.4 billion was paid in 2019; (v) R$13.3 billion was paid in 2020; (vi) R$9.0 billion was paid in 2021, and (vii) R$9.8 billion was paid in 2022. For additional information on this topic, please refer to “Special Recovery Regime and Federal Government Guarantees” in the “Recent Developments” section.

Contingent Liabilities

In addition to regular federal domestic securities debt issuances, the Federal Government may assume and restructure liabilities resulting from the disposal or winding-up of state-owned enterprises, subsidies and adjustments made prior to privatization processes. In the past, such liabilities have been restructured to synchronize their maturity dates with the payment capacity of the National Treasury, as well as to lengthen the maturity of public debt and to make transactions more transparent.

The Federal Government closely monitors its contingent liabilities. As required by the Fiscal Responsibility Law, the Budgetary Guidelines Law for each year contains an annex that provides information regarding fiscal risks and projections for the subsequent two years in terms of primary balances, debt stock and revenue and expenditure aggregates.

The main contingent liability monitored by the Federal Government concerns the Compensation Fund for Salary Fluctuation (Fundo de Compensação de Variações Salariais or “FCVS”). The creditors of this debt are the agents of the Housing Financial System (or their assignees) who signed financing agreements with mortgagees, especially in the 1970s and 1980s. Such agreements held salary equivalence clauses and coverage of the FCVS debtor balance.

External Debt Restructuring and Debt Record

Since its Brady Plan style restructuring on April 15, 1994, twenty-nine years ago, Brazil has timely serviced its external debt without defaults.

Rating Agencies

In April 2022, Moody’s confirmed Brazil’s long-term foreign currency sovereign credit rating at Ba2 and maintained the stable outlook. In June 2022, S&P confirmed Brazil’s long-term foreign currency sovereign credit rating at BB- and maintained the stable outlook. In December 2022, Fitch confirmed Brazil’s long-term foreign currency sovereign credit rating at BB-, and revised the outlook from negative to stable.

TABLES AND SUPPLEMENTARY INFORMATION

Table No. 37

External Direct Debt of the Federal Government (1)

(In Millions of Currency of Denomination)

Type	Interest	Issue Date (2)	Final Maturity	Currencies (3)	Principal Amount (2) Outstanding at Dec 31, 2022	Interest (4)
Multilateral Organizations
World Bank	Variable	20-Feb-09	1-Aug-23	USD	0.4	5.19%
World Bank	Variable	10-Feb-10	1-Feb-37	USD	21.7	5.89%
World Bank	Variable	13-Jan-11	1-Dec-39	USD	54.4	5.14%
World Bank	Variable	22-Jun-10	1-Dec-38	USD	2.7	5.14%
World Bank	Variable	12-Apr-12	1-Nov-41	USD	137.3	5.14%
World Bank	Variable	31-May-11	1-May-40	USD	26.1	5.14%
World Bank	Variable	20-Nov-12	1-Jun-41	USD	15.6	5.14%
World Bank	Variable	25-Sep-12	1-Sep-29	USD	33.5	5.14%
World Bank	Variable	28-Dec-17	1-Mar-62	USD	6.2	6.50%
World Bank	Variable	9-Jan-19	1-Dec-37	USD	3.0	6.79%
World Bank	Variable	19-Nov-18	1-Jun-43	USD	168.1	6.64%
World Bank	Variable	10-Dec-21	1-Jun-42	USD	0.7	6.94%
World Bank	Variable	17-Aug-21	1-Mar-31	USD	997.5	5.94%
				Total (World Bank)	1,467.1

IDB	Variable	22-Feb-08	1-Jul-25	USD	6.4	3.50%
IDB	Variable	22-Feb-08	1-Jul-26	USD	14.8	3.50%
IDB	Variable	9-Jul-09	1-Mar-30	USD	0.8	4.77%
IDB	Variable	8-Nov-10	1-Sep-30	USD	2.2	4.77%
IDB	Variable	3-Nov-10	1-Dec-32	USD	3.1	4.77%
IDB	Variable	9-May-13	1-Jan-32	USD	2.7	4.77%
IDB	Variable	20-Dec-10	1-Dec-30	USD	76.8	4.77%

IDB	Variable	8-Feb-11	1-Jun-30	USD	1.6	4.77%
IDB	Variable	14-Mar-14	1-Nov-32	USD	4.2	4.77%
IDB	Variable	11-Jul-14	1-Sep-33	USD	7.0	4.77%
IDB	Variable	9-Mar-15	1-Jun-28	USD	3.8	4.77%
IDB	Variable	15-Dec-14	1-Nov-28	USD	6.3	5.67%
IDB	Variable	17-Jul-18	1-Dec-42	USD	101.3	4.77%
IDB	Variable	18-Feb-20	1-Jun-25	USD	95.6	5.57%
IDB	Variable	7-Dec-20	1-Nov-47	USD	1.8	5.57%
IDB	Variable	23-Jun-21	1-Sep-45	USD	1,000.0	5.66%
IDB	Variable	24-Jun-22	1-Sep-46	USD	200.0	5.66%

				Total (IDB)	1,528.5

Others	Variable	20-Feb-15	01-Dec-38	USD	1.6	9.74%
Others	Variable	24-Feb-15	01-May-40	EUR	6.4	9.74%
Others	Variable	03-Feb-21	01-Dec-40	USD	347.0	6.94%
Others	Variable	05-Feb-21	01-Mar-50	USD	997.5	6.49%
		Total Others (from Multilateral Organizations)			1,352.6
Total (Multilateral Organizations)					4,348.1

Foreign governments

Governments Agencies	Variable	20-Oct-10	1-Apr-28	JPY	7.9	0.26%
Governments Agencies	Variable	8-Oct-19	1-Oct-39	USD	58.7	3.56%
Governments Agencies	Variable	8-Oct-19	1-Oct-39	SEK	696.2	2.19%
Governments Agencies	Variable	8-Oct-19	1-Oct-39	USD	38.6	3.56%
Governments Agencies	Variable	8-Oct-19	1-Oct-39	SEK	1,167.1	2.19%
Governments Agencies	Variable	24-Jun-21	1-Sep-40	EUR	213.5	4.33%
Governments Agencies	Variable	11-Nov-22	1-May-37	EUR	373.6	3.37%

Total (Foreign Governments)					2,555.6

BONDS
Bonds (GLOBAL)
Global 23	2.63%	29-Aug-22	1-Jan-23	USD	2,150.0	2.63%

Global 24	8.88%	22-Mar-01	1-Apr-24	USD	1,071.2	6.60%
Global 25	8.75%	27-Oct-15	1-Feb-25	USD	740.7	8.75%
Global 25B	4.25%	20-Sep-22	1-Jan-25	USD	4,300.0	4.25%
Global 25C	2.88%	10-Jun-20	1-Jun-25	USD	1,654.5	2.88%
Global 26	6.00%	22-Sep-22	1-Apr-26	USD	2,176.2	6.00%
Global 27	10.13%	9-Jun-97	1-May-27	USD	280.9	10.13%
Global 27	10.13%	27-Mar-98	1-May-27	USD	585.9	10.13%
Global 28	4.63%	13-Oct-17	1-Jan-28	USD	2,878.0	4.63%
Global 29	4.50%	28-Mar-19	1-May-29	USD	1,859.8	4.50%
Global 30	12.25%	22-Sep-22	1-Jan-30	USD	237.6	12.25%
Global 30B	3.88%	10-Jun-20	1-Jun-30	USD	3,044.8	3.88%
Global 34	8.25%	22-Oct-14	1-Jan-34	USD	1,540.4	8.25%
Global 37	7.13%	9-Nov-15	1-Jan-37	USD	1,703.3	7.13%
Global 41	5.63%	6-Mar-15	1-Jan-41	USD	1,883.8	5.63%
Global 45	5.00%	1-Aug-14	1-Jan-45	USD	2,454.8	5.00%
Global 47	5.63%	22-Sep-22	1-Feb-24	USD	2,789.3	5.63%
Global 50	4.75%	14-Nov-19	1-Jan-50	USD	2,798.6	4.75%
Global BRL 22	12.50%	13-Sep-06	1-Dec-22	BRL	8.1	12.50%
Global BRL 24	8.50%	27-Apr-12	1-Jan-24	BRL	577.2	8.50%
Global BRL 28	10.25%	29-Sep-22	1-Jan-28	BRL	913.2	10.25%
Global 31	3.75%	7-Jul-21	1-Sep-31	USD	1,500.0	3.88%

				Total (“Globals”)	37,148.1

TOTAL (BONDS)					37,148.1

Commercial Banks
Import Financing Credits with
Guarantee of Foreign Governments	5.10%	21-Oct-10	1-Jun-27	EUR	206.4	5.50%
Import Financing Credits without
Guarantee of Foreign Governments	5.50%	8-Nov-10	1-May-28	EUR	448.0	5.50%
Import Financing Credits without
Guarantee of Foreign Governments	0.00%	18-Jul-05	1-Dec-24	USA	6.6	5.10%

Loans	Variable	1-Sep-00	1-Apr-35	GBP	0.1	4.64%

Total (Commercial Banks)					661.1

Others
Import Financing Credits without
Guarantee of Foreign Governments	8.42%	15-Apr-97	1-May-27	USD	5.8	8.42%

Total (Others)					5.8

Total			Total Amount		44,718.7

(1)	Does not include debt incurred by the Central Bank.
(2)	In the case of multiple tranches, the date refers to the first issuance of the security.
(3)	Currencies other than U.S. dollars translated into U.S. dollars by the exchange rate (selling) as of December 31, 2022.
(4)	In the case of variable rates, the interest rate refers to the last coupon paid.

Note: Numbers may not total due to rounding.

Source: Central Bank.

Table No. 38

External Debt Guaranteed by the Federal Government (1)

(In Millions of U.S. Dollars)

Type	Interest	Issue Date	Final Maturity	Currencies	Amount Disbursed	Principal Amount Outstanding as of Dec 31, 2022
I. To Public Entities
Multilateral Organizations
World Bank	Various	Various	Various	Various	18,380	14,392
Inter-American Development Bank (IDB)	Floating Rate	Various	Various	Various	20,253	12,672
International Monetary Fund (IMF)	Floating Rate	Various	Various	SDR	4,029	17,926
Others	Various	Various	Various	Various	3,150	1,957
				Total (Multilateral Organizations)		46,947

Foreign Governments
Import Financing Credits	Fixed Rate	Various	Various	Various	228	37
Original Loans	Various	Various	Various	Various	2,322	1,292
				Total (Foreign Governments)		1,329

Commercial Banks
Import Financing Credits without Guarantee of Foreign Governments	Floating Rate	Various	Various	Various	471	17
Loans	Floating Rate	Various	Various	Various	238	270
				Total (Commercial Banks)		287

				Total for Public Entities		48,563
II. To Private Companies
Loans (2)	Various	Various	Various	Various	0	0

III. Intercompany Loans
	Various	Various	Various	Various	0	0
				Total for Private Entities		0
				Total for Public and Private Entities		48,563

Note: Numbers may not total due to rounding.

(1)	Currencies other than U.S. Dollars are translated into U.S. Dollars with reference to the exchange rate (sell side) on December 31, 2022.
(2)	Includes privatized companies.

Source: Central Bank.

Table No. 39

Internal Securities Debt of the Republic

(In Millions of U.S. Dollars(1))

Name	Index (1)	Interest Rate	Issuance Date	Final Maturity	Outstanding as of Dec 31, 2022
National Treasury Letters (NTL)	Fixed	— (2)	Various (Jan 2016-Jul 2022)	Various (Jan 2023-Jan 2029)	$211,299
National Treasury Notes (NTN)
A Series		$6.00%	(Dec 1997)	(Apr 2024)	$3,665
B Series	IPCA	6.00%	Various (Mar 2002-Jan 2022)	Various (Mar 2023-Aug 2060)	$327,805
C Series	IGP-M	6% and 12%	(Jan 2001)	(Jan 2031)	$15,386
F Series	Fixed	10%	Various (Jan 2012-Jan 2022)	Various (Jan 2023-Jan 2033)	$95,133
I Series		$0% and 12%	(Apr 2001)	Various (Jan 2023-Jul 2037)	$348
P Series	TR	6.00%	Various (Jan 2008-Jan 2014)	Various (Jan 2024-Jan 2030)	$45
Financial Treasury Letters (FTL)	Overnight	—	Various (Jan 2017-Oct 2022)	Various (Mar 2023-Mar 2029)	$435,551
National Treasury Certificate (CTN)	IGP-M	12%	Various (Jan 2003-Aug 2004)	Various (Jan 2023-Aug 2024)	$438
Financial Treasury Certificate (CFT)
A Series	IGP-DI	6% and 12%	(Sep 1998)	(Sep 2028)	$308
B Series	TR	6.00%	Various (Nov 1998-Jan 2006)	Various (Nov 2028-Jan 2036)	$10
D Series		$0% and 6%	Various (May 2001-Apr 2002)	(May 2031)	$362
E Series	IGP-M	Various	Various (Dec 2000-Jan 2018)	Various (Dec 2030-Jan 2048)	$1,192

Securitized Credits	IGP-DI	Various	Various (Jan 1992-Jun 1998)	Various (Jan 2023-Jul 2040)	$7
	TR	Various	(Jan 1997)	Various (Jan 2023-Jan 2027)	$594
Public Debt Certificate (CDP)	TR	Various	Various (Mar 1998-Mar 2002)	Various (Mar 2028-Mar 2032)	$0
Agrarian Debt Securities (TDA)	TR	Various	Various	Various (Jan 2023-May 2035)	$96
Total					$1,092,239

Note: Numbers may not total due to rounding.

(1)

Securities indexed to each indicated rate/index: Overnight = Central Bank’s overnight rate; IGP-M = General Price Index (market based); $ = U.S. dollar exchange rate; TR = Index based on average daily rate of certificates of deposit issued by certain major Brazilian banks; and IGP-DI = General Price Index (internal availability).

(2)	Zero-coupon securities issued at a discount from their face amount.

Source: National Treasury.